Exhibit 10.8

Execution Version

SAZKA GROUP A.S.

as Issuer,

SAZKA CZECH A.S.

as Guarantor,

LUCID TRUSTEE SERVICES LIMITED,

as Trustee,

THE BANK OF NEW YORK MELLON, LONDON BRANCH,

as Principal Paying Agent

and

THE BANK OF NEW YORK MELLON SA/NV, LUXEMBOURG BRANCH,

as Registrar and Transfer Agent

INDENTURE

Dated as of November 15, 2019

€300,000,000 4 1⁄8% SENIOR NOTES DUE 2024

Page
EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS

INDENTURE dated as of November 15, 2019 among SAZKA Group a.s., a joint stock company incorporated under the laws of the Czech Republic (the “Issuer”), SAZKA Czech a.s (the “Guarantor”), Lucid Trustee Services Limited, as Trustee, The Bank of New York Mellon, London Branch, as Principal Paying Agent and The Bank of New York Mellon SA/NV, Luxembourg Branch, as Registrar and Transfer Agent.

The Issuer and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the 4 1⁄8% Senior Notes due 2024 in an aggregate principal amount of €300,000,000 (the “Initial Notes”) and the Holders of any Additional Notes (as defined below and, together with the Initial Notes, the “Notes”):

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions.

“144A Global Note” means a Global Note representing the Notes, bearing the Global Note Legend and the Private Placement Legend and deposited with and registered in the name of a nominee for Euroclear and Clearstream, that will be issued and sold in reliance on Rule 144A.

“Acquired Indebtedness” means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, (2) assumed in connection with the acquisition of assets from such Person, in each case whether or not incurred by such Person in connection with such Person becoming a Restricted Subsidiary or such acquisition or (3) of a Person at the time such Person merges with or into or consolidates or otherwise combines with the Issuer or any Restricted Subsidiary. Except as otherwise specifically set forth herein, Acquired Indebtedness shall be deemed to have been incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (3) of the preceding sentence, on the date of the relevant merger, consolidation or other combination.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Section 2.02 hereof, as part of the same series as the Initial Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means any Registrar, Transfer Agent, Authenticating Agent or Paying Agent (together, the “Agents”).

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(a)	1.0% of the principal amount of such Note, and

(b)

the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of such Notes at November 20, 2021 (such redemption price being set forth in the table appearing in Section 3.07(c), plus (ii) all required remaining scheduled interest payments due on such Note through November 20, 2021 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Bund Rate as of the date of such redemption notice plus 50 basis points over (b) the then outstanding principal amount of such Note.

For the avoidance of doubt, the calculation of the Applicable Premium shall not be an obligation or the responsibility of the Trustee, the Registrar, the Transfer Agent or any Paying Agent.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of Euroclear and Clearstream.

“Asset Sale” means:

(a)

the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions (including by way of a Sale and Lease-Back Transaction), of property or assets of the Issuer or any of its Restricted Subsidiaries; or

(b)	the issuance, sale, transfer or other disposition of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions;

in each case, referred to in this definition as a “disposition”, other than:

(i)

any disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged, unnecessary, unsuitable or worn out property or equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale or no longer used or useful in the ordinary course of business;

(ii)

the disposition of all or substantially all of the assets of the Issuer or a Guarantor in a manner permitted pursuant to the provisions described under Section 5.01 or any disposition that constitutes a Change of Control pursuant to this Indenture;

(iii)	the making of any Restricted Payment that is permitted to be made, and is made, under Section 4.07 or any Permitted Investment;

(iv)

any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than the greater of €20.0 million and 5.4% of Pro Rata EBITDA;

(v)	any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

(vi)	any exchange of like property (excluding any boot thereon) for use in a Permitted Business;

(vii)	the lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business;

(viii)	any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(ix)	foreclosures, condemnation, expropriation, forced dispositions or any similar action with respect to assets or the granting of Liens not prohibited by this Indenture;

(x)

sales of accounts receivable, or participations therein, or Securitization Assets (other than royalties or other revenues (except accounts receivable)) or related assets, or any disposition of the Equity Interests in a Subsidiary, all or substantially all of the assets of which are Securitization Assets, in each case in connection with any Qualified Securitization Facility or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business;

(xi)

any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease- Back Transactions and asset securitizations permitted by this Indenture;

(xii)	the sale, discount or other disposition of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(xiii)

the licensing, sub-licensing or cross-licensing of brands in the ordinary course of business, at fair market value (determined by a majority of disinterested directors of the Board of Directors of the Issuer) and on arm’s length terms;

(xiv)	any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(xv)	the unwinding of any Hedging Obligations;

(xvi)

sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; provided that any proceeds are applied in compliance with Section 4.10;

(xvii)

the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Issuer are not material to the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole;

(xviii)	the issuance by a Restricted Subsidiary of Preferred Stock or Disqualified Stock that is permitted by Section 4.09;

(xix)	the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law;

(xx)

any disposition of assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Issuer or any Restricted Subsidiary to such Person; and

(xxi)

the disposition of shares of OPAP attributable to investors in EDVCIC other than the Issuer or its Affiliates held directly or indirectly by EDVCIC resulting from the exit of such investors from EDVCIC pursuant to the terms of the applicable shareholders’ agreement or the articles of incorporation of EDVCIC.

“Bankruptcy Law” means the U.K. Insolvency Act 1986, as amended (together with the rules and regulations made pursuant thereto), Title 11, United States Bankruptcy Code of 1978, or any similar United States federal or state law or relevant law in any jurisdiction or organization or similar foreign law (including, without limitation, the laws of the Czech Republic, relating to the capability of a debtor to pay its debts, the debtor’s over-indebtedness or lack of assets to cover a debtor’s outstanding debt or relating to moratorium, bankruptcy, insolvency, receivership, winding up, examinership, liquidation, reorganization or relief of debtors) or any amendment to, succession to or change in any such law.

“Bloomberg” means any private electronic information service provided by Bloomberg L.P. or any of its Affiliates, or any of their respective successors.

“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board or other governing body. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Issuer.

“Bund Rate” means, with respect to any redemption date, the yield to maturity at the time of computation of direct obligations of the Federal Republic of Germany (Bunds or Bundesanleihen) with a constant maturity (as officially compiled and published in the most recent financial statistics that has become publicly available at least two Business Days (but not more than five Business Days) prior to the redemption date (or, if such financial statistics are not so published or available, any publicly available source of similar market data selected in good faith by the Board of Directors or a member of senior management of the Issuer) most nearly equal to the period from the redemption date to November 20, 2021; provided, however, that if the period from the redemption date to November 20, 2021 is not equal to the constant maturity of a direct obligation of the Federal Republic of Germany for which a weekly average yield is given, the Bund Rate shall be obtained by linear interpolation (calculated to the nearest one twelfth of a year) from the weekly average yields of direct obligations of the Federal Republic of Germany for which such yields are given, except that if the period from the redemption date to November 20, 2021 is less than one year, the weekly average yield on actually traded direct obligations of the Federal Republic of Germany adjusted to a constant maturity of one year shall be used.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(a)	in the case of a corporation, corporate stock or shares in the capital of such corporation;

(b)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital or finance lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with IFRS; provided, that no obligation which would have been classified as an operating lease prior to the implementation of IFRS 16 (Leases) or any successor thereto shall constitute Capitalized Lease Obligations.

“CASAG” means Casinos Austria AG and its subsidiaries.

“Cash Equivalents” means:

(a)	United States dollars;

(b)

(i)	Canadian dollars, pounds sterling, yen, euros or any national currency of any participating member state of the EMU; or

(ii)	in such local currencies held by the Issuer or any Restricted Subsidiary from time to time in the ordinary course of business or consistent with past practices;

(c)

securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government, the United Kingdom government or the government of any member of the European Union or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(d)

certificates of deposit, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $250 million;

(e)

repurchase obligations for underlying securities of the types described in clauses (c), (d), (g) and (h) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (d) above;

(f)

commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(g)

marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(h)

readily marketable direct obligations issued by any state, commonwealth or territory of the United States, the United Kingdom or the European Union or any political subdivision, public instrumentality or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(i)

Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated “AAA–” (or the equivalent thereof) or better by S&P or “Aaa3” (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(j)

securities with maturities of 12 months or less from the date of acquisition backed by standby letters of credit issued by any financial institution or recognized securities dealer meeting the qualifications specified in clause (d) above;

(k)	Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition; and

(l)	investment funds investing at least 90% of their assets in securities of the types described in clauses (a) through (k) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) and (b) above.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes under this Indenture regardless of the treatment of such items under IFRS.

“Change of Control” means the occurrence of any of the following after the Issue Date:

(a)

the sale, lease, transfer, conveyance or other disposition in one or a series of related transactions (other than by merger, consolidation or amalgamation), of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than any Permitted Holder or a Guarantor that is a Restricted Subsidiary; or

(b)

the Issuer becomes aware of the acquisition by (A) any Person (other than any Permitted Holder) or (B) Persons (other than any Permitted Holders) that are together a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50.0% of the total voting power of the Voting Stock of the Issuer directly or indirectly through any of its Holding Companies.

Notwithstanding the preceding or any provision of Rule 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own securities subject to an equity or asset purchase agreement, merger agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the transactions contemplated by such agreement and (ii) if any group includes one or more Permitted Holders, the issued and outstanding Voting Stock of the Issuer beneficially owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by any other member of such group for purposes of determining whether a Change of Control has occurred.

“Clearstream” means Clearstream Banking, a société anonyme as currently in effect or any successor securities clearing agency.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Depositary” means, with respect to the Notes, The Bank of New York Mellon, London Branch until a successor replaces it and thereafter the successor serving hereunder.

“consolidated” means, unless otherwise specifically indicated, with respect to any Person, such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(a)	to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(b)	to advance or supply funds,

(i)	for the purchase or payment of any such primary obligation; or

(ii)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(c)

to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Investor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Issuer and/or other companies.

“Credit Facility” means, with respect to the Issuer or any Restricted Subsidiary, one or more debt facilities, arrangements, instruments, trust deeds or indentures (including commercial paper facilities and overdraft facilities) with banks, institutions or investors providing for revolving credit loans, performance guarantees, term loans, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), notes, letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks, institutions or investors and whether provided under one or more other credit or other agreements, indentures, financing agreements or otherwise) and, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledges, agreements, security agreements and collateral documents).

Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (2) adding Restricted Subsidiaries of the Issuer as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract, currency derivative or other similar agreement to which such Person is a party or a beneficiary.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Registered Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.01 hereof, substantially in the form of Exhibit A hereto and bearing the Private Placement Legend, except that the Note shall not bear the Global Note Legend and shall not have the “Schedule of Increases, Decreases or Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, Euroclear and Clearstream, in each case, including any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision(s) of this Indenture.

“Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of intangible assets and capitalized software expenditures of such Person for such period determined in accordance with IFRS.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by a principal financial or executive officer of the Issuer, less the amount of Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of or collection or payment on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any Holding Company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by a principal financial or executive officer of the Issuer or the applicable parent company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (C) of Section 4.07(a).

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the Stated Maturity date of the Notes or the date the Notes are no longer outstanding; provided, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Capital Stock held by any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries, any of its Holding Companies or any other entity in which the Issuer or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors of the Issuer (or the compensation committee thereof), in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries or in order to satisfy applicable statutory or regulatory obligations.

“EBITDA” means, with respect to any Person for any period, the Net Income of such Person for such period:

(a)

increased (without duplication) by the following, in each case (other than with respect to clauses (viii) and (xi)) to the extent deducted (and not added back) in determining Net Income for such period:

(i)

provision for taxes based on income or profits or capital, including, without limitation, federal, state, franchise and similar taxes, any charges incurred by such Person pursuant to any Tax Sharing Agreement, withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations) and the net tax expense associated with any adjustments made pursuant to clauses (a) through (o) of the definition of “Net Income”; plus

(ii)

Interest Expense of such Person for such period (including (x) net losses on Hedging Obligations or other derivative instruments, (y) bank fees and other financing fees and (z) costs of surety bonds in connection with financing activities); plus

(iii)	Depreciation and Amortization Expense of such Person for such period; plus

(iv)

the amount of any restructuring charges or reserves, equity-based or non-cash compensation charges or expenses including any such charges or expenses arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, retention charges (including charges or expenses in respect of incentive plans), start-up or initial costs for any project or new production line, division or new line of business or other business optimization expenses or reserves including, without limitation, costs or reserves associated with improvements to IT and accounting functions, integration and facilities opening costs or any one time costs incurred in connection with acquisitions, Investments, issuance of Capital Stock or issuance of any Indebtedness and costs related to the closure and/or consolidation of facilities; plus

(v)

any other non-cash charges, including any write-offs or write-downs reducing Net Income for such period (provided, that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) the Issuer may elect not to add back such non-cash charge in the current period and (B) to the extent the Issuer elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(vi)

the amount of any non-controlling interest or minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary; plus

(vii)

the amount of management, monitoring, consulting, advisory fees and other fees (including termination fees) and indemnities and expenses paid or accrued in such period under any management agreement (and any related agreements or arrangements) to the Investors to the extent otherwise permitted under Section 4.11; plus

(viii)

the amount of “run rate” cost savings, operating expense reductions and synergies related to mergers and other business combinations, acquisitions, divestitures, restructurings, cost savings initiatives and other similar initiatives consummated after the Issue Date that are reasonably identifiable and factually supportable and projected by the Issuer in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of a responsible chief financial or accounting officer of the Issuer) within 24 months after a merger or other business combination, acquisition, divestiture, restructuring, cost savings initiative or other initiative is consummated, net the amount of actual benefits realized during such period from such actions, provided, that such cost savings, operating expense reductions and synergies shall not exceed 25% of Pro Rata EBITDA for the relevant period, plus

(ix)	the amount of loss or discount on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Facility; plus

(x)

any costs or expense incurred by such Person pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interest of the Issuer (other than Disqualified Stock and Designated Preferred Stock) solely to the extent that such net cash proceeds (i) are excluded from the calculation set forth in clause (C) of Section 4.07(a) and (ii) do not constitute Excluded Contributions or Parent Debt Contributions and are not used to incur Indebtedness pursuant to Section 4.09(b)(xiii)(A); plus

(xi)

cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (b) below for any previous period and not added back; plus

(xii)	(as a positive number) any net loss from disposed, abandoned or discontinued operations; plus

(xiii)	interest income or investment earnings on intellectual property, royalty or license receivables;

(b)	decreased (without duplication) by the following, in each case to the extent included in determining Net Income for such period:

(i)

non-cash gains increasing Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase EBITDA in such prior period; plus

(ii)	(as a positive number) any net income from disposed, abandoned or discontinued operations.

“EDVCIC” means Emma Delta Variable Capital Investment Company.

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale or issuance of common stock or Preferred Stock of the Issuer or any of its Holding Companies (excluding Disqualified Stock) (to the extent contributed to the equity of the Issuer, including as Subordinated Shareholder Funding (other than through Disqualified Stock)), other than:

(a)	public offerings with respect to the Issuer’s or any Holding Company’s common stock registered on Form S-4, Form F-4, or Form S-8;

(b)	issuances to any Subsidiary or Restricted Affiliate of the Issuer; and

(c)	any such public or private sale or issuance that constitutes an Excluded Contribution or a Parent Debt Contribution.

“euro” or “€” means the single currency of participating member states of the EMU.

“Euro Equivalent” means, except as otherwise specifically set forth herein, with respect to any monetary amount in a currency other than euro, at any time of determination thereof by the Issuer or the Trustee, the amount of euro obtained by converting such currency other than euro involved in such computation into euro at the spot rate for the purchase of euro with the applicable currency other than euro as published in The Financial Times in the “Currency Rates” section (or, if The Financial Times is no longer published, or if such information is no longer available in The Financial Times, such source as may be selected in good faith by the Issuer) on the date of such determination.

“Euroclear” means Euroclear Bank SA/NV, or any successor securities clearing agency.

“European Government Obligations” means direct obligations of, or obligations guaranteed by, a member state of the European Union as in effect on December 31, 2013, and the payment of which the full faith and credit of such member state of the European Union.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer from:

(a)	contributions to its common equity capital (other than proceeds from the sale of Designated Preferred Stock);

(b)	dividends, distributions, fees and other payments from any joint ventures that are not Restricted Subsidiaries; and

(c)

the sale (other than to a Subsidiary or a Restricted Affiliate of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case, designated as Excluded Contributions pursuant to an Officer’s Certificate executed by a principal financial or executive officer of the Issuer on the date such capital contributions are made or the date such Capital Stock is sold, as the case may be, which are excluded from the calculation set forth in clause (C) of Section 4.07(a), 4.07(b) and the definition of “Permitted Investments” and which are not a Parent Debt Contribution.

“fair market value” shall be determined in good faith by the Issuer and may be conclusively established by means of an Officer’s Certificate or a resolution of the Board of Directors of the Issuer setting out such fair market value as determined by such Officer or such Board of Directors in good faith.

“Finance Subsidiary” means a wholly-owned Restricted Subsidiary of the Issuer, (i) the operations of which primarily comprise (A) the making of payments under, and refinancing, the Slovak Bonds, (B) the incurrence of Indebtedness from time to time to finance the operations of the Issuer or its Restricted Subsidiaries or (C) other activities which are incidental, related to or ancillary to clause (i), including activities related to the establishment or maintenance of corporate existence and (ii) which owns no material assets other than (a) the intercompany loan representing the proceeds of its Indebtedness and (b) any Indebtedness issued by itself upon a repurchase, redemption or other acquisition thereof, provided, that no Restricted Subsidiary shall be deemed to be a Finance Subsidiary to the extent any Indebtedness of such Restricted Subsidiary is guaranteed by, or the proceeds therefrom are on-lent to, any Restricted Subsidiary that is not a Guarantor.

“Fitch” means Fitch Ratings Ltd. and any successor to its rating agency business.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(a)	Interest Expense of such Person for such period;

(b)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(c)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Global Note Legend” means the legend set forth in Section 2.06(f)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means each 144A Global Note and Regulation S Global Note, together.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under this Indenture and the Notes.

“Guarantor” means SAZKA Czech a.s. and any other Subsidiary of the Issuer that Guarantees the Notes in accordance with the terms of this Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer, modification or mitigation of interest rate, currency or commodity risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Holding Company” means any Person that is a direct or indirect parent company of the relevant Person (including, for the avoidance of doubt, any holding companies established by any Permitted Holder for purposes of holding its investment in the Issuer).

“IFRS” means International Financial Reporting Standards (formerly International Accounting Standards) (“IFRS”) endorsed from time to time by the European Union or any variation thereof with which the Issuer or its Restricted Subsidiaries are, or may be, required to comply; provided, that at any date after the Issue Date, the Issuer may make an irrevocable election to establish that “IFRS” shall mean IFRS as in effect on a date that is on or prior to the date of such election. Notwithstanding anything to the contrary (including in the financial definitions set out in this Agreement), when calculating all ratios, baskets and determinations based upon IFRS to be calculated or made pursuant to this Indenture, the Issuer shall account for leases in a manner consistent with IFRS prior to the effective date of IFRS 16 (Leases) and any successor standard thereto (or any equivalent measure under the Accounting Principles).

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), the estates of such individual and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(a)	the principal of indebtedness of such Person for borrowed money;

(b)	the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c)

all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of incurrence), in each case only to the extent that the underlying obligation in respect of which the instrument was issued would be treated as Indebtedness;

(d)

the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), where the deferred payment is arranged primarily as a means of raising finance, which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(e)	Capitalized Lease Obligations of such Person;

(f)

the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(g)

the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(h)	guarantees by such Person of the principal component of Indebtedness of other Persons to the extent guaranteed by such Person; and

(i)

to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amounts of funds borrowed and then outstanding and the amount of reimbursement obligations in respect of letters of credit thereunder. The amount of Indebtedness of any Person at any date shall be determined as set forth above or as otherwise provided in this Indenture, and (other than with respect to letters of credit or guarantees or Indebtedness specified in clause (g) or (h) above) shall equal the amount thereof that would appear on a balance sheet of such Person (excluding any notes thereto) prepared on the basis of IFRS.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(a)

Contingent Obligations incurred in the ordinary course of business, obligations under or in respect of Qualified Securitization Facilities and accrued liabilities incurred in the ordinary course of business that are not more than 90 days past due;

(b)

in connection with the purchase by the Issuer or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 180 days thereafter;

(c)

any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes or under any Tax Sharing Agreement;

(d)	Subordinated Shareholder Funding;

(e)	prepayments of deposits received from clients or customers in the ordinary course of business;

(f)	obligations under any license, permit, or other approval (or guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business;

(g)	deferred or prepaid revenues;

(h)

Indebtedness in respect of the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness in respect of standby letters of credit, bid bonds, performance bonds or surety bonds provided by the Issuer or any Restricted Subsidiary in the ordinary course of business to the extent such letters of credit or bonds are not drawn upon or, if and to the extent drawn upon are honored in accordance with their terms and if to be reimbursed, are reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit or bond;

(i)

Indebtedness incurred by the Issuer or a Restricted Subsidiary in connection with a transaction where a substantially concurrent Investment is made by the Issuer or a Restricted Subsidiary in the form of cash deposited with the lender of such Indebtedness, or a Subsidiary or Affiliate thereof, in an amount equal to such Indebtedness. For the avoidance of doubt, if any Indebtedness is excluded pursuant to this clause (i), any associated cash deposited in connection therewith shall not offset the Pro Rata Fixed Charge Coverage Ratio, the Pro Rata Net Leverage Ratio, or the Pro Rata Priority Net Leverage Ratio;

(j)	any lease, concession or license of property (or guarantee thereof) which would be considered an operating lease under IFRS prior to the adoption of IFRS 16 (Leases);

(k)	any asset retirement obligations; or

(l)	any liability for taxes.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm, appraiser or consultant to Persons engaged in Permitted Businesses of internationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Public Offering” means an Equity Offering of common stock or other common equity interests of the Issuer or any parent or any successor of the Issuer or any parent (the “IPO Entity”) as a result of which, the shares of common stock or other common equity interests of the IPO Entity in such offering are listed on an internationally recognized exchange or traded on an internationally recognized market.

“Interest Expense” means, with respect to any Person for any period (in each case, determined on the basis of IFRS), the net interest income/expense of such Person, whether paid or accrued, including any pension liability interest cost, plus or including (without duplication) any interest, costs and charges consisting of:

(a)	interest expense attributable to Capitalized Lease Obligations;

(b)	amortization of debt discount, debt issuance cost and premium;

(c)	non-cash interest expense;

(d)	commissions, discounts and other fees and charges owed with respect to financings not included in clause (b) above;

(e)	costs associated with Hedging Obligations and any foreign currency losses;

(f)

dividends or other distributions in respect of all Disqualified Stock of the Issuer and all Preferred Stock of any Restricted Subsidiary times a fraction, the numerator of which is one and the denominator of which is one minus the then current applicable statutory tax rate of such Person (if positive) expressed as a decimal, to the extent held by Persons other than the Issuer or a Restricted Subsidiary of the Issuer;

(g)	the interest expense that was capitalized during such period; and

(h)

interest expense related to any guarantee or Lien given by the Issuer or any Restricted Subsidiary relating to Indebtedness or another obligation of any other Person (whether or not such guarantee or Lien is called upon), provided, that any interest expense in respect of any Subordinated Shareholder Funding shall not constitute Interest Expense.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or a beneficiary.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P and Fitch, or if the applicable securities are not then rated by Moody’s, S&P or Fitch, an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(a)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(b)

debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries and Restricted Affiliates;

(c)	investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(d)	corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to employees, directors, officers, managers and consultants, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by IFRS to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07:

(a)

“Investments” will include the portion (proportionate to the Issuer’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary;

(b)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer; and

(c)

if the Issuer or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Issuer or any Restricted Subsidiary in such Person remaining after giving effect thereto shall not be deemed to be a new Investment at such time.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in Cash Equivalents by the Issuer or a Restricted Subsidiary in respect of such Investment.

“Investors” means any of (i) KKCG AG and any funds, partnerships, co-investment vehicles and other entities owned, managed, controlled or advised by KKCG and its Affiliates; and (ii) Karel Komárek and his Immediate Family Members as well as any funds, partnerships, co-investment vehicles and other entities owned, managed, controlled or advised by Karel Komárek.

“IPO Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common stock or common equity interests of the IPO Entity at the time of closing of the IPO Event multiplied by (ii) the price per share at which such shares of common stock or common equity interests are sold in such Initial Public Offering.

“IPO Event” means the occurrence of an Initial Public Offering.

“Irrevocable Repayment” means any repayment, repurchase or refinancing of Indebtedness with respect to which an irrevocable notice of repayment (or similar irrevocable notice) has been delivered.

“Issue Date” means November 15, 2019.

“Issuer” means SAZKA Group a.s., and its successors and assigns in accordance with this Indenture.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York, London, United Kingdom or Prague, Czech Republic, or at the place of payment. If a payment date is on a Legal Holiday, payment will be made on the next succeeding day that is not a Legal Holiday and no interest shall accrue for the intervening period. With respect to any payments to be made under this Indenture, such day shall also be a TARGET Day.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided, that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Acquisition” means any acquisition, including by way of merger, amalgamation or consolidation, by the Issuer or one or more of its Restricted Subsidiaries whose consummation is not conditioned upon the availability of, or on obtaining, third party financing.

“Management Shareholders” means the members of management (and their Controlled Investment Affiliates and Immediate Family Members) of the Issuer (or its direct or indirect parent entities) who are holders of (or have the right to acquire) Equity Interests of (a) any Holding Company of the Issuer; (b) the Issuer or (c) any Restricted Subsidiary on the Issue Date.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common Equity Interests of the IPO Entity on the date of the declaration of a Restricted Payment permitted pursuant to Section 4.07(b)(vii) multiplied by (ii) the arithmetic mean of the closing prices per share of such common Equity Interests on the principal securities exchange on which such common Equity Interests are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Minority Owned Affiliate” of any specified Person means any other Person (other than a Subsidiary of the specified Person) in which an Investment has been made by the specified Person.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person for any period, the Net Income (or loss) of such Person for such period determined in accordance with IFRS; provided, that, without duplication,

(a)

any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto), charges or expenses (including relating to any multi-year strategic initiatives), expenses related to the Transactions, restructuring and duplicative running costs, relocation costs, integration costs, facility consolidation and closing costs, severance costs and expenses, one-time compensation charges, costs relating to pre-opening and opening costs for facilities, signing, retention and completion bonuses, costs incurred in connection with any strategic initiatives, transition costs, costs incurred in connection with acquisitions and non-recurring product and intellectual property development, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design, retention charges, system establishment costs and implementation costs) and operating expenses attributable to the implementation of cost savings initiatives, and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded;

(b)	the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded;

(c)	any net after-tax effect of gains or losses on disposal, abandonment or discontinuance of disposed, abandoned or discontinued operations, as applicable, shall be excluded;

(d)

any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business shall be excluded;

(e)

the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting shall be excluded; provided, that Net Income of such Person shall be increased by the amount of dividends or distributions or other payments (other than Excluded Contributions and Parent Debt Contributions) that are actually paid in cash (or to the extent converted into cash) in respect of such period;

(f)

solely for the purpose of determining the amount available for Restricted Payments under clause (C)(I) of Section 4.07(a), the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its shareholders (other than restrictions in this Agreement), unless such restriction with respect to the payment of dividends or similar distributions has been legally waived or is not prohibited pursuant to Section 4.08; provided, that Net Income of such Person will be increased by the amount of dividends or other distributions or other payments actually paid in Cash Equivalents (or to the extent converted into Cash Equivalents) to such Person or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(g)

effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in such Person’s financial statements pursuant to IFRS (including in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition or joint venture investment or the amortization or write-off or write-down of any amounts thereof, net of taxes, shall be excluded;

(h)	any after-tax effect of income (loss) from the early extinguishment or conversion of (i) Indebtedness, (ii) Hedging Obligations or (iii) other derivative instruments shall be excluded;

(i)

any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities and investments recorded using the equity method or as a result of a change in law or regulation, in each case, pursuant to IFRS, and the amortization of intangibles arising pursuant to IFRS shall be excluded;

(j)

any equity-based or non-cash compensation charge or expense including any such charge or expense arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs, and any cash charges associated with the rollover, acceleration, or payout of Equity Interests by management, other employees or business partners of the Issuer or any of its Holding Companies, shall be excluded;

(k)

any fees, expenses, premiums (including tender premiums) or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, recapitalization, Investment, Asset Sale, disposition, incurrence or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of this Indenture, securities and any credit facilities) and including, in each case, any such transaction consummated on or prior to the Issue Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated, shall be excluded;

(l)

accruals and reserves that are established or adjusted within twelve months after the Issue Date that are so required to be established or adjusted as a result of the Transactions (or within twelve months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with IFRS or changes as a result of modifications of accounting policies shall be excluded;

(m)

any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period), shall be excluded;

(n)	any non-cash compensation expense resulting from the application of accounting principles relating to the expensing of stock-related compensation shall be excluded;

(o)	the following items shall be excluded:

(i)	any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations,

(ii)

any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk) and any other foreign currency translation gains and losses, to the extent such gain or losses are non-cash items,

(iii)	any adjustments resulting from any recording of liabilities under guarantees at fair value,

(iv)	effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks, and

(v)	earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments; and

(p)	the impact of capitalized, accrued or accreting on pay-in-kind interest or principal on Subordinated Shareholder Funding.

Notwithstanding the foregoing, for the purpose of Section 4.07 (other than clause (C)(IV) or (C)(V) of Section 4.07(a)), there shall be excluded from Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (C)(IV) or (C)(V) of Section 4.07(a).

“Net Proceeds” means the aggregate Cash Equivalents proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including any Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, other fees and expenses, including title and recordation expenses, taxes paid or payable as a result thereof or any transactions occurring or deemed to occur to effectuate a payment under this Indenture (after taking into account any available tax credits or deductions and any Tax Sharing Agreement), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness or amounts required to be applied to the repayment of Indebtedness secured by a Lien on such assets and required (other than required by Section 4.10(b)(i)) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with IFRS against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Notes Obligations” means Obligations in respect of the Notes, the Guarantees and this Indenture.

“Obligations” means any principal, interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness; provided, that any of the foregoing (other than principal and interest) shall no longer constitute “Obligations” after payment in full of such principal and interest except to the extent such obligations are fully liquidated and non-contingent on or prior to such payment in full.

“Offering Memorandum” means the offering memorandum in respect of the offering of the Notes, dated November 12, 2019.

“Officer” means any member or director of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, any Managing Director or the Secretary of the Issuer or any other officer of the Issuer designated by any such individuals.

“Officer’s Certificate” means a certificate signed on behalf of a Person by an Officer of such Person that meets the requirements set forth in this Indenture.

“OPAP” means Hellenic Football Prognostics Organisation S.A.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee (subject to customary qualifications, assumptions, exceptions and reservations). The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Parent Debt Contribution” means an on-loan or contribution to the equity of the Issuer or any of its Restricted Subsidiaries pursuant to which dividends or other distributions may paid pursuant to Section 4.07(b)(xv).

“Participant” means, with respect to Euroclear or Clearstream, a Person who has an account with, Euroclear or Clearstream, respectively.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided, that any Cash Equivalents received must be applied in accordance with Section 4.10.

“Permitted Business” means (1) any business activities engaged in on the Issue Date by the Issuer, any of its Subsidiaries or joint ventures or similar entities (as well as any business activities engaged in by entities in which the Issuer or any of its Subsidiaries has an Investment) or (2) any business activities that are reasonably related, complementary, incidental, ancillary or similar to the foregoing or are reasonable extensions, developments, evolutions or expansions of any thereof.

“Permitted Holders” means any of the Investors and Management Shareholders and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided, that in the case of such group and without giving effect to the existence of such group or any other group, such Investors and Management Shareholders, collectively, have beneficial ownership (directly or indirectly) of more than 50.0% of the total voting power of the Voting Stock of the Issuer. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture, will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(a)	any Investment in the Issuer or any of its Restricted Subsidiaries;

(b)	any Investment in Cash Equivalents or Investment Grade Securities;

(c)

any Investment by the Issuer or any of its Restricted Subsidiaries in a Person (including, to the extent constituting an Investment, in assets of a Person that represent substantially all of its assets or a division, business unit or product line, including research and development and related assets in respect of any product) that is engaged directly or through entities that will be Restricted Subsidiaries in a Permitted Business if as a result of such Investment:

(i)	such Person becomes a Restricted Subsidiary; or

(ii)

such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets (or such division, business unit or product line) to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation or transfer;

(d)

any Investment in securities or other assets, including earn-outs, not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 4.10(a) or any other disposition of assets not constituting an Asset Sale;

(e)

any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification or renewal of any such Investment or binding commitment existing on the Issue Date; provided, that the amount of any such Investment may be increased in such extension, modification or renewal only (a) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under this Indenture;

(f)	any Investment acquired by the Issuer or any of its Restricted Subsidiaries:

(i)	consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(ii)

in exchange for any other Investment or accounts receivable, indorsements for collection or deposit held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable (including any trade creditor or customer);

(iii)	in satisfaction of judgments against other Persons; or

(iv)	as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(g)	Hedging Obligations permitted under Section 4.09(b)(xi);

(h)

Investments in joint ventures or Permitted Businesses of the Issuer or any of its Restricted Subsidiaries, taken together with all other Investments made pursuant to this clause (h) that are at that time outstanding, not to exceed the greater of €100.0 million and 25.7% of Pro Rata EBITDA (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(i)

Investments the payment for which consists of Equity Interests (other than Disqualified Stock) of the Issuer, or any of its Holding Companies; provided, that such Equity Interests will not increase the amount available for Restricted Payments under clause (C) of Section 4.07(a);

(j)

(a) guarantees of Indebtedness not prohibited by Section 4.09; provided that, at the time of incurrence of such guarantee, the Pro Rata Priority Net Leverage Ratio is no greater than 2.25 to 1.00, (b) performance guarantees and Contingent Obligations incurred in the ordinary course of business or consistent with past practice, and (c) the creation of Liens on the assets of the Issuer or any Restricted Subsidiary in compliance with Section 4.12; provided that, at the time of incurrence of such Lien, the Pro Rata Priority Net Leverage Ratio is no greater than 2.25 to 1.00;

(k)

any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with Section 4.11(b) (except transactions described in clauses (ii), (iii), (v) and (ix) of Section 4.11(b));

(l)

Investments consisting of purchases or other acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(m)

Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (m) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of €75.0 million and 19.3% of Pro Rata EBITDA (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (m) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such investment shall thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursuant to this clause (m);

(n)

Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Issuer are necessary or advisable to effect any Qualified Securitization Facility (including any contribution of replacement or substitute assets to such subsidiary) or any repurchase obligation in connection therewith;

(o)

Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or consistent with past practice or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(p)

loans and advances to employees, directors, officers, managers and consultants for business-related travel expenses, moving expenses and other similar expenses or payroll advances, in each case incurred in the ordinary course of business or consistent with past practices;

(q)	advances, loans or extensions of trade credit in the ordinary course of business or consistent with past practice by the Issuer or any of its Restricted Subsidiaries;

(r)

Investments in the ordinary course of business or consistent with past practice consisting of endorsements for collection of deposit and customary trade arrangements with customers consistent with past practices;

(s)	Investments consisting of purchases and acquisitions of assets or services in the ordinary course of day to day trading;

(t)	repurchases of Notes;

(u)

Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with past practice; and

(v)

Investments in connection with a customary credit management, cash management, cash pooling, netting or setting off arrangements and related activities with Affiliates and joint ventures on an arm’s length basis in an aggregate amount not to exceed €75.0 million (determined as of the date of such Investment) at any time outstanding.

“Permitted Liens” means, with respect to any Person:

(a)

pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation or other insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(b)

Liens imposed by law, such as landlords’, carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 45 days or if more than 45 days overdue, that are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith by appropriate actions or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with IFRS;

(c)

Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or not yet payable or subject to penalties for non-payment or which are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with IFRS;

(d)

Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers acceptances issued, and completion guarantees provided for, in each case, issued pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice prior to the Issue Date;

(e)

minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate interfere with the ordinary conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole, and exceptions on title policies insuring Liens granted on property;

(f)

Liens securing Obligations relating to any Indebtedness permitted to be incurred pursuant to clauses (v) and (xiv) of Section 4.09(b); provided, that (a) Liens securing Obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to Section 4.09(b)(xiv) relate only to Obligations relating to Refinancing Indebtedness that (x) is secured by Liens on the same assets as the assets securing the Indebtedness for which such Refinancing Indebtedness relates or (y) extends, replaces, refunds, refinances, renews or defeases Indebtedness incurred or Disqualified Stock or Preferred Stock issued under clauses (iii), (iv), (xiv) or (xv), of Section 4.09(b) so long as the Indebtedness incurred or Disqualified Stock or Preferred Stock originally issued under such clauses was secured on the same assets and (b) Liens securing Obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock to be incurred pursuant to clause (v) of Section 4.09(b) extend only to the assets so purchased, leased or improved;

(g)	Liens existing on the Issue Date;

(h)

Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property or other assets owned by the Issuer or any of its Restricted Subsidiaries;

(i)

Liens on property or other assets at the time the Issuer or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation; provided, further, that the Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

(j)

Liens securing Obligations relating to any Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with Section 4.09;

(k)

Liens on escrowed proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

(l)

Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or similar trade obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(m)

leases, sub-leases, licenses or sub-licenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries, taken as a whole, and do not secure any Indebtedness;

(n)

Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases or consignments entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business or purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements or similar public filings;

(o)	Liens in favor of the Issuer or any Guarantor;

(p)	Liens on equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business to the Issuer’s clients;

(q)	Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility;

(r)

Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (g), (h) and (i) hereof and this clause (r); provided, that (1) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and proceeds and products thereof, and (2) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (g), (h) and (i) hereof and this clause (r) at the time the original Lien became a Permitted Lien under this Indenture, and (B) an amount necessary to pay any fees and expenses (including original issue discount, upfront fees or similar fees) and premiums (including tender premiums and accrued and unpaid interest), related to such modification, refinancing, refunding, extension, renewal or replacement;

(s)	deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers;

(t)

Liens securing obligations in an aggregate principal amount outstanding which does not exceed the greater of €125.0 million and 32.2% of Pro Rata EBITDA (in each case, determined as of the date of such incurrence);

(u)

security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(v)	Liens securing judgments for the payment of money not constituting an Event of Default under Section 6.01(a)(v);

(w)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(x)

Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (b) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (c) in favor of banking institutions arising as a matter of law or under general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(y)

Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(z)

Liens encumbering reasonable customary deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of day to day business and not for speculative purposes;

(aa)

Liens that are contractual rights of set-off or rights of pledge (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (c) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(bb)

Liens securing obligations owed by the Issuer or any Restricted Subsidiary in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds;

(cc)

any customary encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(dd)

Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(ee)	Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted by this Indenture;

(ff)	ground leases in respect of real property on which facilities owned or leased by the Issuer or any of its Subsidiaries are located;

(gg)	Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(hh)	Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(ii)

(i)

mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Issuer or any Restricted Subsidiary has easement rights or on any real property leased by the Issuer or any Restricted Subsidiary and subordination or similar agreements relating thereto, and

(ii)	any condemnation or eminent domain proceedings or compulsory purchase order affecting real property;

(jj)	Liens on cash advances in favor of the seller of any property to be acquired in an Investment permitted under this Indenture to be applied against the purchase price for such Investment;

(kk)

any interest or title of a lessor, sub-lessor, licensor or sub-licensor or secured by a lessor’s, sub-lessor’s, licensor’s or sub-licensor’s interest under leases or licenses entered into by the Issuer or any of the Restricted Subsidiaries in the ordinary course of business;

(ll)

deposits of cash with the owner or lessor of premises leased and operated by the Issuer or any of its Subsidiaries in the ordinary course of business of the Issuer and such Subsidiary to secure the performance of the Issuer’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(mm)	Liens securing the Notes Obligations relating to Notes issued on the Issue Date (and any Refinancing Indebtedness in respect thereof);

(nn)	Liens on the assets of Restricted Subsidiaries that are not Guarantors securing the Indebtedness of Restricted Subsidiaries that are not Guarantors; and

(oo)	Liens securing Hedging Obligations permitted to be incurred pursuant to Section 4.09(b)(xi).

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership (including a limited partnership), joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(i) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Priority Indebtedness” means:

(a)

Indebtedness of a Person other than the Issuer or a Guarantor excluding the Indebtedness of a Finance Subsidiary; provided that such Indebtedness shall be deemed to be Priority Indebtedness upon such Person ceasing to be a Finance Subsidiary and shall be deemed to be an incurrence of Priority Indebtedness, which shall be subject to Section 4.09 at the time such Person ceases to be a Guarantor or a Finance Subsidiary and shall continue to be deemed to be Priority Indebtedness until such time such Person becomes a Guarantor or a Finance Subsidiary or until such Indebtedness is otherwise repaid and cancelled;

(b)	Indebtedness that is secured by a Lien on assets that do not secure the Notes or the Guarantee; and

(c)	Indebtedness that constitutes Super Senior Indebtedness.

“Pro Rata Basis” means on the basis of aggregating the contributions from the Issuer and the members of the Pro Rata Perimeter Group pro rata to the economic interests the Issuer owns directly or indirectly in such members, provided that, without duplication, (A) a contribution from an entity included in clause (a) or (b) of the definition of “Pro Rata Perimeter Group” other than the Issuer shall be calculated based on the consolidated financial statements of such entity and (B) a contribution from an entity included in clause (c) of the definition of “Pro Rata Perimeter Group” shall be calculated based on the unconsolidated financial statements of such entity, and (C) the contribution of the Issuer shall be calculated based on the consolidated financial statements of the Issuer after deduction of items attributable to other members of the Pro Rata Perimeter Group, the contribution of which shall be added back separately in accordance with limbs (A) and (B) above, provided, further, that for purposes of making any calculation on a Pro Rata Basis, Indebtedness and interest expense related thereto of a Restricted Subsidiary owed to the Issuer or another Restricted Subsidiary or of the Issuer owed to a Restricted Subsidiary shall be excluded.

“Pro Rata EBITDA” means EBITDA on a Pro Rata Basis.

“Pro Rata Fixed Charge Coverage Ratio” means, for any period, the ratio of:

(a)	Pro Rata EBITDA for such period; to

(b)	Pro Rata Fixed Charges for such period;

provided that for the purposes of calculating Pro Rata EBITDA or Pro Rata Fixed Charges for such period, if, as of such date of determination:

(i)

since the beginning of such period the Issuer or any Restricted Subsidiary has disposed of any company, any business, or any group of assets constituting an operating unit of a business or site (any such disposition, a “Sale”) or if the transaction giving rise to the need to calculate the Pro Rata Fixed Charge Coverage Ratio is such a Sale, (a) Pro Rata EBITDA for such period will be reduced by an amount equal to the Pro Rata EBITDA (if positive) attributable to the assets which are the subject of such Sale for such period or increased by an amount equal to the Pro Rata EBITDA (if negative) attributable thereto for such period; provided that if any such sale constitutes “discontinued operations” in accordance with IFRS, Pro Rata EBITDA shall be reduced by an amount equal to the Pro Rata EBITDA (if positive) attributable to such operations for such period or increased by an amount equal to the Pro Rata EBITDA (if negative) attributable thereto for such period; and (b) the Pro Rata Fixed Charges for such period shall be reduced by an amount equal to the Pro Rata Fixed Charges directly attributable to any Indebtedness of a member of the Pro Rata Perimeter Group repaid, repurchased, defeased or otherwise discharged with respect to the Issuer and the continuing members of the Pro Rata Perimeter Group in connection with such Sale for such period (or, if the Capital Stock of any member of the Pro Rata Perimeter Group is sold, the Pro Rata Fixed Charges for such period directly attributable to the Indebtedness of such member of the Pro Rata Perimeter Group to the extent the Issuer and the continuing members of the Pro Rata Perimeter Group are no longer liable for such Indebtedness after such Sale);

(ii)

since the beginning of such period, the Issuer or any member of the Pro Rata Perimeter Group (by merger or otherwise) has made an Investment in any Person that thereby becomes a member of the Pro Rata Perimeter Group, or otherwise has acquired any company, any business, or any group of assets constituting an operating unit of a business or site (any such Investment or acquisition, a “Purchase”), including any such Purchase occurring in connection with a transaction causing a calculation to be made hereunder, Pro Rata EBITDA and Pro Rata Fixed Charges for such period will be calculated after giving pro forma effect thereto (including all reasonably anticipated cost savings, operating expense reductions and synergies, in each case, as calculated in good faith by a responsible chief financial or accounting officer of the Issuer consistent with clause (a)(viii) of the definition of “EBITDA”), as if such Purchase occurred on the first day of such period; and

(iii)

since the beginning of such period, any Person (that became a member of the Pro Rata Perimeter Group or was merged or otherwise combined with or into a member of the Pro Rata Perimeter Group since the beginning of such period) will have made any Sale or any Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by a member of the Pro Rata Perimeter Group since the beginning of such period, Pro Rata EBITDA and Pro Rata Fixed Charges for such period will be calculated after giving pro forma effect thereto (including all reasonably anticipated cost savings, operating expense reductions and synergies, in each case, as calculated in good faith by a responsible chief financial or accounting officer of the Issuer consistent with clause (a)(viii) of the definition of “EBITDA”), as if such Sale or Purchase occurred on the first day of such period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness for a period equal to the remaining term of such Indebtedness).

For the purposes of this definition, (a) calculations will be as determined in good faith by a responsible chief financial or accounting officer of the Issuer (including in respect of cost savings, operating expense reductions and synergies (as calculated in good faith by a reasonable chief financial or accounting officer of the Issuer consistent with clause (a)(viii) of the definition of “EBITDA”)) as though the full effect of cost savings, operating expense reductions and synergies were realized on the first day of the relevant period and shall also include the reasonably anticipated full run rate cost savings effect (as calculated in good faith by a responsible chief financial or accounting officer of the Issuer consistent with clause (a)(viii) of the definition of “EBITDA”) of cost savings programs that have been initiated by a member of the Pro Rata Perimeter Group as though such cost savings programs had been fully implemented on the first day of the relevant period and (b) in determining the amount of Indebtedness outstanding on any date of determination, pro forma effect shall be given to any incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge of Indebtedness as if such transaction had occurred on the first day of the relevant period. In calculating the Pro Rata Fixed Charge Coverage Ratio, pro forma effect will not be given to (i) any Indebtedness incurred on the date of determination pursuant to Section 4.09(b) (other than for the purpose of the calculation of the Pro Rata Fixed Charge Coverage Ratio under Section 4.09(b)(xv)) or (ii) the repayment, repurchase, redemption, defeasance or other discharge of any Indebtedness on such date of determination, to the extent that such repayment, repurchase, redemption, defeasance or other discharge is made with the proceeds of Indebtedness incurred pursuant to Section 4.09(b) (other than for the purpose of the calculation of the Pro Rata Fixed Charge Coverage Ratio under Section 4.09(b)(xv)).

“Pro Rata Fixed Charges” means Fixed Charges on a Pro Rata Basis.

“Pro Rata Net Income” means Net Income on a Pro Rata Basis.

“Pro Rata Net Indebtedness” means:

(a)	Indebtedness on a Pro Rata Basis, less

(b)	cash and Cash Equivalents and Short-Term Financial Assets on a Pro Rata Basis.

“Pro Rata Net Leverage Ratio” means, as of any date of determination, the ratio of Pro Rata Net Indebtedness to Pro Rata EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination. In the event that any member of the Pro Rata Perimeter Group incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings, unless such ordinary working capital borrowings have been permanently repaid and have not been replaced) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Pro Rata Net Leverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Pro Rata Net Leverage Ratio is made (the “Leverage Ratio Calculation Date”), then the Pro Rata Net Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Pro Rata Net Leverage Ratio effect shall be given to pro forma and other adjustments and factors consistent with the calculation of the Pro Rata Fixed Charge Coverage Ratio; provided that the last sentence of the definition of Pro Rata Fixed Charge Coverage Ratio shall not be applicable for purposes of calculating the Pro Rata Net Leverage Ratio for purposes of Section 4.07.

“Pro Rata Perimeter Group” will be defined to mean:

(a)	the Issuer, LottoItalia S.r.l., Casinos Austria AG, SAZKA a.s. and OPAP;

(b)

any Restricted Subsidiary or any associate or joint venture of the Issuer that is accounted for using the equity method as defined in IAS 28 (Investments in associates and joint ventures) whose shares are acquired after the Issue Date;

(c)	any Restricted Subsidiary of the Issuer that is a Holding Company of an entity included under clause (a) or (b) above; and

(d)	any Restricted Subsidiary of the Issuer that is a finance subsidiary or a treasury vehicle or that has any intragroup indebtedness.

“Pro Rata Priority Net Indebtedness” means:

(a)	Priority Indebtedness on a Pro Rata Basis, less

(b)	cash and Cash Equivalents and Short-Term Financial Assets on a Pro Rata Basis.

“Pro Rata Priority Net Leverage Ratio” means, as of any date of determination, the ratio of Pro Rata Priority Net Indebtedness to Pro Rata EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination.

In addition, for purposes of calculating the Pro Rata Priority Net Leverage Ratio effect shall be given to pro forma and other adjustments and factors consistent with the calculation of the Pro Rata Net Leverage Ratio.

“Public Debt” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (1) a public offering registered under the Securities Act or (2) a private placement to institutional and other investors, in each case, that are not Affiliates of the Issuer, that is underwritten for resale in accordance with Rule 144A and/or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC for public resale.

“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets, or otherwise (including through the purchase of Capital Stock of any Person owning such property or assets).

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business.

“Qualified Securitization Facility” means any Securitization Facility (1) that meets the following conditions: (i) the Board of Directors or management of the Issuer shall have determined in good faith that such Securitization Facility is in the aggregate economically fair and reasonable to the Issuer and (ii) all sales and/or contributions of Securitization Assets and related assets to the applicable Securitization Subsidiary are made at fair market value or (2) constituting a receivables or payables financing or factoring facility.

“Rating Agencies” means Moody’s, S&P or Fitch or if Moody’s, S&P or Fitch shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s, S&P or Fitch, as the case may be.

“Regulation S” means Regulation S promulgated under the U.S. Securities Act.

“Regulation S Global Note” means a Global Note representing the Notes, bearing the Global Note Legend and the Private Placement Legend and deposited with and registered in the name of a nominee for Euroclear and Clearstream, that will be issued and sold in reliance on Regulation S.

“Related Business Assets” means assets (other than Cash Equivalents) used or useful in a Permitted Business; provided, that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the corporate trust department of the Trustee (or any successor of the Trustee) including any managing director, director, vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer or assistant officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers, or to whom any corporate trust matter relating to this Indenture is referred because of such officers knowledge of and familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Indenture.

“Restricted Affiliate” means (i) OPAP and its Subsidiaries, to the extent OPAP is not a Subsidiary of the Issuer and (ii) any direct or indirect Minority Owned Affiliate (and its Subsidiaries) of the Issuer or of a Restricted Subsidiary of the Issuer that has been (and for so long as it is) designated by the Board of Directors of the Issuer as a Restricted Affiliate, based on a determination of the Board of Directors of the Issuer that the Issuer has directly or indirectly the requisite control over such Minority Owned Affiliate to prevent it from incurring any Indebtedness, or taking any other action at any time, in contravention of any of the covenants contained in this Indenture that are applicable to Restricted Subsidiaries.

The Issuer may designate any such Minority Owned Affiliate to be a Restricted Affiliate; provided, that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and:

(a)

the Issuer or any Restricted Subsidiary could incur at least €1.00 of additional Indebtedness pursuant to the Pro Rata Fixed Charge Coverage Test (set forth in clause (i) of the Section 4.09(a)) or the Pro Rata Fixed Charge Coverage Ratio would be equal to or greater than such ratio immediately prior to such designation, in each case on a pro forma basis taking into account such designation; and

(b)

the Issuer or any Restricted Subsidiary could incur at least €1.00 of additional Indebtedness pursuant to the Pro Rata Net Leverage Ratio Test and the Pro Rata Priority Net Leverage Ratio Test (as defined in Section 4.09(a)).

At any time and from time to time, the Issuer may un-designate any Restricted Affiliate, unless such Restricted Affiliate or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Restricted Subsidiary of the Issuer (other than any Subsidiary of the Restricted Affiliate to be so un-designated); provided, that:

(a)

such un-designation complies with Section 4.07 and would not give rise to a Default or Event of Default under this Indenture; provided that the fair market value of the Investment that the Issuer and its Restricted Subsidiaries have in such Restricted Affiliate on the Issue Date, if any, shall be deemed an investment that complies with Section 4.07; and

(b)

each of (a) the Restricted Affiliate to be so un-designated and (b) its Subsidiaries has not at the time of un-designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

Reports delivered pursuant to clauses (i) and (ii) of Section 4.03(a) shall list which Minority Owned Affiliates of the Issuer or its Restricted Subsidiaries have been designated by the Issuer to be a Restricted Affiliate and if there have been any un-designations by the Issuer of any Restricted Affiliates during the period under review.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means, at any time, any direct or indirect (i) Restricted Affiliate of the Issuer and the Subsidiaries of such Restricted Affiliate; and (ii) Subsidiary of the Issuer that is not then an Unrestricted Subsidiary; provided, that upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Rule 144A” means Rule 144A promulgated under the U.S. Securities Act.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams and other rights to payment and any other assets related thereto subject to a Qualified Securitization Facility and the proceeds thereof.

“Securitization Facility” means any of one or more receivables or securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) pursuant to which the Issuer or any of its Restricted Subsidiaries sells or grants a security interest in its accounts receivable or Securitization Assets or assets related thereto to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Senior Indebtedness” means:

(a)

all Indebtedness of the Issuer or any Guarantor outstanding under the Notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(b)	all Hedging Obligations (and guarantees thereof); provided, that such Hedging Obligations are permitted to be incurred under the terms of this Indenture;

(c)

any other Indebtedness of the Issuer or any Guarantor permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee; and

(d)	all Obligations with respect to the items listed in the preceding clauses (a), (b) and (c); provided, that Senior Indebtedness shall not include:

(i)	any obligation of such Person to the Issuer or any of its Subsidiaries and Restricted Affiliates;

(ii)	any liability for federal, state, local or other taxes owed or owing by such Person;

(iii)	any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(iv)	any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(v)	that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Indenture.

“Short-Term Financial Assets” means “short-term financial assets” appearing on a statement of financial position prepared in accordance with IFRS and relating to cash-pooling.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Slovak Bonds” means the €200,000,000 fixed rate notes due 2022 issued by SAZKA Group Financing a.s. on December 12, 2017.

“Stated Maturity” means, with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

“Subordinated Indebtedness” means, with respect to the Notes or any Guarantee, as applicable,

(a)	any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and

(b)	any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subordinated Shareholder Funding” means, collectively, any funds provided to the Issuer by a Permitted Holder in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, in each case issued to and held by a Permitted Holder, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Funding; provided, however, such Subordinated Shareholder Funding:

(a)

does not mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the first anniversary of the maturity date of the Notes (other than through conversion or exchange of such funding into Capital Stock (other than Disqualified Stock) of the Issuer or any funding meeting the requirements of this definition);

(b)	does not require, prior to the first anniversary of the maturity date of the Notes, payment of cash interest, cash withholding amounts or other cash gross ups, or any similar cash amounts;

(c)

contains no change of control or similar provisions and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment, in each case, prior to the first anniversary of the maturity date of the Notes;

(d)	does not provide for or require any security interest or encumbrance over any asset of the Issuer or any of its Subsidiaries or Restricted Affiliates;

(e)

pursuant to its terms (or the terms of any Intercreditor Agreement) is fully subordinated and junior in right of payment to the Notes pursuant to subordination, payment blockage and enforcement limitation terms which are customary in all material respects for similar funding; and

(f)	is not guaranteed by any Subsidiary of the Issuer;

provided, however, that if any event or circumstance results in such Indebtedness ceasing to qualify as Subordinated Shareholder Funding, such Indebtedness shall constitute an incurrence of such Indebtedness by the Issuer as of the date of such event or circumstance, and any and all Restricted Payments made through the use of the net proceeds from the incurrence of such Indebtedness since the date of the original incurrence of such Subordinated Shareholder Funding shall constitute new Restricted Payments that are deemed to have been made after the date of the original incurrence of such Subordinated Shareholder Funding.

“Subsidiary” means, with respect to any Person:

(a)

any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(b)	any partnership, joint venture, limited liability company or similar entity of which:

(i)

more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(ii)	such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

For the avoidance of doubt, any entity that is owned at a 50.0% or less level (as described above) shall not be a “Subsidiary” for any purpose under this Agreement, regardless of whether such entity is consolidated on the Issuer’s or any Restricted Subsidiary’s financial statements.

“TARGET2” means the Trans-European Automated Real-Time Gross Settlement Express Transfer payment system which utilities a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payment in euro.

“Tax” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including any interest, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.

“Tax Sharing Agreement” means any tax sharing or profit and loss pooling or similar agreement with customary or arm’s length terms entered into with any Holding Company or Unrestricted Subsidiary, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of this Indenture.

“Transaction Expenses” means any fees, costs or expenses incurred or paid by the Investors, the Issuer or any Restricted Subsidiary in connection with the Transactions.

“Transactions” means the offering of the Notes and the use of proceeds therefrom as described in the Offering Memorandum under “Use of Proceeds.”

“Trustee” means Lucid Trustee Services Limited, or such successor Trustee as may be appointed under this Indenture.

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York.

“Unrestricted Subsidiary” means:

(a)	any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(b)	any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than solely any Subsidiary of the Subsidiary to be so designated); provided, that:

(a)	such designation complies with Section 4.07; and

(b)

each of (a) the Subsidiary to be so designated and (b) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(a)	the Issuer could incur at least €1.00 of additional Indebtedness pursuant to the Pro Rata Fixed Charge Coverage Test; or

(b)

the Pro Rata Fixed Charge Coverage Ratio would be equal to or greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Issuer or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(a)

the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(b)	the sum of all such payments;

provided, that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being extended, replaced, refunded, refinanced, renewed or defeased (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of the applicable extension, replacement, refunding, refinancing, renewal or defeasance shall be disregarded.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100.0% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required by applicable law) shall at the time be owned by such Person and/or by one or more Wholly Owned Subsidiaries of such Person.

Section 1.02 Other Definitions.

Term	Defined in Section
“Additional Amounts”	4.20
“Affiliate Transaction”	4.11
“Asset Sale Offer”	4.10(c)
“Authenticating Agent”	2.02
“Authentication Order”	2.02
“Authority”	3.07(h)
“Authorized Agent”	13.06
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Change in Tax Law”	3.08
“Consultation Period”	4.24
“Covenant Defeasance”	8.03
“Covenant Suspension Event”	4.21
“Debtors”	4.24
“Enforcement”	4.24
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Exchange”	3.07(h)
“Fundamental Intercreditor Rights”	4.24
“incur”	4.09(a)
“incurrence”	4.09(a)

Term	Defined in Section
“Instructing Group”	4.24
“Intercreditor Agreement”	4.24
“Judgment Currency”	13.13
“Legal Defeasance”	8.02
“Majority Senior Secured Creditors”	4.24
“Majority Super Senior Creditors”	4.24
“Pari Passu Creditors”	4.24
“Pari Passu Creditor Obligations”	4.24
“Pari Passu Hedging Liabilities”	4.24
“Pari Passu Indebtedness”	4.24
“Paying Agent”	2.03
“Payor”	4.20
“Principal Paying Agent”	2.03
“Registrar”	2.03
“Relevant Company”	4.24
“Relevant Taxing Jurisdiction”	4.20
“Restricted Payment”	4.07
“Second Change of Control Payment Date”	4.24
“Secured Creditors”	4.24
“Secured Liabilities”	4.24
“Security Enforcement Principles”	4.24
“Shared Collateral”	4.24
“Super Senior Hedging Liabilities”	4.24
“Super Senior Liabilities”	4.24
“Super Senior Indebtedness”	4.24
“Successor Issuer”	5.01(a)(i)
“Tax Redemption Date”	3.08

Section 1.03 Rules of Construction.

Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with IFRS;

(c) “or” is not exclusive;

(d) words in the singular include the plural, and in the plural include the singular;

(e) “will” shall be interpreted to express a command;

(f) provisions apply to successive events and transactions;

(g) references to sections of or rules under the U.S. Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time;

(h) all references to the principal, premium, interest or any other amount payable pursuant to this Indenture shall be deemed also to refer to any Additional Amounts which may be payable hereunder in respect of payments of principal, premium, interest and any other amounts payable pursuant to this Indenture or any undertakings given in addition thereto or in substitution therefor pursuant to this Indenture and express reference to the payment of Additional Amounts in any provisions hereof shall not be construed as excluding Additional Amounts in those provisions hereof where such express reference is not made; and

(i) unsecured or unguaranteed Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness or guaranteed Indebtedness merely by virtue of its nature as unsecured or unguaranteed Indebtedness.

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating.

(a) General. The Notes and the Trustee’s or the Authenticating Agent’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage and as provided herein. The Issuer shall approve the form of the Notes and any notation, legend or endorsement thereon. Each Note will be dated the date of its authentication. The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantor, the Trustee and the Agents, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Increases, Decreases or Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions and purchases and cancellations. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee, Registrar or the Common Depositary or the Principal Paying Agent, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c) 144A Global Notes and Regulation S Global Notes. Notes sold within the United States to QIBs pursuant to Rule 144A under the U.S. Securities Act shall be issued initially in the form of a 144A Global Note, which shall be deposited with the Common Depositary for the accounts of Euroclear and Clearstream, duly executed by the Issuer and authenticated by the Authenticating Agent as hereinafter provided. The aggregate principal amount of the 144A Global Note may from time to time be increased or decreased by adjustments made on Schedule A to each such Global Note, as hereinafter provided.

(d) Notes offered and sold outside the United States in reliance on Regulation S shall be issued initially in the form of a Regulation S Global Note, which shall be deposited with the Common Depositary for the accounts of Euroclear and Clearstream, duly executed by the Issuer and authenticated by the Authenticating Agent as hereinafter provided. The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on Schedule A to each such Global Note, as hereinafter provided.

(e) Definitive Registered Notes. Definitive Registered Notes issued upon transfer of a Book-Entry Interest or a Definitive Registered Note, or in exchange for a Book-Entry Interest or a Definitive Registered Note, shall be issued in accordance with this Indenture.

Notes issued in definitive registered form will be substantially in the form of Exhibit A hereto (excluding the Global Note Legend thereon and without the “Schedule of Increases, Decreases or Exchanges of Interests in the Global Note” in the form of Schedule A attached thereto).

(e) Book-Entry Provisions. The Applicable Procedures shall be applicable to Book-Entry Interests in the Global Notes that are held by Participants through Euroclear or Clearstream.

(f) Denomination. The Notes shall be issued in minimum denominations of €100,000 and in integral multiples of €1,000 above €100,000.

Section 2.02 Execution and Authentication.

At least one Officer must sign the Notes for the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the authorized signatory of the Trustee or an Authenticating Agent. The signature will be conclusive evidence that the Note has been authenticated under this Indenture. Notwithstanding the foregoing, if any Note shall have been authenticated and delivered hereunder but never issued and sold by the Issuer, the Issuer shall deliver such Note to the Registrar for cancellation pursuant to Section 2.11.

The Trustee or the Authenticating Agent will, upon receipt of a written order of the Issuer signed by an authorized representative (an “Authentication Order”), authenticate the Notes for original issue that may be validly issued under this Indenture, including any Additional Notes. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Issuer pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.

The Issuer or the Trustee may appoint one or more authenticating agents (each, an “Authenticating Agent”) acceptable to the Issuer to authenticate Notes. Such an agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An Authenticating Agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer. The Issuer hereby appoints The Bank of New York Mellon, London Branch, as Authenticating Agent. The Bank of New York Mellon, London Branch hereby accepts such appointment.

Section 2.03 Paying Agent, Registrars and Transfer Agents.

The Issuer will maintain one or more paying agents (each, a “Paying Agent”) for the Notes, including in London (the “Principal Paying Agent”). The Issuer will initially appoint The Bank of New York Mellon, London Branch as Principal Paying Agent and The Bank of New York Mellon, London Branch hereby accepts such appointment.

The Issuer will also maintain one or more registrars (each, a “Registrar”) and one or more transfer agents (each, a “Transfer Agent”) in a member state of the European Union. The Issuer hereby appoints The Bank of New York Mellon SA/NV, Luxembourg Branch as initial Registrar and as initial Transfer Agent, and The Bank of New York Mellon SA/NV, Luxembourg Branch hereby accepts such appointments. The Registrar will maintain a register reflecting ownership of the Global Note and Definitive Registered Notes outstanding from time to time (the “Register”) and the transfer agent will facilitate transfer of Definitive Registered Notes on behalf of the Issuer.

Upon written notice to the Trustee, the Issuer may change any Paying Agent, Registrar or Transfer Agent for the Notes without prior notice to the Holders of such Notes. In acting under this Indenture and in connection with the Notes, the Agents shall act solely as agents of the Issuer and will not assume any fiduciary duty or other obligation towards or relationship of agency or trust for or with any Holders.

Section 2.04 Money Held by Paying Agent.

The Issuer will require each Paying Agent to agree in writing that each Paying Agent will hold for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium or Additional Amounts, if any, or interest on the Notes, and will notify the Trustee of any Default by the Issuer in making any such payment. While any such Default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary of the Issuer) will have no further liability for the money. If the Issuer or a Subsidiary of the Issuer acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any insolvency, bankruptcy or reorganization proceedings relating to the Issuer (including, without limitation, its bankruptcy, voluntary or judicial liquidation, composition with creditors, reprieve from payment, controlled management, fraudulent conveyance, general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally), the Paying Agent will serve as an agent of the Trustee.

Section 2.05 Holder Lists.

The Registrar will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee or the Principal Paying Agent is not the Registrar, the Issuer will furnish or cause the Registrar to furnish, to the Trustee and each Paying Agent at such times as the Trustee or the Principal Paying Agent may request in writing, a list of the names and addresses of the Holders of Notes in such form and as of such date as the Trustee or the Principal Paying Agent may reasonably require.

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by a Depositary to a Common Depositary or a nominee of such Common Depositary, by a Common Depositary or a nominee of such Depositary to such Depositary or to another nominee or Common Depositary of such Depositary, or by such Common Depositary or Depositary or any such nominee to a successor Depositary or Common Depositary or a nominee thereof. All Global Notes will be exchanged by the Issuer for Definitive Registered Notes:

(i) if Euroclear or Clearstream notifies the Issuer that it is unwilling or unable to continue to act as Depositary and a successor Depositary is not appointed by the Issuer within 120 days; or

(ii) if the owner of a Book-Entry Interest requests such exchange in writing delivered through either Euroclear or Clearstream following a Default or Event of Default under this Indenture.

Upon the occurrence of any of the preceding events in Section 2.06(a)(i) and Section 2.06(a)(ii), the Issuer shall issue or cause to be issued Definitive Registered Notes in such names as the relevant Depositary shall instruct the Registrar. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or Section 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a). Book-Entry Interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or Section 2.06(c) hereof.

(b) General Provisions Applicable to Transfer and Exchange of Book-Entry Interests in the Global Notes.

The transfer and exchange of Book-Entry Interests shall be effected through the relevant Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Transfers of Book-Entry Interests shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the U.S. Securities Act. Transfers and exchanges of Book-Entry Interests for Book-Entry Interests also shall require compliance with either Section 2.06(b)(i) or Section 2.06(b)(ii), as applicable, as well as Section 2.06(b)(iii), if applicable:

(i) Transfer of Book-Entry Interests in the Same Global Note. Book-Entry Interests in a Global Note may be transferred to Persons who take delivery thereof in the form of a Book-Entry Interest in the same Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend, provided, however, that prior to the expiration of the Restricted Period, Book-Entry Interests in any Regulation S Global Note will be limited to Persons who hold interests through Euroclear or Clearstream, and any sale or transfer of such interest to U.S. persons shall not be permitted during the Restricted Period unless such resale or transfer is made pursuant to Rule 144A. No written orders or instructions shall be required to be delivered to the Trustee, Registrar or Transfer Agent to effect the transfers described in this Section 2.06(b)(i).

(ii) All Other Transfers and Exchanges of Book-Entry Interests in Global Notes. A holder may transfer or exchange ownership of interests in the Global Notes (a “Book-Entry Interest”) in a transaction not subject to Section 2.06(b)(i) only if the Registrar or the relevant Transfer Agent receives either:

(A) both:

(I) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing such Depositary to credit or cause to be credited a Book-Entry Interest in another Global Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and

(II) instructions given by the Depositary in accordance with the Applicable Procedures containing information regarding the Participant’s account to be credited with such increase; or

(B) both:

(I) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing such Depositary to cause to be issued a Definitive Registered Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and

(II) instructions given by the Depositary to the Registrar containing information specifying the identity of the Person in whose name such Definitive Registered Note shall be registered to effect the transfer or exchange referred to in Section 2.06(b)(i), the principal amount of such securities and the ISIN, Common Code or other similar number identifying the Notes, provided that any such transfer or exchange is made in accordance with the transfer restrictions set forth in the Private Placement Legend.

(iii) Transfer of Book-Entry Interests to Another Global Note. A Book-Entry Interest in any Global Note may be transferred to a Person who takes delivery thereof in the form of a Book-Entry Interest in another Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) and the Registrar receive the following:

(A) if the transferee will take delivery in the form of a Book-Entry Interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B) if the transferee will take delivery in the form of a Book-Entry Interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) and/or item (3) thereof.

(c) Transfer or Exchange of Book-Entry Interests in Global Notes for Definitive Registered Notes. If any holder of a Book-Entry Interest in a Global Note proposes to exchange such Book-Entry Interest for a Definitive Registered Note or to transfer such Book-Entry Interest to a Person who takes delivery thereof in the form of a Definitive Registered Note, then, upon receipt by the Registrar of the following documentation:

(i) in the case of a transfer on or before the expiration of the Restricted Period by a holder of a Book-Entry Interest in a Regulation S Global Note, the Registrar shall have received a certificate to the effect set forth in Exhibit B hereto, including the certifications in either item (1) or item (2) thereof;

(ii) in the case of an exchange by a holder of a Book-Entry Interest in a Global Note of such Book-Entry Interest for a Definitive Registered Note, the Registrar shall have received a certificate from such holder in the form of Exhibit C hereto, including the certifications in items (1) thereof;

(iii) in the case of a transfer after the expiration of the Restricted Period by a holder of a Book-Entry Interest in a Regulation S Global Note, the transfer complies with Section 2.06(b);

(iv) in the case of a transfer by a holder of a Book-Entry Interest in a 144A Global Note to a QIB in reliance on Rule 144A, the Registrar shall have received a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(v) in the case of a transfer by a holder of a Book-Entry Interest in a 144A Global Note in reliance on Regulation S, the Registrar shall have received a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof; or

(vi) in the case of a transfer by a holder of a Book-Entry Interest in a 144A Global Note in reliance on Rule 144, the Registrar shall have received a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) and/or item (3) thereof, the Registrar shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuer shall execute and the Authenticating Agent shall authenticate and deliver to the Person designated in the instructions a Definitive Registered Note in the appropriate principal amount. Any Definitive Registered Note issued in exchange for a Book-Entry Interest in a Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such Book-Entry Interest shall instruct the applicable Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Registrar shall deliver such Definitive Registered Notes to the Persons in whose names such Notes are so registered. Any Definitive Registered Note issued in exchange for a Book-Entry Interest in a Global Note pursuant to this Section 2.06(c) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(d) Transfer and Exchange of Definitive Registered Notes for Book-Entry Interests in the Global Notes. If any Holder of a Definitive Registered Note proposes to exchange such Note for a Book-Entry Interest in a Global Note or to transfer such Definitive Registered Notes to a Person who takes delivery thereof in the form of a Book-Entry Interest in a Global Note, then, upon receipt by the Transfer Agent and the Registrar of the following documentation:

(i) if the Holder of such Definitive Registered Note proposes to exchange such Note for a Book-Entry Interest in a Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2) thereof;

(ii) if such Definitive Registered Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(iii) if such Definitive Registered Note is being transferred in reliance on Regulation S or Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) or (3) thereof, as applicable; and

(iv) if such Definitive Registered Note is being transferred to the Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3) thereof, the Registrar will cancel the Definitive Registered Note, and the Registrar will increase or cause to be increased the aggregate principal amount of the appropriate Global Note.

(e) Transfer and Exchange of Definitive Registered Notes for Definitive Registered Notes. Upon request by a Holder of Definitive Registered Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Transfer Agent or the Registrar will register the transfer or exchange of Definitive Registered Notes of which registration the Issuer will be informed of by the Transfer Agent or the Registrar (as the case may be). Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Transfer Agent or the Registrar the Definitive Registered Notes duly endorsed and accompanied by a written instruction of transfer in a form satisfactory to the Transfer Agent or the Registrar duly executed by such Holder or its attorney, duly authorized to execute the same in writing. In the event that the Holder of such Definitive Registered Notes does not transfer the entire principal amount of Notes represented by any such Definitive Registered Note, the Transfer Agent or the Registrar will cancel or cause to be cancelled such Definitive Registered Note and the Issuer (who has been informed of such cancellation) shall execute and the Authenticating Agent shall authenticate and deliver to the requesting Holder and any transferee Definitive Registered Notes in the appropriate principal amounts. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

Any Definitive Registered Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Definitive Registered Note if the Registrar receives the following:

(i) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(ii) if the transfer will be made in reliance on Regulation S, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(f) Legends. The following legends will appear on the face of all Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(i) Private Placement Legend. Each Global Note and each Definitive Registered Note (and all Notes issued in exchange therefor or in substitution thereof) shall bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”)) OR (B) IT IS ACQUIRING THIS SECURITY IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR FOR WHICH IT HAS PURCHASED SECURITIES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) WHICH IS [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY)] ONLY (A) TO THE ISSUER, THE GUARANTOR OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF ITS PROPERTY OR THE PROPERTY OF SUCH INVESTOR ACCOUNT OR ACCOUNTS BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL AND TO COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, AND ANY APPLICABLE LOCAL LAWS AND REGULATIONS AND FURTHER SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (I) PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM AND (II) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.”

(ii) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE REGISTRAR MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE TRANSFERRED OR EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, AND (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE REGISTRAR FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE.”

(g) Cancellation and/or Adjustment of Global Notes. At such time as all Book-Entry Interests in a particular Global Note have been exchanged for Definitive Registered Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note will be returned to or retained and cancelled by the Registrar in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any Book-Entry Interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a Book-Entry Interest in another Global Note or for Definitive Registered Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Common Depositary to reflect such reduction; and if the Book-Entry Interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a Book-Entry Interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Common Depositary to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Issuer will execute and the Authenticating Agent will authenticate Global Notes and Definitive Registered Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(ii) No service charge will be made by the Issuer or the Registrar to a Holder of a Book-Entry Interest in a Global Note, a Holder of a Global Note or a Holder of a Definitive Registered Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any stamp duty, stamp duty reserve, documentary or other similar tax or governmental charge that may be imposed in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 4.10 and 4.14 hereof).

(iii) No Transfer Agent or Registrar will be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv) All Global Notes and Definitive Registered Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Registered Notes will be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Registered Notes surrendered upon such registration of transfer or exchange.

(v) Neither the Registrar nor the Issuer shall be required to register the transfer into its register kept at its registered office of any Definitive Registered Notes: (A) for a period of 15 days prior to any date fixed for the redemption of the Notes under Section 3.03; (B) for a period of 15 days immediately prior to the date fixed for selection of Notes to be redeemed in part; (C) for a period of 15 days prior to the record date with respect to any interest payment date applicable to such Notes; or (D) which the Holder has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer. Any such transfer will be made without charge to the Holder, other than any taxes, duties and governmental charges payable in connection with such transfer.

(vi) The Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, interest and Additional Amounts, if any, on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(vii) All certifications, certificates and Opinions of Counsel required to be submitted to the Issuer, the Trustee or the applicable Registrar (or any other Agent) pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted initially by facsimile with originals to be delivered promptly thereafter to the addressees thereof.

Section 2.07 Replacement Notes.

(a) If any mutilated Note is surrendered to the Registrar, the Trustee or the Issuer and the Trustee and the Issuer receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuer will issue and the Authenticating Agent, upon receipt of an Authentication Order, will authenticate a replacement Note if the Authenticating Agent’s requirements are met. If required by the Registrar or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Registrar and the Issuer to protect the Issuer, the Registrar, any Agent from any loss that any of them may suffer if a Note is replaced. The Issuer may charge the Holder for its expenses in replacing a Note, including reasonable fees and expenses of counsel.

(b) Every replacement Note is an additional obligation of the Issuer and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Authenticating Agent except for those cancelled by the Registrar, those delivered to the Registrar for cancellation, those reductions in the interest in a Global Note effected by the Common Depositary in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note; however, Notes held by the Issuer or a Subsidiary of the Issuer shall not be deemed to be outstanding for purposes of Section 3.07.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Registrar and the Issuer receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If a Paying Agent (other than the Issuer, a Subsidiary of the Issuer or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned will be so disregarded.

Section 2.10 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Authenticating Agent, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as may be reasonably acceptable to the Authenticating Agent. Without unreasonable delay, the Issuer will prepare and the Authenticating Agent will authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11 Cancellation.

The Issuer at any time may deliver Notes to the Registrar for cancellation. The Trustee, each Paying Agent and any Transfer Agent will forward to the Registrar any Notes surrendered to them for registration of transfer, exchange or payment. The Registrar or the Paying Agent (other than the Issuer or a Subsidiary of the Issuer) and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy cancelled Notes (subject to the record retention requirement of the U.S. Exchange Act). Certification of the destruction of all cancelled Notes will be delivered to the Issuer following a written request from the Issuer. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Registrar for cancellation.

Section 2.12 Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuer will notify the Trustee and the Principal Paying Agent as soon as practicable in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuer will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Principal Paying Agent in the name and at the expense of the Issuer) will deliver or cause to be delivered to the Holders in accordance with Section 13.01 a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13 ISIN or Common Code Number.

The Issuer in issuing the Notes may use an “ISIN” or “Common Code” number and, if so, such ISIN or Common Code number shall be included in notices of redemption or exchange as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness or accuracy of the ISIN or Common Code number printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange shall not be affected by any defect in or omission of such numbers. In order for any Additional Notes to have the same ISIN or Common Code, as applicable, as the Notes, such Additional Notes must be fungible with the Notes for U.S. federal income tax purposes.

The Issuer will promptly notify the Trustee, Registrar and Principal Paying Agent of any change in the ISIN or Common Code number.

Section 2.14 Deposit of Moneys.

On the Business Day prior to each Interest Payment Date and the maturity date of the Notes, the Issuer shall deposit with the Paying Agents, in immediately available funds, money in euro sufficient to make cash payments, if any, due on such day or date, as the case may be. Subject to actual receipt of such funds as provided by this Section 2.14 by the designated Paying Agent, such Paying Agent shall remit such payment in a timely manner to the Holders on such day or date, as the case may be, to the Persons and in the manner set forth in paragraph 2 of the Notes. The Issuer shall promptly notify the Trustee and the Paying Agent of its failure to so act.

Section 2.15 Agents.

(a) The rights, powers, duties and obligations and actions of each Agent under this Indenture are several and not joint or joint and several.

(b) The Issuer and the Agents acknowledge and agree that in the event of a Default or Event of Default, the Trustee may but shall not be obliged to, by notice in writing to the Issuer and the Agents, require that the Agents act as agents of, and take instructions exclusively from, the Trustee.

(c) In the event that instructions given to any Agent are not reasonably clear, then such Agent shall be entitled to seek clarification from the Issuer or other party entitled to give the Agents instructions under this Indenture by written request within 5 Business Days of receipt by such Agent of such instructions. If an Agent has sought clarification in accordance with this Section 2.15(c), then such Agent shall be entitled to take no action until such clarification is provided, and shall not incur any liability for not taking any action pending receipt of such clarification.

(d) The Issuer shall provide the Agents with a certified list of authorized signatories within a reasonable time following a request for such list by an Agent.

(e) The Agents shall hold all funds as bankers subject to the terms of this Indenture and as a result, such money need not be held in accordance with the rules established by the UK Financial Conduct Authority (or any similar authority in any other relevant country) in relation to client money. The Agents shall not be liable to account for interest on money paid to them by the Issuer.

(f) The Agents shall not be bound to make payment until satisfied that full payment has been received by such Agent from the Issuer in cleared funds.

(g) The Agents shall be entitled to make payments net of any taxes or other sums required by any applicable law to be withheld or deducted.

(h) No Agent shall be under any fiduciary duty or other obligation towards, or have any relationship of agency or trust, for or with any person other than the Issuer.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee and the Principal Paying Agent in accordance with Section 13.01 hereof, at least 10 days but not more than 60 days before a redemption date, an Officer’s Certificate setting forth:

(a) the clause of this Indenture pursuant to which the redemption shall occur;

(b) the redemption date and the record date;

(c) the principal amount of Notes to be redeemed;

(d)	the redemption price; and

(e)	the ISIN or Common Code numbers of the Notes, as applicable.

Section 3.02 Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Principal Paying Agent or Registrar will select the Notes for redemption in compliance with the requirements of the principal securities exchange, if any, on which the Notes are listed, as certified to the Paying Agent or Registrar, as applicable, by the Issuer, and on a pro rata basis in compliance with the requirements of Euroclear or Clearstream, or if the Notes are not so listed or such exchange prescribes no method of selection and the Notes are not held through Euroclear or Clearstream or Euroclear or Clearstream prescribe no method of selection, on a pro rata basis, subject to adjustments so that no Notes in an unauthorized denomination remains outstanding after such redemption; provided, however, that no Note of €100,000 in aggregate principal amount or less shall be redeemed in part and only Notes in integral multiples of €1,000 will be redeemed. The Principal Paying Agent and the Registrar will not be liable for any selections made by it in accordance with this Section 3.02.

The Principal Paying Agent will promptly notify the Issuer in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. No Note of €100,000 in aggregate principal amount or less shall be redeemed in part, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03 Notice of Redemption.

Subject to the provisions of Section 4.10 hereof, at least 10 days but not more than 60 days before a redemption date, the Issuer will provide a notice of redemption with a copy to the Principal Paying Agent and Trustee to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or the satisfaction and discharge of the Indenture pursuant to Article 8 or 12 hereof. For Notes which are represented by Global Notes, notices may be given by delivery of the relevant notices to Euroclear or Clearstream for communication to entitled account holders in substitution for the aforesaid delivery. So long as any Notes are listed on the Official List and the rules of the Authority so require, any such notice to the Holders of the relevant Notes shall, to the extent and in the manner permitted by such rules, be notified to the Authority.

(a) The notice will identify the Notes to be redeemed and corresponding ISIN or Common Code numbers, as applicable, and will state:

(i) the redemption date and the record date;

(ii) the redemption price and the amount of accrued interest, if any, and Additional Amounts, if any, to be paid;

(iii) if any Global Note is being redeemed in part, the portion of the principal amount of such Global Note to be redeemed and that, after the redemption date upon surrender of such Global Note, the principal amount thereof will be decreased by the portion thereof redeemed pursuant thereto and in accordance with the procedures of Euroclear or Clearstream (as applicable);

(iv) if any Definitive Registered Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed, and that, after the redemption date, upon surrender of such Note, a new Definitive Registered Note or Definitive Registered Notes in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Definitive Registered Note;

(v) the name and address of the Paying Agent(s) to which the Notes are to be surrendered for redemption;

(vi) that Notes called for redemption must be surrendered to the relevant Paying Agent to collect the redemption price, plus accrued and unpaid interest, if any, and Additional Amounts, if any;

(vii) that, unless the Issuer defaults in making such redemption payment, interest, and Additional Amounts, if any, on Notes called for redemption cease to accrue on and after the redemption date;

(viii) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(ix) that no representation is made as to the correctness or accuracy of the ISIN or Common Code numbers, if any, listed in such notice or printed on the Notes.

(b) The Issuer may provide in any notice of redemption that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

(c) The Issuer will notify the Trustee of any contemplated redemption at least five Business Days (or such shorter period as the Issuer and the Trustee may agree) prior to the notice of redemption being given to the Holders. At the Issuer’s request, the Principal Paying Agent will give the notice of redemption in the Issuer’s name and at its expense; provided, however, that the Issuer will have delivered to the Principal Paying Agent, at least five Business Days (or such shorter period as the Issuer and the Principal Paying Agent may agree) prior to the day when the notice of redemption is to be given, an Officer’s Certificate requesting that the Principal Paying Agent give such notice and setting forth the information to be stated in such notice as provided in Section 3.03(a).

Section 3.04 Effect of Notice of Redemption.

Any redemption or notice of redemption may, at the Issuer’s discretion, be subject to satisfaction of one or more conditions precedent. Subject to the foregoing, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price.

Section 3.05 Deposit of Redemption or Purchase Price.

(a) On the Business Day prior to the redemption or purchase date, the Issuer will deposit with the Paying Agent money in euros sufficient to pay the redemption or purchase price of, and accrued interest and Additional Amounts (if any) on, all Notes to be redeemed on that date. The Paying Agent will promptly return to the Issuer any money deposited with the Paying Agent, as applicable, by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest and Additional Amounts, if any, on, all Notes to be purchased or redeemed.

(b) If the Issuer complies with the provisions of Section 3.05(a), on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a record date for the payment of interest but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the Section 3.05(a), interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06 Notes Redeemed or Purchased in Part.

Upon surrender of a Definitive Registered Note that is redeemed or purchased in part, the Issuer will issue and, upon receipt of an Authentication Order, the Authenticating Agent will authenticate for (and in the name of) the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered; provided that any Definitive Registered Note shall be in a principal amount of €100,000 or an integral multiple of €1,000 above €100,000.

Section 3.07 Optional Redemption.

(a) Except as set forth in this Section 3.07 and in Section 3.08 hereof, the Notes are not redeemable at the option of the Issuer.

(b) At any time and from time to time prior to November 20, 2021, the Issuer may, on one or more occasions, redeem the Notes in whole or in part, at its option, upon not less than 10 nor more than 60 days’ prior written notice to the Holders as described in Section 3.03 at a redemption price equal to 100% of the principal amount of such Notes plus the Applicable Premium as of, and accrued and unpaid interest and Additional Amounts, if any, to the redemption date.

(c) At any time and from time to time on or after November 20, 2021, the Issuer may, on one or more occasions, redeem the Notes in whole or in part, at its option, upon not less than 10 nor more than 60 days’ prior written notice to the Holders as described in Section 3.03, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest and Additional Amounts, if any, to the redemption date, if redeemed during the twelve month period commencing on November 20 of the years indicated below:

Year	Redemption Price
2021	102.06250%
2022	101.03125%
2023 and thereafter	100.00000%

(d) At any time and from time to time prior to November 20, 2021, the Issuer may, on one or more occasions, at its option, upon notice as described in Section 3.03, redeem up to 40% of the aggregate principal amount of Notes (including Additional Notes) issued under this Indenture at a redemption price equal to (i) 104.125% of the aggregate principal amount thereof, with an amount equal to or less than the net cash proceeds of one or more Equity Offerings to the extent such net cash proceeds are received by or contributed to the Issuer, plus (ii) accrued and unpaid interest and Additional Amounts, if any, thereon to, but excluding, the applicable redemption date, provided that:

(i) in each case the redemption takes place not later than 120 days after the closing of the related Equity Offering; and

(ii) not less than 50% of the principal amount of the Notes originally issued on the Issue Date (including the principal amount of any Additional Notes) remain outstanding immediately thereafter.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof.

(e) Notwithstanding the foregoing, in connection with any tender offer for the Notes, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuer, or any third party making such a tender offer in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice to the Holders of the Notes, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a price equal to the price paid to each other Holder in such tender offer (other than any incentive payment for early tenders), plus, to the extent not included in the tender offer payment, accrued and unpaid interest and Additional Amounts, if any, thereon, to, but not including, the redemption date. In determining whether the Holders of at least 90% of the aggregate principal amount of the then outstanding Notes have validly tendered and not withdrawn Notes in a tender offer or other offer to purchase for all of the Notes, as applicable, Notes owned by an Affiliate of the Issuer or by funds controlled or managed by any Affiliate of the Issuer, or any successor thereof, shall be deemed to be outstanding for the purposes of such tender offer or other offer, as applicable.

(f) Notwithstanding anything else in this Indenture or the Notes, redemption notices may be given more than 60 days prior to a redemption date if the notice is in connection with a defeasance of Notes or a satisfaction and discharge of this Indenture.

(g) Any redemption and notice of redemption may, at the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice may state that, at the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed; provided that in no case shall the notice have been delivered less than 10 days or more than 60 days prior to the date on which such redemption (if any) occurs.

(h) If the Issuer effects an optional redemption of the Notes, it will, for so long as the Notes are listed on the Official List of The International Stock Exchange (the “Exchange”) and the rules of The International Stock Exchange Authority Limited (the “Authority”) so require, inform the Authority of such optional redemption and confirm the aggregate principal amount of the Notes that will remain outstanding immediately after such redemption.

(i) If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest and Additional Amounts, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Issuer.

(j) If a redemption date is not a Business Day, payment may be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such redemption date if it were a Business Day for the intervening period.

(k) The Issuer and its Restricted Subsidiaries may repurchase Notes at any time and from time to time in the open market or otherwise.

(l) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08 Redemption for Taxation Reasons.

(a) The Issuer may redeem the Notes in whole, but not in part, at any time upon giving not less than 30 nor more than 60 days’ notice to the Holders of the Notes (which notice will be irrevocable) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest and Additional Amounts, if any, to, but not including, the date fixed for redemption (a “Tax Redemption Date”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date occurring on or prior to the redemption date) and all Additional Amounts under Section 4.20 hereof, if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if any, if the Issuer or any Guarantor determines in good faith that, as a result of:

(i) any change in, or amendment to, the law or treaties (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction (as defined below) affecting taxation; or

(ii) any change in, or amendment to, an official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including by virtue of a holding, judgment or order by a court of competent jurisdiction) of a Relevant Taxing Jurisdiction

(each of the foregoing in clauses (i) and (ii), a “Change in Tax Law”), the relevant Payor (as defined below) is, or on the next interest payment date in respect of the Notes would be, required to pay any Additional Amounts, and such obligation cannot be avoided by taking reasonable measures available to the relevant Payor (but, in the case of a Guarantor, only if the payment giving rise to such requirement cannot be made by the Issuer or another Guarantor without the obligation to pay Additional Amounts) including, for the avoidance of doubt, the appointment of a new Paying Agent where this would be reasonable but not including assignment of the obligation to make payment with respect to the Notes. In the case of redemption due to withholding as a result of a Change in Tax Law in a jurisdiction that is a Relevant Taxing Jurisdiction at the date of the Offering Memorandum, such Change in Tax Law must become effective after the date of the Offering Memorandum. In the case of redemption due to withholding as a result of a Change in Tax Law in a jurisdiction that becomes a Relevant Taxing Jurisdiction after the date of the Offering Memorandum, such Change in Tax Law must become effective after the date the jurisdiction becomes a Relevant Taxing Jurisdiction. Notice of redemption for taxation reasons will be published in accordance with the procedures described in Section 3.03 hereof. Notwithstanding the foregoing, no such notice of redemption will be given earlier than 90 days prior to the earliest date on which such Payor would be obliged to make such payment of Additional Amounts were a payment then due.

(b) Prior to the publication or mailing of any notice of redemption of the Notes pursuant to the foregoing, such Payor will deliver to the Trustee (a) an Officer’s Certificate stating that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right so to redeem have been satisfied and that it would not be able to avoid the obligation to pay Additional Amounts by taking reasonable measures available to it and (b) an opinion of an independent tax counsel of recognized standing to the effect that such Payor has or will become obligated to pay Additional Amounts as a result of a Change in Tax Law.

(c) The Trustee will accept and shall be entitled to conclusively rely on such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, without further inquiry, in which event it will be conclusive and binding on the Holders.

(d) The foregoing will apply mutatis mutandis to any successor to the Issuer and to any jurisdiction in which any successor to the Issuer is incorporated or organized, resident or engaged in business for tax purposes, or any political subdivision or taxing authority or agency thereof or therein.

Section 3.09 [Reserved].

Section 3.10 Mandatory Redemption.

(a) The Issuer will not be required to make mandatory redemption payments or sinking fund payments with respect to the Notes. The Issuer and its Restricted Subsidiaries may at any time and from time to time purchase Notes in the open market or otherwise, at such price and on such terms as it sees fit.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes.

The Issuer will pay or cause to be paid the principal of, premium on, if any, interest and Additional Amounts, if any, on, the Notes on the dates and in the manner provided in the Notes and this Indenture. Principal, premium, if any, interest and Additional Amounts, if any, will be considered paid on the date due if the Paying Agent, if other than the Issuer or a Subsidiary of the Issuer, holds as of 10:00 a.m. London Time on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest and Additional Amounts, if any, then due. If the Issuer or any of its Subsidiaries acts as Paying Agent, principal, premium, if any, interest and Additional Amounts, if any, shall be considered paid on the due date if the entity acting as Paying Agent complies with Section 2.14.

Principal, premium, if any, interest and Additional Amounts, if any, on the Global Notes will be payable at the specified office or agency of the Principal Paying Agent maintained in London, for such purposes. All payments with respect to Notes represented by one or more Global Notes registered in the name of or held by a nominee of the common depositary for Euroclear or Clearstream, as applicable, will be made by wire transfer of immediately available funds to the account specified by the Holder or Holders thereof.

Principal of, interest, premium and Additional Amounts, if any, on any Definitive Registered Notes will be payable at the specified office or agency of any Paying Agent in London maintained for such purposes pursuant to Section 2.03. In addition, interest on Definitive Registered Notes may be paid by bank transfer to the Person entitled thereto as shown on the register for the Definitive Registered Note.

The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and interest at a rate that is 1% per annum higher than the then applicable interest rate on the Notes to the extent lawful. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Amounts, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

Section 4.02 Maintenance of Office or Agency.

The Issuer will maintain the offices and agencies specified in Section 2.03 and Section 13.06. The Issuer shall give prompt written notice to the Trustee and Agents of the location, and any change in the location, of such office or agency. If at any time the Issuer fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the office of the Registrar.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Issuer of its obligation to maintain the offices or agencies specified in Section 2.03 and Section 13.06. The Issuer will give prompt written notice to the Trustee and Agents of any such designation or rescission and of any change in the location of any such other office or agency.

Section 4.03 Reports and Other Information.

(a) For so long as any Notes are outstanding, the Issuer will provide to the Trustee the following reports:

(i) within 120 days after the end of the Issuer’s fiscal year, an annual report of the Issuer containing, to the extent applicable, the following information: (a) audited consolidated balance sheets of the Issuer or its predecessor as of the end of the two most recent fiscal years and audited consolidated income statements and statements of cash flow of the Issuer or its predecessor for the two most recent fiscal years, including complete footnotes to such financial statements and the report of the independent auditors on the financial statements; (b) unaudited pro forma income statement information and balance sheet information of the Issuer (which, for the avoidance of doubt, shall not include the provision of a full income statement or balance sheet to the extent not reasonably available), together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the most recently completed fiscal year (unless such pro forma information has been provided in a previous report pursuant to Section 4.03(a)(ii) or Section 4.03(a)(iii)); (c) an operating and financial review of the audited financial statements, including a discussion of the results of operations, financial condition, and liquidity and capital resources of the Issuer, and a discussion of material commitments and contingencies and critical accounting policies, together with pro rata financial information presented in a manner consistent with that disclosed in the Offering Memorandum; (d) a description of the business, management and shareholders of the Issuer, all material affiliate transactions and a description of all material debt instruments; and (e) a summary description of material risk factors and material recent developments (to the extent not previously reported pursuant to Section 4.03(a)(ii) or Section 4.03(a)(iii)); provided that the information described in clauses (d) and (e) of this Section 4.03(a)(i) may be provided in the footnotes to the financial statements;

(ii) within 75 days following the end of the first three fiscal quarters in each fiscal year of the Issuer beginning with the last quarter commencing prior to the Issue Date, a quarterly report of the Issuer containing the following information: (a) an unaudited condensed consolidated balance sheet as of the end of such quarter and unaudited condensed statements of income and cash flow for the most recent year to date period ending on the unaudited condensed balance sheet date, and the comparable prior year period, together with condensed footnote disclosure; (b) unaudited pro forma income statement information and balance sheet information of the Issuer (which, for the avoidance of doubt, shall not include the provision of a full income statement or balance sheet to the extent not reasonably available), together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the relevant quarter; (c) an operating and financial review of the unaudited financial statements, including a discussion of the results of operations, financial condition, and liquidity and capital resources of the Issuer and a discussion of material changes between the current quarterly period and the corresponding period of the prior year, together with pro rata financial information presented in a manner consistent with that disclosed in the Offering Memorandum; and (d) all material recent developments (to the extent not previously reported pursuant to Section 4.03(a)(i) or Section 4.03(a)(iii)); provided that the information described in clause (d) of this Section 4.03(a)(ii) may be provided in the footnotes to the financial statements; and

(iii) promptly after the occurrence of any material acquisition, disposition or restructuring or any change in Chief Executive Officer or Chief Financial Officer at the Issuer or change in auditors of the Issuer or any other material event that the Issuer or any of its Restricted Subsidiaries announces publicly, a report containing a summary description of such event (to the extent not previously reported pursuant to Section 4.03(a)(i) or Section 4.03(a)(ii),

All financial statement and pro forma financial information shall be prepared in accordance with IFRS as in effect on the date of such report or financial statement (or otherwise on the basis of IFRS as then in effect) and on a consistent basis for the periods presented; provided, however, that the reports set forth in Sections 4.03(a)(i), 4.03(a)(ii) and 4.03(a)(iii) may, in the event of a change in applicable IFRS, present earlier periods on a basis that applied to such periods. Following an Initial Public Offering of the Capital Stock of an IPO Entity and/or the listing of such Capital Stock on a recognized European or U.S. stock exchange, the requirements of Sections 4.03(a)(i), 4.03(a)(ii) and 4.03(a)(iii) shall be considered to have been fulfilled if the IPO Entity complies with the reporting requirements of such stock exchange, provided that the IPO Entity shall provide financial reporting for the first three fiscal quarters in each fiscal year and shall provide the annual, quarterly and ad hoc reports within the time periods specified above, in each case, even if not so required in accordance with the reporting requirements of such stock exchange. Except as provided for above, no report need include separate financial statements for any Subsidiaries of the Issuer.

(b) At any time that any of the Issuer’s Subsidiaries are Unrestricted Subsidiaries and any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, constitutes a Significant subsidiary of the Issuer, then the annual and quarterly financial information required by Section 4.03(a)(i) and Section 4.03(a)(ii) shall include either (a) a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuer or (b) standalone audited or unaudited financial statements, as the case may be, of such Unrestricted Subsidiary or Unrestricted Subsidiaries (as a group or otherwise), together with an unaudited reconciliation to the financial information of the Issuer and its Subsidiaries, which reconciliation shall include the following items: revenues, EBITDA (together with the percentage ownership the Issuer and its Restricted Subsidiaries have in such Unrestricted Subsidiary or group of Unrestricted Subsidiaries both before and after such Subsidiaries become Unrestricted Subsidiaries), net income, cash, total assets, total debt, shareholders equity, capital expenditures and interest expense. Additionally, at any time that any of the Issuer’s Restricted Subsidiaries are Restricted Affiliates, then the annual and quarterly financial information required by Section 4.03(a)(i) and Section 4.03(a)(ii) shall include the amount of dividends or distributions or other payments (other than Excluded Contributions) that are actually paid in cash (or to the extent converted into cash) in respect of such period by each Restricted Affiliate to the Issuer or a Restricted Subsidiary that is not a Restricted Affiliate.

(c) Substantially concurrently with the issuance to the Trustee of the reports specified in Sections 4.03(a)(i), 4.03(a)(ii) and 4.03(a)(iii), the Issuer shall also (a) use its commercially reasonable efforts (i) to post copies of such reports on such website as may be then maintained by the Issuer and its Subsidiaries or (ii) otherwise to provide substantially comparable availability of such reports (as determined by the Issuer in good faith) or (b) to the extent the Issuer determines in good faith that it cannot make such reports available in the manner described in the preceding clause (a) owing to applicable law or after the use of its commercially reasonable efforts, furnish such reports to the Holders and, upon request, prospective purchasers of the Notes.

(d) The Issuer shall use its commercially reasonable efforts to conduct a conference call to discuss its results of operations for the relevant reporting period within 10 Business Days after the delivery of the reports required by Section 4.03(a)(i) and 4.03(a)(ii).

(e) The Issuer will also make available copies of all reports required by Sections 4.03(a)(i), 4.03(a)(ii) and 4.03(a)(iii), if and so long as the Notes are listed on the Official List of the Exchange and the rules of the Authority so require, at the offices of the Paying Agent or, to the extent and in the manner permitted by such rules (if required), post such reports on the official website of the Exchange.

(f) In addition, so long as the Notes remain outstanding and during any period during which the Issuer is not subject to Section 13 or 15(d) of the Exchange Act nor exempt therefrom pursuant to Rule 12g3-2(b), the Issuer shall furnish to the Holders and, upon their request, prospective purchasers of the Notes, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(g) To the extent any information is not provided within the time periods specified in this Section 4.03 and such information is subsequently provided, the Issuer will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured.

(h) All reports provided pursuant to this Section 4.03 shall be made in the English language.

Section 4.04 Compliance Certificate.

(a) The Issuer shall deliver to the Trustee annually, within 120 days after the end of each fiscal year, an Officer’s Certificate stating that a review of the activities of the Issuer and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer(s) with a view to determining whether the Issuer has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge, the Issuer has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of, premium on, if any, interest or Additional Amounts, if any, on, the Notes is prohibited or if such event has occurred, a description of the event and what action the Issuer is taking or proposes to take with respect thereto.

(b) So long as any of the Notes are outstanding, the Issuer will deliver to the Trustee, as soon as reasonably practicable after (but not later than 20 days) upon any Officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Issuer is taking or proposes to take with respect thereto.

Section 4.05 Taxes.

The Issuer will pay, and the Issuer will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06 Stay, Extension and Usury Laws.

The Issuer and the Guarantor each covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and the Guarantor each (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Limitation on Restricted Payments.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any payment or distribution on account of the Issuer’s, or any of its Restricted Subsidiaries’, Equity Interests (in each case, solely in such Person’s capacity as holder of such Equity Interests), including any dividend, payment or distribution payable in connection with any merger, amalgamation or consolidation other than:

(A) dividends and distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) or Subordinated Shareholder Funding of the Issuer or in options, warrants or other rights to purchase such Equity Interests; or

(B) dividends and distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities;

(ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any Holding Company of the Issuer, including any purchase, redemption, defeasance, acquisition or retirement in connection with any merger, amalgamation or consolidation;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(A) Indebtedness permitted under Sections 4.09(b)(viii), 4.09(b)(ix) and 4.09(b)(x); or

(B) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition;

(iv) make any payment (other than by capitalization of interest) on or with respect to, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Shareholder Funding; or

(v) make any Restricted Investment,

(each such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, other acquisition, retirement, Restricted Investment and other actions referred to in Sections 4.07(a)(i) through 4.07(a)(v) are referred to as a “Restricted Payment”), unless, at the time of such Restricted Payment:

(A) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(B) immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur €1.00 of additional Indebtedness pursuant to the Pro Rata Fixed Charge Coverage Test set forth in Section 4.09(a); and

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by Sections 4.07(b)(i), 4.07(b)(vi)(C) and 4.07(b)(xiv) (to the extent not deducted in calculating Pro Rata Net Income), but excluding all other Restricted Payments permitted by Section 4.07(b)), is less than the sum of (without duplication):

(I) 50% of Pro Rata Net Income of the Issuer for the period (taken as one accounting period) beginning on the fiscal quarter commencing immediately prior to the Issue Date to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Pro Rata Net Income for such period is a deficit, minus 100% of such deficit; plus

(II) 100% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Issuer subsequent to the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to Section 4.09(b)(xiii)(A)) from the issue or sale of:

(1)

a) Equity Interests or Subordinated Shareholder Funding of the Issuer, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

i) Equity Interests or Subordinated Shareholder Funding to any future, present or former employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any Holding Company of the Issuer or any of the Issuer’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 4.07(b)(iv); and

ii) Designated Preferred Stock; and

b) Equity Interests of any Holding Company of the Issuer to the extent such net cash proceeds, marketable securities or other property are actually contributed to the Issuer (excluding contributions of the proceeds from the sale of Designated Preferred Stock of any such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with Section 4.07(b)(iv)); or

(2) Indebtedness of the Issuer or a Restricted Subsidiary that has been converted into or exchanged for such Equity Interests or Subordinated Shareholder Funding of the Issuer;

provided, that this clause (C)(II) of Section 4.07(a) shall not include the proceeds or assets from (V) Refunding Capital Stock (as defined below) applied in accordance with Section 4.07(b)(ii), (W) Equity Interests or convertible debt securities of the Issuer sold to a Restricted Subsidiary, (X) Disqualified Stock or debt securities that have been converted into Disqualified Stock, (Y) Excluded Contributions and (Z) Parent Debt Contributions; plus

(III) 100% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of the Issuer following the Issue Date (other than (i) net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to Section 4.09(b)(xiii)(A), (ii) contributions by a Restricted Subsidiary, (iii) any Excluded Contributions and (iv) any Parent Debt Contributions); plus

(IV) 100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by the Issuer or any Restricted Subsidiary by means of:

(1) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of, or other returns on Investments from, Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Issuer or its Restricted Subsidiaries, in each case after the Issue Date; or

(2) the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a dividend or distribution (other than an Excluded Contribution) from an Unrestricted Subsidiary,

(other than, in the case of each clause (1) and (2) above, to the extent such Investment constituted a Permitted Investment or was made under Section 4.07(b)(ix) and will increase the amount available under the applicable clause of the definition of “Permitted Investment” or Section 4.07(b)(ix), as the case may be, and excluding any amount that replenishes the amounts available pursuant to such clauses), in each case, after the Issue Date; plus

(V) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets, other than to the extent such Investment constituted a Permitted Investment or was made pursuant to Section 4.07(b)(ix) and will increase the amount available under the applicable clause of the definition of “Permitted Investment” or Section 4.07(b)(ix), as the case may be, and excluding any amount that replenishes the amounts available pursuant to such clauses.

(b) The provisions of Section 4.07(a) will not prohibit:

(i) the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of this Indenture;

(ii) (a) the redemption, repurchase, defeasance, retirement or other acquisition of any Equity Interests, including any accrued and unpaid dividends thereon (“Treasury Capital Stock”), Subordinated Shareholder Funding or Subordinated Indebtedness of the Issuer or any Restricted Subsidiary or any Equity Interests of any Holding Company of the Issuer, in exchange for, or out of the proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary) of, Equity Interests or Subordinated Shareholder Funding of the Issuer or any Holding Company of the Issuer to the extent contributed to the Issuer (in each case, other than any Disqualified Stock, Excluded Contributions or Parent Debt Contributions) (“Refunding Capital Stock”), (b) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary (or Restricted Affiliate) of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries (or a Restricted Affiliate)) of Refunding Capital Stock, and (c) if, immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under Sections 4.07(b)(vi)(A) or 4.07(b)(vi)(B), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any Holding Company of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(iii) the prepayment, defeasance, redemption, repurchase, exchange or other acquisition or retirement (a) of Subordinated Indebtedness of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Guarantor or Disqualified Stock of the Issuer or a Guarantor or (b) Disqualified Stock of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of the Issuer or a Guarantor, that, in each case, is incurred or issued, as applicable, in compliance with Section 4.09 so long as:

(A) the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so prepaid, defeased, redeemed, repurchased, exchanged, acquired or retired for value, plus the amount of any premium (including tender premium) required to be paid under the terms of the instrument governing the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired, defeasance costs and any fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock;

(B) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so defeased, redeemed, repurchased, exchanged, acquired or retired;

(C) such new Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired (or, if earlier, the date that is at least 91 days after the maturity date of the Notes); and

(D) such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired (or requires no or nominal payments in cash prior to the date that is at least 91 days after the maturity date of the Notes);

(iv) a Restricted Payment to pay for the repurchase, redemption or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Issuer or any Holding Company of the Issuer held by any future, present or former employee, director, officer, member of management or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any of its Holding Companies pursuant to any management, director, employee or consultant equity plan or stock option plan or any other management, director, employee or consultant benefit plan or agreement, or any stock subscription or shareholder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Issuer or any Holding Company of the Issuer in connection with such repurchase, retirement or other acquisition), including any Equity Interest rolled over by management, directors, employees or consultants of the Issuer or any Holding Company of the Issuer in connection with the Transactions; provided, that the aggregate amount of Restricted Payments made under this clause (iv) do not exceed in any calendar year €2.5 million (which shall increase to €5.0 million subsequent to the consummation of an IPO Event) (with unused amounts in any calendar year being carried over to succeeding calendar years); provided, further, that such amount in any calendar year under this clause may be increased by an amount not to exceed:

(A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) or Subordinated Shareholder Funding of the Issuer and, to the extent contributed to the Issuer, the cash proceeds from the sale of Equity Interests or Subordinated Shareholder Funding of any of Holding Company of the Issuer, in each case to any future, present or former employees, directors, officers, members of management, or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any of its Holding Companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (C) of Section 4.07(a) and such cash proceeds are not Excluded Contributions or Parent Debt Contributions and have not been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to Section 4.09(b)(xiii)(A); plus

(B) the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries (or any Holding Company to the extent contributed to the Issuer) after the Issue Date; less

(C) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A) and (B) of this Section 4.07(b)(iv);

and provided, further, that (i) cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from any future, present or former employees, directors, officers, members of management or consultants of the Issuer (or their respective Controlled Investment Affiliates or Immediate Family Members) in connection with a repurchase of Equity Interests of the Issuer or any of its Holding Companies and (ii) the repurchase of Equity Interests deemed to occur upon the exercise of options, warrants or similar instruments if such Equity Interests represents all or a portion of the exercise price thereof or payments, in lieu of the issuance of fractional Equity Interests or withholding to pay other taxes payable in connection therewith, in the case of each of clauses (i) and (ii), will not be deemed to constitute a Restricted Payment for purposes of this Section 4.07 or any other provision of this Indenture;

(v) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with Section 4.09 to the extent such dividends are included in the definition of “Fixed Charges”;

(vi)

(A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer or any of its Restricted Subsidiaries after the Issue Date;

(B) the declaration and payment of dividends to any Holding Company of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock, Excluded Contributions or Parent Debt Contributions) issued by such parent company after the Issue Date; or

(C) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to Section 4.07(b)(ii);

provided, that, in the case of each of clauses (A), (B) and (C) of this Section 4.07(b)(vi): (a) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Pro Rata Fixed Charge Coverage Ratio would have been at least 2.00 to 1.00 and (b) the amount of dividends paid pursuant to this Section 4.07(b)(vi) shall not exceed the aggregate amount of cash actually contributed to the Issuer from the sale of such Designated Preferred Stock;

(vii) the declaration and payment of dividends on the Issuer’s common stock (or the payment of dividends to any Holding Company of the Issuer to fund a payment of dividends on such company’s common stock), following an IPO Event, in an amount per annum not to exceed the greater of 7.0% of the Market Capitalization or 7% of the IPO Capitalization, so long as, after giving pro forma effect to the payment of any such Restricted Payment, the Pro Rata Net Leverage Ratio is no higher than 3.00 to 1.00;

(viii) Restricted Payments that are made (a) in an amount equal to the net cash amount of Excluded Contributions previously received or (b) without duplication with clause (a), from the Net Proceeds from an Asset Sale in respect of property or assets acquired after the Issue Date, if the acquisition of such property or assets was financed with Excluded Contributions;

(ix) Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (ix) (in the case of Restricted Investments, at the time outstanding (without giving effect to the sale of an Investment to the extent the proceeds of such sale do not consist of, or have not be subsequently sold or transferred for, Cash Equivalents)) not to exceed the greater of €150.0 million and 38.6% of Pro Rata EBITDA;

(x) distributions or payments of Securitization Fees;

(xi) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness:

(A) to the extent required by the agreement governing such Subordinated Indebtedness, following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only (i) if the Issuer shall have first complied with Section 4.14 and purchased all Notes validly tendered pursuant to the Change of Control Offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness and (ii) at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness plus accrued and unpaid interest; or

(B) (i) from Net Proceeds to the extent permitted under Section 4.10, but only if the Issuer shall have first complied with Section 4.10 and purchased all Notes tendered pursuant to any Asset Sale Offer, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness and (ii) at a purchase price not greater than 100% of the principal amount of such Subordinated Indebtedness plus accrued and unpaid interest;

(C) (i) consisting of Acquired Indebtedness (other than Indebtedness incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Issuer or a Restricted Subsidiary or (B) otherwise in connection with or contemplation of such acquisition) and (ii) at a purchase price not greater than 100% of the principal amount of such Subordinated Indebtedness plus accrued and unpaid interest and any premium required by the terms of any Acquired Indebtedness;

(xii) the declaration and payment of dividends or distributions by the Issuer to, or the making of loans to, any Holding Company of the Issuer in amounts required for any Holding Company of the Issuer to pay, in each case without duplication,

(A) franchise, excise and similar taxes, and other fees and expenses, required to maintain their corporate existence;

(B) consolidated, combined or similar foreign, federal, state or local income or similar taxes of a tax group that includes the Issuer and/or its Subsidiaries and whose common parent is a Holding Company of the Issuer, to the extent such income or similar taxes are attributable to the income of the Issuer and its Restricted Subsidiaries or, to the extent of any cash amounts actually received from its Unrestricted Subsidiaries for such purpose, to the income of such Unrestricted Subsidiaries; provided, that in each case the amount of such payments in respect of any fiscal year does not exceed the amount that the Issuer and/or its Restricted Subsidiaries (and, to the extent permitted above, its Unrestricted Subsidiaries), as applicable, would have been required to pay in respect of the relevant foreign, federal, state or local income or similar taxes for such fiscal year had the Issuer, its Restricted Subsidiaries and/or its Unrestricted Subsidiaries (to the extent described above), as applicable, paid such taxes separately from any such parent company;

(C) customary salary, bonus and other benefits payable to employees, directors, officers and managers of any Holding Company of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(D) general corporate operating and overhead costs and expenses of any Holding Company of the Issuer to the extent such costs and expenses are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(E) fees and expenses other than to Affiliates of the Issuer related to any unsuccessful equity or debt offering of such parent entity;

(F) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Issuer or any Holding Company of the Issuer;

(G) to finance Investments that would otherwise be permitted to be made pursuant to this Section 4.07 if made by the Issuer; provided, that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such Holding Company shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Issuer or one of its Restricted Subsidiaries or (2) the merger or amalgamation of the Person formed or acquired into the Issuer or one of its Restricted Subsidiaries (to the extent not prohibited by Section 5.01) in order to consummate such Investment, (C) such Holding Company and its Affiliates (other than the Issuer or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Issuer or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Indenture, (D) any property received by the Issuer shall not increase amounts available for Restricted Payments pursuant to clause (C) of Section 4.07(a) or be deemed to be an Excluded Contribution or Parent Debt Contribution or be used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to Section 4.09(b)(xiii)(A) and (E) such Investment shall be deemed to be made by the Issuer or such Restricted Subsidiary pursuant to another provision of this Section 4.07 (other than pursuant to clause 4.07(b)(viii)) or pursuant to the definition of “Permitted Investments” (other than clause (i) thereof); and

(H) amounts that would be permitted to be paid by the Issuer under clauses (iv), (vii), (viii), (xii) and (xiii) of Section 4.11(b); provided, that the amount of any dividend or distribution under this Section 4.07(b)(xii)(H) to permit such payment shall reduce, without duplication, Pro Rata Net Income to the extent, if any, that such payment would have reduced Pro Rata Net Income if such payment had been made directly by the Issuer and increase (or, without duplication of any reduction of Pro Rata Net Income, decrease) Pro Rata EBITDA to the extent, if any, that Pro Rata Net Income is reduced under this Section 4.07(b)(xii)(H) and such payment would have been added back to (or, to the extent excluded from Pro Rata Net Income, would have been deducted from) Pro Rata EBITDA if such payment had been made directly by the Issuer, in each case, in the period such payment is made;

(xiii) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(xiv) Restricted Payments; provided, that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such Restricted Payments, on a pro forma basis, the Pro Rata Net Leverage Ratio is no greater than 2.50 to 1.00; and

(xv) dividends or other distributions in amounts required for and used by a direct or indirect parent of the Issuer to pay interest on Indebtedness the proceeds of which have been on-lent or contributed to the Issuer or any of its Restricted Subsidiaries as a Parent Debt Contribution and that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuer or any of its Restricted Subsidiaries incurred in accordance with Section 4.09; provided that any amounts payable (a) as interest on any proceeds loan or other Indebtedness of the Issuer or any Restricted Subsidiary pursuant to which the Parent Debt Contribution was made, or (b) on any guarantee or other obligation of the Issuer or any Restricted Subsidiary on such Indebtedness will, in each case, reduce the amount available for making Restricted Payments under this clause (xv);

provided, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (ix) and (xiv), no Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) For purposes of determining compliance with this Section 4.07, in the event that a proposed Restricted Payment (or a portion thereof) meets the criteria of clauses (i) through (xv) of this Section 4.07(b) or is entitled to be made pursuant to Section 4.07(a), the Issuer will be entitled to classify such Restricted Payment (or a portion thereof) among such clauses (i) through (xv) of this Section 4.07(b) and Section 4.07(a) in any manner that complies with this Section 4.07.

(d) For purposes of designating any future Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the penultimate sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, pursuant to this Section 4.07 or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the requirements set forth in the definition of “Unrestricted Subsidiary.”

Section 4.08 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries that is not a Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary that is not a Guarantor to:

(i) (1) pay dividends or make any other distributions to the Issuer on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (2) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries that is a Guarantor;

(ii) make loans or advances to the Issuer or any of its Restricted Subsidiaries that is a Guarantor; or

(iii) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries that is a Guarantor.

(b) The provisions of Section 4.08(a) shall not prohibit:

(i) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to Indebtedness or other obligations outstanding on the Issue Date and the related documentation and Hedging Obligations and the related documentation;

(ii) this Indenture, the Notes and the Guarantees;

(iii) purchase money obligations for property or assets acquired in the ordinary course of business and capital lease obligations that impose restrictions of the nature discussed in Section 4.08(a)(iii) on the property or assets so acquired;

(iv) applicable law or any applicable rule, regulation or order;

(v) (x) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary, any agreement or other instrument of such Unrestricted Subsidiary (but, in any such case, not created in contemplation thereof) and (y) any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Issuer or any of its Restricted Subsidiaries in existence at the time of such acquisition or at the time it merges with or into the Issuer or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries or the property or assets so acquired;

(vi) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(vii) Secured Indebtedness otherwise permitted to be incurred pursuant to Section 4.09 and Section 4.12 that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(viii) restrictions on cash or other deposits or net worth imposed by customers or suppliers under contracts entered into in the ordinary course of business or arising in connection with any Permitted Liens;

(ix) other Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Guarantors permitted to be incurred subsequent to the Issue Date pursuant to Section 4.09 if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders than is customary in comparable financings (as determined in good faith by the Issuer);

(x) customary provisions in joint venture agreements and other similar agreements or arrangements relating to such joint venture;

(xi) customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(xii) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Issuer or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided, that such agreement prohibits the encumbrance of solely the property or assets of the Issuer or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Issuer or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(xiii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary;

(xiv) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(xv) restrictions arising in connection with cash or other deposits permitted under Section 4.12;

(xvi) any encumbrances or restrictions of the type referred to in Sections 4.08(a)(i), 4.08(a)(ii) and 4.08(a)(iii) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xv) above (other than clause (i) above); provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the

Issuer, (i) not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; (ii) customary in comparable transactions; or (iii) would not in the good faith determination of the Issuer, materially impair the ability of the Issuer to make payments on the Notes;

(xvii) restrictions created in connection with any Qualified Securitization Facility that in the good faith determination of the Issuer are necessary or advisable to effect such Qualified Securitization Facility; and

(xviii) restrictions contained in any Intercreditor Agreement entered into by the Trustee as provided by this Indenture.

Section 4.09 Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) The Issuer will not, and will not permit its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if:

(i) the Pro Rata Fixed Charge Coverage Ratio for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period (the “Pro Rata Fixed Charge Coverage Test”); and

(ii) the Pro Rata Net Leverage Ratio for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been no greater than 4.25 to 1.00, determined on a pro forma basis (including a pro forma application of the proceeds therefrom) (the “Pro Rata Net Leverage Ratio Test”); and

(iii) such Indebtedness, Disqualified Stock or Preferred Stock constitutes Priority Indebtedness, the Pro Rata Priority Net Leverage Ratio for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been no greater than 2.25 to 1.00, determined on a pro forma basis (including a pro forma application of the proceeds therefrom) (the “Pro Rata Priority Net Leverage Ratio Test”).

(b) The limitations of Section 4.09(a) shall not apply to the following:

(i) Indebtedness of the Issuer or its Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary in the ordinary course of business;

(ii) Indebtedness incurred by the Issuer or any Restricted Subsidiary pursuant to any Credit Facility (including in respect of letters of credit or bankers’ acceptances issued or created thereunder), and any refinancing Indebtedness in respect thereof and guarantees in respect of such Indebtedness in a maximum aggregate principal amount at any time outstanding not exceeding (A) the greater of €100.0 million and 25.7% of Pro Rata EBITDA, plus (B) in the case of any refinancing of any Indebtedness permitted under this clause (ii) or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

(iii) the incurrence by the Issuer and any Guarantor of Indebtedness represented by the Notes (including any guarantee thereof, but excluding any Additional Notes) and, if any Intercreditor Agreement is entered into, any related “parallel debt” obligations under any Intercreditor Agreement;

(iv) Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in Section 4.09(b)(iii)) after giving pro forma effect to the Transactions;

(v) Indebtedness consisting of Capitalized Lease Obligations and Purchase Money Obligations and refinancing Indebtedness thereof in an aggregate principal amount not to exceed €30.0 million (determined at the date of incurrence or issuance), so long as such Indebtedness (except in the case of refinancing Indebtedness) exists at the date of such purchase, lease or improvement or is created within 365 days thereafter (and for the avoidance of doubt, the purchase date for any asset shall be the later of the date of completion of construction or installation and the beginning of the full productive use of such asset);

(vi) Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries constituting (A) reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or created in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance; provided, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 Business Days following such drawing or incurrence; and (B) customary credit management, cash management, cash pooling, netting or setting off arrangements and related activities with Affiliates and joint ventures on an arm’s length basis in an aggregate amount not to exceed €75.0 million (in each case, determined as of the date of such incurrence) at any time outstanding;

(vii) Indebtedness arising from agreements of the Issuer or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, that such Indebtedness is not reflected on the balance sheet of the Issuer, or any of its Restricted Subsidiaries; and provided, further, that Contingent Obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (vii);

(viii) Indebtedness of the Issuer owed to a Restricted Subsidiary; provided, that any such Indebtedness owed to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) not permitted by this clause (viii);

(ix) Indebtedness of a Restricted Subsidiary owed to the Issuer or another Restricted Subsidiary; provided, that if a Guarantor incurs such Indebtedness owed to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated in right of payment to the Guarantee of the Notes of such Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) not permitted by this clause (ix);

(x) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another of its Restricted Subsidiaries or any pledge of such Capital Stock constituting a Permitted Lien) shall be deemed in each case to be an issuance of such shares of Preferred Stock (to the extent such Preferred Stock is then outstanding) not permitted by this clause (x);

(xi) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes, in the good faith determination of management) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred under this Indenture, exchange rate risk or commodity pricing risk;

(xii) obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Issuer or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(xiii)

(A) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Guarantor and any refinancing Indebtedness, Disqualified Stock or Preferred Stock thereof in an aggregate principal amount or liquidation preference not to exceed 100% of the net cash proceeds received by the Issuer since immediately after the Issue Date from the issue or sale of Equity Interests or Subordinated Shareholder Funding of the Issuer or cash contributed to the capital of the Issuer (in each case, other than Excluded Contributions, Parent Debt Contributions and proceeds of Disqualified Stock, Designated Preferred Stock or sales of Equity Interests or Subordinated Shareholder Funding to the Issuer or any of its Subsidiaries) to the extent such net cash proceeds or cash have not been applied to make Restricted Payments pursuant to clauses (C)(II) or (C)(III) of Section 4.07(a) or Section 4.07(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (a), (b) or (c) of the definition thereof); provided, that to the extent such net cash proceeds or cash have been applied to make Restricted Payments pursuant to clauses (C)(II) or (C)(III) of Section 4.07(a) or Section 4.07(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (a), (b) or (c) of the definition thereof), such net cash proceeds or cash shall be excluded for purposes of incurring Indebtedness pursuant to this Section 4.09(b)(xiii)(A) and

(B) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause 4.09(b)(xiii)(B), does not at any time outstanding exceed the greater of €100.0 million and 25.7% of Pro Rata EBITDA (in each case, determined as of the date of such incurrence); it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause 4.09(b)(xiii)(B) shall cease to be deemed incurred or outstanding for purposes of this clause 4.09(b)(xiii)(B) but shall be deemed incurred for the purposes of Section 4.09(a) from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under Section 4.09(a) without reliance on this Section 4.09(b)(xiii)(B);

(xiv) the incurrence or issuance by the Issuer or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to extend, replace, refund, refinance, renew or defease any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued as permitted under Section 4.09(a) and clauses (iii) and (iv), this clause (xiv) and clause (xv) of this Section 4.09(b) or any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued to so extend, replace, refund, refinance, renew or defease such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), defeasance costs, and accrued interest, fees and expenses in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased (or requires no or nominal payments in cash prior to the date that is 91 days after the maturity date of the Notes);

(B) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated in right of payment to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Guarantee thereof at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively;

(C) shall not include:

(I) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer;

(II) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(III) Indebtedness or Disqualified Stock of the Issuer or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; and

(D) if incurred in respect of any credit facility or any other Indebtedness may be incurred from time to time after the termination, discharge or repayment of any such credit facility or other Indebtedness.

(xv) (a) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary incurred or issued to finance an acquisition (or other purchase of assets) or (b) Indebtedness, Disqualified Stock or Preferred Stock of a Person or Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into or consolidated with the Issuer or a Restricted Subsidiary in accordance with the terms of this Indenture; provided, that in the case of clauses (a) and (b), after giving effect to such acquisition, merger, amalgamation or consolidation, either (x) the Issuer would be permitted to incur at least €1.00 of additional Indebtedness pursuant to (i) the Pro Rata Fixed Charge Coverage Test, (ii) the Pro Rata Net Leverage Ratio Test and (iii) the Pro Rata Priority Net Leverage Ratio Test (with respect to the incurrence of Priority Indebtedness), each as set forth in Section 4.09(a), or (y) the Pro Rata Fixed Charge Coverage Ratio would not be lower and the Pro Rata Net Leverage Ratio Test would not be greater and the Pro Rata Priority Net Leverage Ratio Test (with respect to the incurrence of Priority Indebtedness) would not be greater, in each case, than the relevant ratio immediately prior to such acquisition, merger, amalgamation or consolidation;

(xvi) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(xvii) Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to Indebtedness that is incurred pursuant to another clause in this Section 4.09, in a principal amount not in excess of the stated amount of such letter of credit;

(xviii)

(A) (i) any guarantee by the Issuer or a Guarantor of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Indenture; (ii) any guarantee by a non-Guarantor Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as (A) the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Indenture; and (B) if such Indebtedness is Priority Indebtedness, the Pro Rata Priority Net Leverage Ratio (tested at the time of incurrence of such Indebtedness) is no greater than 2.25 to 1.00, or

(B) any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer; provided, that such guarantee is incurred in accordance with Section 4.15;

(xix) Indebtedness consisting of Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to future, present or former employees, directors, officers, managers and consultants thereof, their respective Controlled Investment Affiliates or Immediate Family Members, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any Holding Company of the Issuer to the extent described in Section 4.07(b)(iv);

(xx) to the extent constituting Indebtedness, customer deposits and advance payments (including progress premiums) received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(xxi) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Issuer and its Restricted Subsidiaries;

(xxii) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables or payables for credit management or related purposes, in each case incurred or undertaken consistent with past practice or in the ordinary course of business; and

(xxiii) Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (a) the financing of insurance premiums or (b) take or pay obligations contained in purchase, supply or similar arrangements, in each case incurred in the ordinary course of business.

(c) Notwithstanding the foregoing, the Issuer and its Restricted Subsidiaries may not incur Priority Indebtedness, unless the Pro Rata Priority Net Leverage Ratio would have been no greater than 2.25 to 1.00, determined on a pro forma basis (including a pro forma application of the proceeds therefrom).

(d) For purposes of determining compliance with this Section 4.09:

(i) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (i) through (xxiii) of Section 4.09(b) or is entitled to be incurred pursuant to Section 4.09(a), the Issuer, in its sole discretion, may classify or, from time to time, reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in clauses (i) through (xxiii) of Section 4.09(b) or under Section 4.09(a); and

(ii) the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Section 4.09(a) and Section 4.09(b).

(e) Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.09. Any Refinancing Indebtedness and any Indebtedness permitted to be incurred under this Indenture to refinance Indebtedness incurred pursuant to Section 4.09(b)(xiii)(B) shall be deemed to include additional Indebtedness incurred to pay premiums (including reasonable tender premiums), defeasance costs, fees and expenses in connection with such refinancing.

(f) For purposes of determining compliance with any euro-denominated restriction on the incurrence of Indebtedness, the Euro Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided, that (1) if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable euro-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such euro-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (a) the principal amount of such Indebtedness being refinanced plus (b) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), accrued and unpaid interest, defeasance costs and other costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing; (2) the Euro Equivalent of the principal amount of any Indebtedness denominated in a currency other than euro outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date; and (3) if, for so long as and to the extent that any principal amount of Indebtedness denominated in a currency other than euro is subject to a Currency Agreement with respect to the currency in which such Indebtedness is denominated, the principal amount of such Indebtedness will be the euro amount of the principal payment required to be made under such Currency Agreement.

(g) The principal amount of any Indebtedness incurred to refinance other Indebtedness, if denominated in a currency other than euro and/or if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing, provided, that if, for so long as and to the extent that any principal amount of Indebtedness denominated in a currency other than euro is subject to a Currency Agreement with respect to the currency in which such Indebtedness is denominated, the principal amount of such Indebtedness may be the euro amount of the principal payment required to be made under such Currency Agreement.

Section 4.10 Asset Sales.

(a) The Issuer will not, and will not permit its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(i) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(ii) except in the case of a Permitted Asset Swap, at least 75.0% of the consideration for such Asset Sale, received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided, that the amount of:

(A) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto or, if incurred or increased subsequent to the date of such balance sheet, such liabilities that would have been shown on the Issuer’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or increase had taken place on or prior to the date of such balance sheet, as determined by the Issuer) of the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes or that are owed to the Issuer or any Restricted Subsidiary, that are assumed by the transferee of any such assets pursuant to a written agreement which releases or indemnifies the Issuer or such Restricted Subsidiary from such liabilities;

(B) any securities, notes or other obligations or assets received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into Cash Equivalents (to the extent of the Cash Equivalents received) within 180 days following the closing of such Asset Sale; and

(C) any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed (at the time of the receipt of such Designated Non-cash Consideration or, at the Issuer’s option, at the time of contractually agreeing to such Asset Sale) the greater of €30.0 million and 7.7% of Pro Rata EBITDA, shall be deemed to be Cash Equivalents for purposes of this provision and for no other purpose.

(b) Within 365 days after the later of (A) the date of any Asset Sale and (B) receipt of any Net Proceeds of such Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale:

(i) to the extent the Issuer or any Restricted Subsidiary, as the case may be, elects or is required by the terms of any Indebtedness of a Restricted Subsidiary:

(A) to prepay, repay or purchase any Priority Indebtedness (in each case, other than Indebtedness owed to the Issuer or any Restricted Subsidiary); provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (A), the Issuer or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased;

(B) to prepay, repay or purchase Pari passu Indebtedness (as defined below) (in each case, other than Pari passu Indebtedness owed to the Issuer or any Restricted Subsidiary) at a price of no more than 100% of the principal amount of such Pari passu Indebtedness, plus accrued and unpaid interest to the date of such prepayment, repayment or purchase; provided, however, that, in connection with any prepayment, repayment or purchase of Pari passu Indebtedness pursuant to this clause (B), the Issuer or such Restricted Subsidiary will retire such Pari passu Indebtedness and will cause the related commitment to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased and the Issuer shall redeem, repay or repurchase Pari passu Indebtedness pursuant to this clause (B) only if the Issuer either (i) reduces the aggregate principal amount of the Notes on an equal and ratable basis with any such Pari passu Indebtedness repaid pursuant to this clause (B) by, at its option, (x) redeeming Notes as provided under Section 3.07 and/or (y) purchasing Notes through open-market purchases or in privately negotiated transactions at a price equal to or higher than 100% of the principal amount thereof and/or (ii) makes (at such time or subsequently in compliance with this Section 4.10) an offer to the Holders of the Notes to purchase their Notes in accordance with the provisions set forth below for an Asset Sale Offer on an equal and ratable basis with any such Pari passu Indebtedness repaid pursuant to this clause (B) (which offer shall be deemed to be an Asset Sale Offer for purposes hereof);

(C) to make (at such time or subsequently in compliance with this Section 4.10) an offer to the Holders of the Notes to purchase their Notes in accordance with the provisions set forth below for an Asset Sale Offer (which offer shall be deemed to be an Asset Sale Offer for purposes hereof); or

(D) to redeem any Notes as described in Section 3.07; or

(ii) to make (a) an Investment in any one or more businesses; provided, that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other non-current assets, in each of clauses (a), (b) and (c) of this Section 4.10(b)(ii), used or useful in a Permitted Business; or

(iii) to make (a) an Investment in any one or more businesses; provided, that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) an Investment in properties or (c) acquisitions of other non-current assets that, in each of clauses (a), (b) and (c) of this Section 4.10(b)(iii), replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided, that in the case of clauses (ii) and (iii) above, a binding commitment entered into not later than such 365th day shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (as “Second Commitment”) within 180 days of such cancellation or termination; provided, further, that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

(c) Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in Section 4.10(b) will be deemed to constitute “Excess Proceeds.” On the 366th day from the later of (A) the date of such Asset Sale and (B) the receipt of such Net Proceeds in connection with the Asset Sale, or at such earlier date that the Issuer elects, if the aggregate amount of Excess Proceeds exceeds €30.0 million, the Issuer shall make an offer (an “Asset Sale Offer”) to all holders of Indebtedness that ranks pari passu with the Notes (“Pari passu Indebtedness”), to the extent required by the terms thereof to purchase the maximum aggregate principal amount of such Pari passu Indebtedness that, in the case of the Notes, is in an amount equal to at least €100,000, or an integral multiple of €1,000 thereafter, that may be purchased out of the Excess Proceeds at an offer price, in the case of the Notes, in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Amounts, if any, to the date fixed for the closing of such offer, and in the case of any other Pari passu Indebtedness at the offer price required by the terms thereof but not to exceed 100% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest and Additional Amounts, if any, in accordance with the procedures set forth in this Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed €30.0 million by delivering the notice to Holders required pursuant to the terms of this Indenture, with a copy to the Trustee. The Issuer may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 365 days (or such longer period provided above) or with respect to any Excess Proceeds.

(d) To the extent that the aggregate amount of Pari passu Indebtedness (including the Notes) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for any purposes not otherwise prohibited under this Indenture. If the aggregate principal amount of Pari passu Indebtedness (including the Notes) surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Issuer shall purchase such Pari passu Indebtedness (including Notes) on a pro rata basis based on the accreted value or principal amount of such Pari passu Indebtedness (including the Notes) tendered with adjustments as necessary so that no such Pari passu Indebtedness (including the Notes) will be repurchased in part in an unauthorized denomination. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds that resulted in the Asset Sale Offer shall be reset to zero (regardless of whether there are any remaining Excess Proceeds upon such completion). Upon consummation or expiration of any such Asset Sale Offer, any remaining Net Proceeds shall not be deemed Excess Proceeds, and the Issuer may use such Net Proceeds for any purpose not otherwise prohibited under this Indenture.

(e) Pending the final application of any Net Proceeds pursuant to this Section 4.10, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by this Indenture.

(f) The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(g) Prior to an Asset Sale Offer, the provisions under this Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Section 4.11 Transactions with Affiliates.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of the greater of €10.0 million and 2.6% of Pro Rata EBITDA, unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(ii) the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of the greater of €20.0 million and 5.1% of Pro Rata EBITDA, a resolution adopted by the majority of the Board of Directors of the Issuer approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with Section 4.11(a)(i).

(b) Section 4.11(a) will not apply to:

(i) transactions between or among the Issuer or any of its Restricted Subsidiaries;

(ii) Restricted Payments permitted by the provisions of this Indenture described under the Section 4.07 and the definition of “Permitted Investments”;

(iii) any transaction with a joint venture which would constitute an Affiliate Transaction solely because the Issuer or its Restricted Subsidiary owns an equity interest or otherwise controls such joint venture or similar entity;

(iv) (A) employment agreements, employee benefit and incentive compensation plans and arrangements and (B) the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of or for the benefit of, current or former employees, directors, officers, managers or consultants of the Issuer, any of its Holding Companies or any of its Restricted Subsidiaries;

(v) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable, when taken as a whole, to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(vi) any agreement or arrangement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect in the good faith judgment of the Issuer to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(vii) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any shareholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it (or any parent company of the Issuer) is a party as of the Issue Date and any similar agreements which it (or any parent company of the Issuer) may enter into thereafter; provided, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries (or such parent company) of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (vii) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous in any material respect in the good faith judgment of the Issuer to the Holders when taken as a whole;

(viii) the Transactions and the payment of all fees and expenses related to the Transactions, including Transaction Expenses;

(ix) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services or providers of employees or other labor that are Affiliates, in each case in the ordinary course of business or that are consistent with past practice and otherwise in compliance with the terms of this Indenture which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(x) the issuance or transfer of Equity Interests (other than Disqualified Stock) or Subordinated Shareholder Funding of the Issuer to any Holding Company of the Issuer or to any Permitted Holder or to any employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Holding Companies or any of its Restricted Subsidiaries;

(xi) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility;

(xii) payments by the Issuer or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by the Issuer in good faith;

(xiii) payments and Indebtedness and Disqualified Stock (and cancellation of any thereof) of the Issuer and its Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any of its Holding Companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement that are, in each case, approved by the Issuer in good faith; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) that are, in each case, approved by the Issuer in good faith;

(xiv) (i) investments by Permitted Holders in securities or loans of the Issuer or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Permitted Holders in connection therewith) so long as the investment is being offered by the Issuer or such Restricted Subsidiary generally to other investors on the same or more favorable terms and (ii) payments to Permitted Holders in respect of securities or loans of the Issuer or any of its Restricted Subsidiaries contemplated in the foregoing subclause (i) or that were acquired from Persons other than the Issuer and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans;

(xv) without duplication, payments by the Issuer (and any Holding Company thereof) and its Subsidiaries pursuant to Tax Sharing Agreements among the Issuer (and any such Holding Company) and its Subsidiaries, to the extent such payments are permitted under Section 4.07(b)(xii)(B);

(xvi) any lease entered into between the Issuer or any Restricted Subsidiary, as lessee, and any Affiliate of the Issuer, as lessor, provided such lease (i) is entered into in the ordinary course of business or consistent with past practice and (ii) is approved by the Issuer in good faith; and

(xvii) the pledge of Equity Interests of any Unrestricted Subsidiary to lenders to support the Indebtedness of such Unrestricted Subsidiary owed to such lenders.

Section 4.12 Liens.

(a) The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures Obligations under any Indebtedness or any related guarantee of Indebtedness (any such Lien, the “Initial Lien”), on any asset or property of the Issuer or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, except any Initial Lien if the Notes or the Guarantees are equally and ratably secured with (or on a senior basis to, in the case such Initial Lien secures any Subordinated Indebtedness) the obligations secured by such Initial Lien.

(b) Any Lien created for the benefit of the Holders pursuant to the exception relating to Initial Liens in Section 4.12(a) shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

(c) For purposes of determining compliance with this Section 4.12, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of Permitted Liens described in the definition of “Permitted Liens” or pursuant to Section 4.12(a) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens described in the definition of “Permitted Liens” or pursuant to Section 4.12(a), the Issuer shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing each item of Indebtedness (or any portion thereof) in any manner that complies with this Section 4.12 and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the clauses of the definition of “Permitted Liens” and such Lien securing such item of Indebtedness will be treated as being incurred or existing pursuant to only one of such clauses or pursuant to Section 4.12(a).

Section 4.13 [Reserved].

Section 4.14 Offer to Repurchase Upon Change of Control.

(a) Upon the occurrence of a Change of Control, unless the Issuer has previously or concurrently sent a redemption notice with respect to all the outstanding Notes pursuant to Section 3.07, the Issuer will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Amounts, if any, to, but excluding, the date of purchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date occurring on or prior to the purchase date. Within 60 days following any Change of Control, the Issuer will send notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of Euroclear and Clearstream with the following information:

(i) that a Change of Control Offer is being made pursuant to this Section 4.14, and that all Notes validly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(ii) the purchase price and the purchase date, which will be no earlier than 10 days nor later than 60 days from the date such notice is sent (the “Change of Control Payment Date”), except in the case of a conditional Change of Control Offer made in advance of a Change of Control as described below;

(iii) that any Note not validly tendered will remain outstanding and continue to accrue interest;

(iv) that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(v) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the agent appointed at the time, specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vi) that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided, that, the agent appointed at the time, receives, not later than the close of business on the second Business Day prior to the expiration date of the Change of Control Offer, a facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(vii) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control and shall describe each such condition, and, if applicable, shall state that, in the Issuer’s discretion, the Change of Control Payment Date may be delayed until such time as any or all such conditions shall be satisfied, or that such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed; and

(viii) the other instructions, as determined by the Issuer, consistent with this Section 4.14, that a Holder must follow.

(b) The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(c) On the Change of Control Payment Date, the Issuer will, to the extent permitted by law:

(i) accept for payment all Notes or portions thereof validly tendered pursuant to the Change of Control Offer;

(ii) deposit with an agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered and not validly withdrawn; and

(iii) deliver, or cause to be delivered, to the Registrar or relevant Paying Agent for cancellation the Notes so accepted together with an Officer’s Certificate to the Registrar or relevant Paying Agent with a copy to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

(d) The Issuer will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not validly withdrawn under such Change of Control Offer.

(e) Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(f) The provisions under this Indenture relating to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

(g) If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not validly withdraw such Notes in a Change of Control Offer, and the Issuer, or any third party making a Change of Control offer in lieu of the Issuer as described above, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Issuer or such third party will have the right, upon not less than 10 days’ nor more than 60 days’ prior notice, provided that such notice is given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase on a date (the “Second Change of Control Payment Date”) at a price in cash equal to the Change of Control Payment in respect of the Second Change of Control Payment Date. In determining whether the Holders of at least 90% of the aggregate principal amount of the then outstanding Notes have validly tendered and not withdrawn Notes in a tender offer for or other offer to purchase all of the Notes, as applicable, Notes owned by an Affiliate of the Issuer or by funds controlled or managed by any Affiliate of the Issuer, or any successor thereof, shall be deemed to be outstanding for the purposes of such tender offer or other offer, as applicable.

Section 4.15 Limitation on Guarantees of Indebtedness by Restricted Subsidiaries and Additional Guarantees.

(a) The Issuer will not cause or permit any of its Restricted Subsidiaries that are not Guarantors, directly or indirectly, to guarantee any Indebtedness and any refinancing thereof, in whole or in part if at the time of such guarantee and on a pro forma basis the Pro Rata Priority Net Leverage Ratio would have been greater than 2.25 to 1.00, unless, in each case, such Restricted Subsidiary becomes a Guarantor on the date on which such other guarantee is incurred and, if applicable, executes and delivers to the Trustee a supplemental indenture in the form attached to this Indenture pursuant to which such Restricted Subsidiary will provide a Guarantee, which Guarantee will be senior to or pari passu with such Restricted Subsidiary’s guarantee of such other Indebtedness.

(b) A Restricted Subsidiary that is not a Guarantor may become a Guarantor if it executes and delivers to the Trustee a supplemental indenture in the form attached to this Indenture pursuant to which such Restricted Subsidiary will provide a Guarantee.

(c) Each additional Guarantee will be limited as necessary to recognize certain defenses generally available to guarantors (including those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose, thin capitalization, distributable reserves, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally) or other considerations under applicable law.

(d) Notwithstanding the foregoing, the Issuer shall not be obligated to cause such Restricted Subsidiary to Guarantee the Notes to the extent and for so long as the incurrence of such Guarantee could reasonably be expected to give rise to or result in:

(i) any violation (or any material risk of any such violation) of applicable law or regulation;

(ii) any liability (or any material risk of any such liability) for the officers, directors or (except in the case of a Restricted Subsidiary that is a partnership) shareholders of such Restricted Subsidiary (or, in the case of a Restricted Subsidiary that is a partnership, directors or shareholders of the partners of such partnership); or

(iii) any cost, expense, liability or obligation (including with respect to any taxes or any obligation to pay any Additional Amount) other than reasonable out-of-pocket expenses and other than reasonable expenses incurred in connection with any governmental or regulatory filings required as a result of, or any measures pursuant to Section 4.15(d)(i) undertaken in connection with, such Guarantee, which in any case under any of Sections 4.15(d)(i), 4.15(d)(ii) and 4.15(d)(iii) cannot be avoided through measures reasonably available to the Issuer or a Restricted Subsidiary.

Section 4.16 [Reserved].

Section 4.17 Restricted Subsidiaries and Unrestricted Subsidiaries.

(a) In the circumstances described in the definition of “Unrestricted Subsidiary” in Section 1.01, the Issuer will be permitted to designate any Restricted Subsidiary as an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the covenants in this Indenture.

(b) Restricted Subsidiaries may include certain minority owned affiliates which have been designated from time to time as “Restricted Affiliates.”. To the extent it is not a Subsidiary of the Issuer, OPAP will be a Restricted Affiliate.

Section 4.18 Maintenance of Listing.

The Issuer will use its commercially reasonable efforts to obtain and maintain the listing of the Notes on the Official List of the Exchange for so long as such Notes are outstanding; provided that if the Issuer is unable to obtain admission to listing of the Notes on the Official List of the Exchange or if at any time the Issuer determines that it will not maintain such listing, it will use its commercially reasonable efforts to obtain and maintain a listing of such Notes on another recognized stock exchange.

Section 4.19 Limitation on Lines of Business.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than a Permitted Business, except to such extent as would not be material to the Issuer and its Restricted Subsidiaries taken as a whole.

Section 4.20 Withholding Taxes.

(a) All payments made by or on behalf of the Issuer or any Guarantor (a “Payor”) on or with respect to the Notes or any Guarantees will be made free and clear of and without withholding or deduction for, or on account of, any Taxes unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of:

(i) the Czech Republic or any political subdivision or taxing authority or agency thereof or therein;

(ii) any jurisdiction from or through which payment on any such Note or Guarantee is made by or on behalf of the Issuer or any Guarantor or any of their agents, or any political subdivision or taxing authority or agency thereof or therein; or

(iii) any other jurisdiction in which the Payor is incorporated or organized, resident or engaged in business for tax purposes, or any political subdivision or taxing authority or agency thereof or therein

(b) (each of Sections 4.20(a)(i), 4.20(a)(ii) and 4.20(a)(iii), a “Relevant Taxing Jurisdiction”), will at any time be required in respect of any payments made by or on behalf of a Payor with respect to any Note or Guarantee, including payments of principal, redemption price, purchase price, premium, if any, or interest, the Payor will pay (together with such payments) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments, after such withholding or deduction (including any such deduction or withholding in respect of such Additional Amounts) by any applicable withholding agent, will equal the amounts which would have been received in respect of such payments on any such Note or Guarantee in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable for or on account of:

(i) any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant Holder or the beneficial owner of a Note (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over the relevant Holder or beneficial owner, if the relevant Holder or beneficial owner is an estate, nominee, trust, partnership, limited liability company or corporation) and the Relevant Taxing Jurisdiction (including being a citizen or resident or national or domiciliary of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, or having a place of management present or deemed present in, the Relevant Taxing Jurisdiction) but excluding, in each case, any connection arising solely from the acquisition, ownership, holding or disposition of such Note or the receipt of any payment in respect of the Notes or any Guarantee;

(ii) any Taxes that are imposed or withheld by reason of the failure by the Holder or the beneficial owner of the Note to comply with a written request of the Payor addressed to the Holder or beneficial owner, after reasonable notice, to provide certification, information, documents or other evidence concerning the nationality, residence, identity or connection with the Relevant Taxing Jurisdiction of the Holder or such beneficial owner or to make any declaration or similar claim or satisfy any other reporting requirement relating to such matters, which is required by a statute, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from all or part of such Taxes, but only to the extent that the Holder or beneficial owner is legally eligible to provide such certification or other evidence;

(iii) any Taxes that are payable otherwise than by deduction or withholding from a payment on the Notes or any Guarantee;

(iv) any estate, inheritance, gift, sales, transfer, personal property or similar Tax; or

(v) any combination of clauses (i) though (iv) above.

(c) Such Additional Amounts will also not be payable if the payment could have been made without such deduction or withholding if the beneficiary of the payment had presented the Note for payment (where presentation is permitted or required for payment) within 30 days after the relevant payment was first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period).

(d) In addition, no Additional Amounts shall be paid with respect to any payment to any Holder who is a fiduciary or a partnership (or entity treated as partnership for tax purposes) or other than the beneficial owner of such Notes to the extent that the beneficiary or settlor with respect to such fiduciary, the member of such partnership (or such other entity treated as partnership for tax purposes) or the beneficial owner of such Notes would not have been entitled to Additional Amounts had such beneficiary, settlor, member or beneficial owner held such Notes directly.

(e) Notwithstanding any other provision of the Description of Notes, any amounts to be paid on the Notes by or on behalf of the Issuer will be paid net of any deduction or withholding imposed or required pursuant to an agreement described in Section 1471(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or otherwise imposed pursuant to Sections 1471 through 1474 of the Code (or any regulations thereunder or official interpretations thereof) or an intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any fiscal or regulatory legislation, rules or practices implementing such an intergovernmental agreement) (any such withholding or deduction, a “FATCA Withholding”). Neither the Issuer nor any other person will be required to pay any additional amounts in respect of FATCA Withholding.

(f) The applicable withholding agent will (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. The Payor will use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes, in such form as provided in the ordinary course by the Relevant Taxing Jurisdiction and as is reasonably available to the Payor and will provide such certified copies to the Trustee. Such copies shall be made available to the Holders upon request and will be made available by the Issuer at the offices of the Principal Paying Agent if the Notes are then listed on the Official List of the Exchange. For the avoidance of doubt, in no event shall the Trustee or the Principal Paying Agent be required to determine the amount of withholding taxes attributable to any Holder.

(g) If any Payor will be obligated to pay Additional Amounts under or with respect to any payment made on any Note or Guarantee, at least 30 days prior to the date of such payment, the Payor will deliver to the Trustee and each Paying Agent an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount so payable and such other information necessary to enable the relevant Paying Agent to pay Additional Amounts to Holders on the relevant payment date (unless such obligation to pay Additional Amounts arises less than 45 days prior to the relevant payment date, in which case the Payor may deliver such Officer’s Certificate as promptly as practicable after the date that is 30 days prior to the payment date). The Trustee and the Paying Agent will be entitled to rely solely on such Officer’s Certificate as conclusive proof that such payments are necessary.

(h) Wherever in either this Indenture or the Guarantees there are mentioned, in any context:

(i) the payment of principal;

(ii) purchase prices in connection with a purchase of Notes;

(iii) interest; or

(iv) any other amount payable on or with respect to any of the Notes,

such reference shall be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(i) The Payor will pay any present or future stamp, court or documentary Taxes or any other excise, property or similar Taxes, that arise in any Relevant Taxing Jurisdiction from the execution, issuance, delivery or registration of any Notes, this Indenture or any other document or instrument in relation thereto, and any such Taxes that arise in any jurisdiction from the enforcement of any Notes, this Indenture or any other document or instrument in relation thereto, and the Payor agrees to indemnify the Holders for any such Taxes paid by such Holders (provided that the Payor shall not be required to pay any such stamp, court, documentary, excise, property or similar Taxes imposed on a transfer of the Notes following the initial sale of the Notes by the Initial Purchasers).

(j) The foregoing obligations will survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any jurisdiction in which any successor to the Issuer is incorporated or organized, resident or engaged in business for tax purposes or any political subdivision or taxing authority or agency thereof or therein.

Section 4.21 Suspension of Covenants When Notes Rated Investment Grade.

(a) If on any date (i) the Notes have obtained Investment Grade Ratings from two Rating Agencies and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event” and the date thereof being referred to as the “Suspension Date”) then, the covenants specifically listed under the following captions in the “Description of the Notes” section of the Offering Memorandum will not be applicable to the Notes (collectively, the “Suspended Covenants”) until the occurrence of the Reversion Date: Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.11, Section 4.15, Section 4.19 and clause 5.01(a)(iii) of Section 5.01.

(b) During any period that the foregoing Sections have been suspended, the Issuer may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the second sentence of the definition of “Unrestricted Subsidiary.” The Issuer will notify the Trustee and the Holders in writing of the occurrence of a Covenant Suspension Event.

(c) In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from any Asset Sales shall be reset to zero.

(d) During the Suspension Period, the Issuer and its Restricted Subsidiaries will be entitled to incur Liens to the extent provided for under Section 4.12 (including, without limitation, Permitted Liens) and any Permitted Liens which may refer to one or more Suspended Covenants shall be interpreted as though such applicable Suspended Covenant(s) continued to be applicable during the Suspension Period (but solely for purposes of Section 4.12 and for no other Section of this Indenture).

(e) Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by the Issuer or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under this Indenture with respect to the Notes; provided, that (1) with respect to Restricted Payments made after such reinstatement, the amount available to be made as Restricted Payments will be calculated as though Section 4.07 had been in effect prior to, but not during, the Suspension Period; (2) all Indebtedness incurred, or Disqualified Stock issued, during the

Suspension Period will be classified to have been incurred or issued pursuant to Section 4.09(b)(iv); (3) any Affiliate Transaction entered into after such reinstatement pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to Section 4.11(b)(vi); (4) any encumbrance or restriction on the ability of a Restricted Subsidiary that is not a Guarantor to take any action described in clauses (i) though (iii) of Section 4.08(a) that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to Section 4.08(b)(i); and (5) the definition of Permitted Business shall be deemed to include any additional business (not otherwise captured by the definition of Permitted Business) that the Issuer or any of its Subsidiaries or joint ventures or similar entities (as well as any business activities engaged in by entities in which the Issuer or any of its Subsidiaries has an Investment) engaged in after the Suspension Date.

Section 4.22 Financial Calculations.

(a) In connection with any action being taken in connection with a Limited Condition Acquisition or Irrevocable Repayment, for purposes of determining compliance with any provision of this Indenture which requires that no Default or Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Issuer, be deemed satisfied, so long as no Default or Event of Default, as applicable, exists on the date the definitive agreements for such Limited Condition Acquisition or Irrevocable Repayment are entered into after giving pro forma effect to the applicable Limited Condition Acquisition or Irrevocable Repayment. For the avoidance of doubt, if the Issuer has exercised its option under the first sentence of this Section 4.22(a), and any Default or Event of Default occurs following the date the definitive agreements for the applicable Limited Condition Acquisition or Irrevocable Repayment were entered into and prior to the consummation of such Limited Condition Acquisition or Irrevocable Repayment, any such Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition or Irrevocable Repayment is permitted hereunder.

(b) In connection with any action being taken in connection with a Limited Condition Acquisition or Irrevocable Repayment for purposes of:

(i) determining compliance with any provision of this Indenture which requires the calculation of the Pro Rata Fixed Charge Coverage Ratio, the Pro Rata Net Leverage Ratio or the Pro Rata Priority Net Leverage Ratio; or

(ii) testing baskets set forth in this Indenture; in each case, at the option of the Issuer (the Issuer’s election to exercise such option in connection with any Limited Condition Acquisition or Irrevocable Repayment, an “LCA Election”), the date of determination of whether any such action is permitted hereunder may be deemed to be the date the definitive agreements for such Limited Condition Acquisition or notice for such Irrevocable Repayment are entered into or given (the “LCA Test Date”). If, after giving pro forma effect to the Limited Condition Acquisition or Irrevocable Repayment and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the LCA Test Date for which consolidated financial statements of the Issuer are available, the Issuer could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with.

(c) If the Issuer has made an LCA Election, then in connection with any subsequent calculation of any ratio or basket availability with respect to, among others, the incurrence of Indebtedness or Liens, or the making of Asset Sales, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Issuer or the designation of an Unrestricted Subsidiary on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition or Irrevocable Repayment is consummated or the definitive agreement for such

Limited Condition Acquisition or Irrevocable Repayment is terminated or expires without consummation of such Limited Condition Acquisition or Irrevocable Repayment, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Acquisition or Irrevocable Repayment and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated. If the Issuer has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Pro Rata EBITDA or EBITDA of the Person subject to such Limited Condition Acquisition or Irrevocable Repayment, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations.

(d) In connection with the reporting of pro rata financial information and the calculation of any financial metric on a Pro Rata Basis under this Indenture, the Issuer may use the financial information for CASAG as of and for the period ended one fiscal quarter prior to the fiscal quarter presented by the other entities in the Pro Rata Perimeter Group if more recent financial information for CASAG is not available as of the latest practicable date for the preparation of reporting or the calculation date, as the case may be; provided that the Issuer shall use its best efforts to obtain CASAG’s most recent financial information, quarterly EBITDA and the last-twelve-months EBITDA, in each case, prior to the time periods set forth in Sections 4.03(a)(i) and 4.03(a)(ii).

Section 4.23 Anti-Layering.

The Issuer will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is contractually subordinated or junior in right of payment to any Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer or such Guarantor, as the case may be; provided, however, (1) no unsecured Indebtedness will be deemed as subordinated or junior to Secured Indebtedness merely because it is unsecured and (2) no Indebtedness will be deemed as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral or because it is guaranteed by other obligors.

Section 4.24 Intercreditor Agreement.

(a) At the request of the Issuer, at or about the time that, or prior to any time that, the Issuer or any of its Restricted Subsidiaries incurs or guarantees any Indebtedness to be secured by an Initial Lien on assets of the Issuer or any of its Restricted Subsidiaries permitted to be incurred under Section 4.12 on either (1) a pari passu basis (“Pari Passu Indebtedness”), or (2) in the case of (x) Indebtedness under Credit Facilities (other than Public Debt) to be incurred pursuant to Section 4.09(b)(ii) (“Super Senior Indebtedness”) and (y) Indebtedness permitted under Section 4.09(b)(xi) with respect to Currency Agreements or Interest Rate Agreements (“Super Senior Hedging Liabilities”), on a pari passu basis provided that, in respect of, any future Liens that may be granted in respect of the Notes or the Guarantees (the “Shared Collateral”), such Super Senior Indebtedness or Super Senior Hedging Liabilities may receive distributions of proceeds of any enforcement of the Shared Collateral for the benefit of such Super Senior Indebtedness or Super Senior Hedging Liabilities in priority to the Notes or any Guarantee and the Issuer or the relevant Restricted Subsidiary, the Trustee and the security agent shall, and the Trustee and the security agent are hereby authorized and obligated to, enter into an intercreditor agreement (each an “Intercreditor Agreement”) in respect of the Shared Collateral with the other creditors sharing the benefit of such Lien (together with the Trustee and the Holders of the Notes, the “Secured Creditors” and the liabilities owing to such creditors being the “Secured Liabilities”) (or their agent, representative or trustee), containing provisions which reflect the following (together, the “Fundamental Intercreditor Rights”) in each case without any consent or action by the holders of the Notes (and, for the avoidance of doubt, the Intercreditor Agreement may contain provisions governing junior lien indebtedness, subordinated indebtedness and/or unsecured indebtedness, in each case, to the extent permitted to be incurred under Section 4.09):

(i) obligations under the Notes and the Guarantees shall rank pari passu in right and priority of payment with any Pari Passu Indebtedness, any Super Senior Indebtedness, any Super Senior Hedging Liabilities and any obligations under any other hedging agreements permitted to be secured on a senior ranking pari passu basis with the Notes and Guarantees (“Pari Passu Hedging Liabilities”);

(ii) the Shared Collateral shall rank and secure the obligations under the Notes and the Guarantees, any Pari Passu Indebtedness, any Super Senior Indebtedness, any Super Senior Hedging Liabilities and any Pari Passu Hedging Liabilities pari passu; provided that all amounts received or recovered by any security agent in connection with the realization of the Shared Collateral or on an enforcement or a distressed disposal of assets comprising part of the Shared Collateral or otherwise for application in accordance with the payments waterfall in any Intercreditor Agreement shall be applied such that, among other things, payments of any Super Senior Indebtedness and any Super Senior Hedging Liabilities (together, the “Super Senior Liabilities” and the creditors of such liabilities being the “Super Senior Creditors”) shall be applied pari passu and pro rata among such Super Senior Liabilities, and in priority to payments in respect of the obligations under the Notes and the Guarantees, any Pari Passu Indebtedness and any Pari Passu Hedging Liabilities (together, the “Pari Passu Liabilities” and the creditors of such liabilities being the “Pari Passu Creditors”), which shall be applied pari passu and pro rata among such Pari Passu Liabilities;

(iii) any Intercreditor Agreement shall not restrict payments in respect of any obligations under Pari Passu Indebtedness or obligations under the Notes or any Guarantee (together, the “Pari Passu Creditor Obligations”) or any obligations under any Super Senior Indebtedness except that, following the occurrence of an acceleration event under any Pari Passu Indebtedness, the Notes under this Indenture or any Super Senior Indebtedness or certain events of bankruptcy or insolvency, none of the Issuer or the Restricted Subsidiaries (the “Debtors”) may make payments of the Secured Liabilities except amounts distributed in accordance with such Intercreditor Agreement;

(iv) upon any of the Liens becoming enforceable, enforcement decisions under the Shared Collateral documents will be made by the instructing group (“Instructing Group”) being (a) the Super Senior Creditors whose super senior credit participations represent more than 662/3% of the aggregate super senior credit participations in respect of any Super Senior Liabilities (the “Majority Super Senior Creditors”) and/or (b) the Pari Passu Creditors whose senior secured credit participations represent more than 50% of the aggregate senior secured credit participations in respect of the Pari Passu Liabilities (the “Majority Senior Secured Creditors”), on a euro-for-euro basis and, in each case, subject to the consultation period referred to below and provided that such instructions are consistent with customary security enforcement principles (which, for the avoidance of doubt, shall include customary value protection and “best price” protections with respect to the type of sales process with respect to any Enforcement and the type and amount of any consideration received upon any such Enforcement) (the “Security Enforcement Principles”). No Secured Creditor shall have any independent right to enforce any of the Liens or to instruct or require the security agent to enforce any of the Shared Collateral documents except as instructed by the Instructing Group. Any instructions given by the Instructing Group will be binding on all of the Secured Creditors;

(v) prior to giving any instructions to the security agent to commence enforcement of all or part of the Shared Collateral and/or the requesting of a distressed disposal in respect of assets subject to the Shared Collateral and/or the release or disposal of claims (“Enforcement”), the relevant representative of the Secured Creditors shall notify the representatives in respect of the other relevant Secured Creditors that the applicable Shared Collateral has become enforceable. As soon as reasonably practicable after receipt of such a notice instructing the security agent to solicit instructions to enforce security given by the Majority Super Senior Creditors (if any) and/or the Majority Senior Secured Creditors, the security agent shall distribute such notice to the relevant addressees, following which such representatives will consult in good faith with each other and the security agent for a period of 15 days from the date such notice is received by such persons (or such shorter period as the relevant parties may agree) with a view to coordinating the instructions to be given by an Instructing Group and agreeing an enforcement strategy (the “Consultation Period”);

(vi) no such consultation shall be required where (a) the Shared Collateral is enforceable due to an insolvency event affecting the Issuer, any other borrower or guarantor of any Secured Liabilities, or any subsidiary that is “Significant Subsidiary” or “Material Company” as may be defined in the documentation in respect of the Secured Liabilities (each a “Relevant Company”); or (b) the relevant Instructing Group determines in good faith (and notifies each other representative of the Secured Creditors) that any delay caused by such consultation could reasonably be expected to reduce the amount likely to be realized to a level such that the Super Senior Liabilities (if any) would not be discharged in full or to have a material adverse effect on the ability to effect an Enforcement or a distressed disposal and, in each case any instructions will be limited to those necessary to protect or preserve the interests of the Secured Creditors on behalf of which the relevant Instructing Group is acting and the security agent shall act in accordance with the instructions first received;

(vii) subject to Section 4.24(a)(viii), in the event that conflicting instructions (and for these purposes silence is deemed to be a conflicting instruction) are received from either Instructing Group by the end of the Consultation Period (which have not be resolved), the security agent shall enforce the Shared Collateral and/ or refrain from enforcing the Shared Collateral and/or take the relevant other enforcement action in accordance with the instructions provided by the Majority Senior Secured Creditors, in each case, provided such instructions are consistent with Security Enforcement Principles;

(viii) if any Super Senior Liabilities have been incurred and (a) the Super Senior Liabilities have not been repaid in full in cash within six months of the end of the Consultation Period; (b) the security agent has not commenced any Enforcement (or any transaction in lieu) or other enforcement action within three months of the end of the Consultation Period; or (c) an insolvency event has occurred with respect to a Relevant Company and the security agent has not commenced any Enforcement (or any transaction in lieu) or other enforcement action at that time with respect to such Relevant Company, then the security agent shall thereafter follow any instructions that are subsequently given by the Majority Super Senior Creditors (provided such instructions are consistent with the Security Enforcement Principles) to the exclusion of any given by the Majority Senior Secured Creditors;

(ix) any Intercreditor Agreement will contain (a) customary turnover and distressed disposal provisions (for the avoidance of doubt, distressed disposal will be defined to only apply to distressed disposals in respect of assets that are subject of the Shared Collateral) and (b) customary subordination provisions regarding shareholder and/or intra-group liabilities. For the avoidance of doubt, (i) shareholder creditors will not be required but will, at their discretion, be permitted to accede to the Intercreditor Agreement in order to subordinate their claims; and (ii) there will be no requirement to grant Liens over any shareholder liabilities in favor of the Secured Creditors;

(x) any Intercreditor Agreement may include provisions such that if, for any reason, any of the Pari Passu Creditor Obligations remain unpaid after the date enforcement action is taken and the resulting losses are not borne by the Pari Passu Creditors in the proportions which their respective exposures at such enforcement date bore to the aggregate exposures of all of the Pari Passu Creditors at such enforcement date, the Pari Passu Creditors will make such payments among themselves as the security agent shall require to put the Pari Passu Creditors in such a position that (after taking into account such payments) those losses are borne in those proportions. The Trustee will not be required to make payments if it has distributed amounts received to Holders of the Notes and did not have actual notice on the date of such distribution of the obligation to make such equalization payments;

(xi) if in relation to any request for a vote, action or decision to be taken by any group of Pari Passu Creditors as required under any Intercreditor Agreement (including, without limitation, for the purpose of constituting the Instructing Group as defined above), any Pari Passu Creditor within such respective class fails to vote in favor of or against such request, or fails to provide details of its relevant participation or liabilities owed to it to the security agent within 30 Business Days from the date on which notice of such request, action or decision was given to all the Pari Passu Creditors then eligible to vote thereon, then that Pari Passu Creditor’s participation and/or liabilities owed to it shall be deemed to be zero for the purpose of calculating the relevant total participations and/or liabilities when ascertaining whether any relevant percentage has been obtained to carry that vote or approve that action or decision;

(xii) any Intercreditor Agreement shall permit, on customary terms, the refinancing of:

(A) any Pari Passu Creditor Obligations with other senior secured equal ranking debt and for such new Indebtedness to rank equally with other Pari Passu Creditor Obligations (including sharing in the Shared Collateral), provided that such debt is permitted to be incurred under the terms of the relevant credit documentation in respect of (1) any Pari Passu Creditor Obligations (including the Notes) that will remain following such refinancing and (2) if applicable, any Super Senior Indebtedness; and

(B) any Super Senior Indebtedness with other senior secured equal ranking debt and for such new Indebtedness to rank equally with any other Super Senior Liabilities (including sharing in the Shared Collateral), provided that such debt is permitted to be incurred under the terms of the relevant credit documentation in respect of (1) any Pari Passu Creditor Obligations (including the Notes) and (2) if applicable, any Super Senior Indebtedness that will remain following such refinancing; and

(xiii) any Intercreditor Agreement shall be governed by the laws of England and Wales.

(b) The Shared Collateral will only be released, and Liens will only be granted on the assets the subject of the Shared Collateral, to the extent permitted under (or not prohibited by) this Indenture, the documents governing the terms of the Pari Passu Indebtedness and the documents governing the terms of any Super Senior Indebtedness, and the terms for release of the Shared Collateral will be substantially similar to the terms of the release of the Guarantees in this Indenture (including as to the release and retaking of any of the Shared Collateral in order to give effect to any future incurrence of Indebtedness or a refinancing of any Indebtedness that shares in the Shared Collateral).

(c) Each Intercreditor Agreement will have an intercreditor agent or security agent who acts on behalf of all of the Super Senior Creditors (if any) and the Pari Passu Creditors, including the Holders of the Notes and the Trustee. Only such security agent will be authorized to take any enforcement action under the Intercreditor Agreement.

(d) Any Intercreditor Agreement may contain provisions in addition to those described above to the extent necessary or desirable to enable the Issuer or any of its Restricted Subsidiaries to enter into and consummate corporate, financing and other transactions. Provided such provisions do not conflict with the Fundamental Intercreditor Rights described above, and provided that such Intercreditor Agreement contains such provisions as are customarily requested by note trustees when entering into intercreditor agreements on behalf of Holders of Notes, the Trustee shall enter into such Intercreditor Agreements on behalf of the Holders of Notes.

(e) At the written direction of the Issuer and without the consent of the Holders of the Notes, the Trustee may from time to time enter into one or more amendments to any Intercreditor Agreement or deed to: (i) cure any ambiguity, defect or inconsistency therein; (ii) increase the amount of Indebtedness of the types covered by any Intercreditor Agreement in a manner not prohibited by this Indenture and in a manner substantially consistent with the ranking and terms of such Intercreditor Agreement; (iii) add Guarantors or other parties (such as representatives of new issuances of Indebtedness) thereto; (iv) make any change necessary or desirable, in the good faith determination of the Board of Directors of the Issuer, in order to implement any transactions permitted under Section 5.01; provided that such change does not adversely affect the Fundamental Intercreditor Rights of any Holder of the Notes in any material respect; or (v) make any other such change thereto that does not in any material respect adversely affect the Fundamental Intercreditor Rights of any Holder of the Notes. Without prejudice to the foregoing provisions, the Issuer shall not otherwise direct the Trustee to enter into any amendment to any Intercreditor Agreement without the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding, except as otherwise permitted under Article 9 and may only direct the Trustee to enter into any amendment to the extent such amendment does not impose any personal obligations on the Trustee or, in the opinion of the Trustee, adversely affects the rights, duties, liabilities or immunities of the Trustee under this Indenture or Intercreditor Agreement. In connection with such direction, the Trustee will be entitled to receive and rely absolutely upon an Officer’s Certificate and Opinion of Counsel.

(f) Any Intercreditor Agreement may be terminated at the option of the Issuer if at the date of such termination all Secured Liabilities other than the liabilities in respect of the Notes and the Guarantees has been repaid or refinanced (where the Shared Collateral does not secure such refinancing liabilities) or otherwise discharged. At the request of the Issuer, the Trustee shall take all necessary actions to effectuate the termination of any Intercreditor Agreement in accordance with these provisions, subject to customary protections and indemnifications.

(g) Each Holder of a Note, by accepting such Note, will be deemed to have: (1) appointed and authorized the Trustee to give effect to the provisions detailed in this Section 4.24; (2) authorized and obligated the Trustee to become a party to any future intercreditor arrangements described above; (3) agreed to be bound by such provisions and the provisions of any future intercreditor arrangements described above; and (4) irrevocably appointed the Trustee to act on its behalf to enter into and comply with such provisions and the provisions of any future intercreditor arrangements described above.

ARTICLE 5

SUCCESSORS

Section 5.01 Merger, Consolidation or Sale of All or Substantially All Assets.

(a) The Issuer will not consolidate with or merge with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all its assets to, any Person, unless:

(i) the resulting, surviving or transferee Person (the “Successor Issuer”) will be a Person organized and existing under the laws of any member state of the European Union or the United States of America, any State of the United States or the District of Columbia, Canada or any province of Canada, the United Kingdom, Norway or Switzerland and the Successor Issuer (if not the Issuer) will expressly assume (a) by supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Issuer under the Notes and this Indenture, and (b) to the extent any Intercreditor Agreement has been entered into with respect to the Notes, all obligations of the Issuer under any Intercreditor Agreement as applicable;

(ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Issuer or any Subsidiary of the Successor Issuer as a result of such transaction as having been incurred by the Successor Issuer or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(iii) immediately after giving effect to such transaction, either (a) the Successor Issuer would be able to incur at least €1.00 of additional Indebtedness pursuant to the Pro Rata Fixed Charge Coverage Test set forth in Section 4.09(a), or (b) the Pro Rata Fixed Charge Coverage Ratio would not be lower than it was immediately prior to giving effect to such transaction; and

(iv) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture and an Opinion of Counsel to the effect that such supplemental indenture (if any) has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the Successor Issuer; provided, that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of clauses (i) through (iii) of this Section 5.01(a).

(b) For purposes of this Section 5.01, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer, which properties and assets, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

(c) The Successor Issuer will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under this Indenture (and, if applicable, any Intercreditor Agreement), but in the case of a lease of all or substantially all its assets, the predecessor company will not be released from its obligations under this Indenture or the Notes or, if applicable, any Intercreditor Agreement.

(d) Notwithstanding Section 5.01(a)(ii) and Section 5.01(a)(iii), (i) any Restricted Subsidiary of the Issuer may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Issuer or any Guarantor and (ii) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Restricted Subsidiary. Notwithstanding Section 5.01(a)(ii) and Section 5.01(a)(iii), the Issuer may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Issuer, reincorporating the Issuer under the laws of any member state of the European Union or the United States of America, any State of the United States or the District of Columbia, Canada or any province of Canada, the United Kingdom, Norway or Switzerland, or changing the legal form of the Issuer so long as the amount of Indebtedness of the Issuer and the Restricted Subsidiaries is not increased thereby.

(e) The foregoing provisions (other than the requirements of Section 5.01(a)(ii)) will not apply to the creation of a new subsidiary as a Restricted Subsidiary of the Issuer.

(f) No Guarantor may:

(i) consolidate with or merge with or into any Person;

(ii) sell, convey, transfer or dispose of, all or substantially all its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any Person; or

(iii) permit any Person to merge with or into such Guarantor, in each case, unless:

(A) the other Person is the Issuer or any Restricted Subsidiary that is a Guarantor (or becomes a Guarantor concurrently with the transaction); or

(B)

(I) either (x) a Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes all of the obligations of the Guarantor under its Guarantee and, if applicable, any Intercreditor Agreement; and

(II) immediately after giving effect to the transaction, no Default has occurred and is continuing, or

(C) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Issuer or a Restricted Subsidiary) otherwise permitted by this Indenture.

(g) For purposes of this Section 5.01, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of a Guarantor, which properties and assets, if held by such Guarantor instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of such Guarantor on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of such Guarantor.

(h) Notwithstanding the preceding Section 5.01(f)(iii)(B)(II), (a) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to a Guarantor and (b) any Guarantor may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Guarantor or the Issuer. Notwithstanding the preceding Section 5.01(f)(iii)(B)(II), a Guarantor may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Guarantor reincorporating the Guarantor under the laws of any member state of the European Union or the United States of America, any State of the United States or the District of Columbia, Canada or any province of Canada, the United Kingdom, Norway or Switzerland, or changing the legal form of the Guarantor so long as the amount of Indebtedness of the Issuer and the Restricted Subsidiaries is not increased thereby.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

(a) Each of the following is an “Event of Default”:

(i) a default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(ii) a default for 30 continuous days or more in the payment when due of interest or Additional Amounts on or with respect to the Notes;

(iii) the failure by the Issuer or any Restricted Subsidiary for 60 continuous days after receipt of written notice given by the Trustee or by the Holders of not less than 30% in principal amount of the then outstanding Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clause (i) or (ii) above) contained in this Indenture or the Notes;

(iv) a default under any mortgage, indenture, credit facility or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries (other than Indebtedness owed to the Issuer or a Restricted Subsidiary) whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(A) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in such Indebtedness becoming due prior to its Stated Maturity; and

(B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregates to €50.0 million or more outstanding;

(v) the failure by the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements of the Issuer for a fiscal quarter end required to be provided under Section 4.03) would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of €50.0 million (net of amounts covered by insurance policies issued by reputable insurance companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 continuous days after such judgment becomes final and due, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(vi) (A) the Issuer, a Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the latest consolidated financial statements of the Issuer for a fiscal quarter end required to be provided under Section 4.03)), would constitute a Significant Subsidiary, pursuant to or within the meaning of Bankruptcy Law (i) commences proceedings to be adjudicated bankrupt or insolvent; (ii) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law; (iii) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property (other than a consent made with respect to the Issuer or a Significant Subsidiary on a solvent basis); (iv) makes a general assignment for the benefit of its creditors (other than an assignment made with respect to the Issuer or a Significant Subsidiary on a solvent basis); (v) admits in writing that it is unable to pay its debts as they become due; or (vi) takes any comparable action under any foreign laws relating to insolvency; or (B) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against the Issuer, a Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the latest consolidated financial statements of the Issuer for a fiscal quarter end required to be provided under Section 4.03), would constitute a Significant Subsidiary, in a proceeding in which the Issuer, a Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the latest consolidated financial statements of the Issuer for a fiscal quarter end required to be provided under Section 4.03), would constitute a Significant Subsidiary, is to be adjudicated bankrupt or insolvent; (ii) appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer, a Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the latest consolidated financial statements of the Issuer for a fiscal quarter end required to be provided under Section 4.03), would constitute a Significant Subsidiary, or for all or substantially all of the property of the Issuer, a Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the latest consolidated financial statements of the Issuer for a fiscal quarter end required to be provided under Section 4.03), would constitute a Significant Subsidiary; or (iii) orders the liquidation of the Issuer, a Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the latest consolidated financial statements of the Issuer for a fiscal quarter end required to be provided under Section 4.03), would constitute a Significant Subsidiary and the order or decree remains unstayed and in effect for 60 consecutive days; in each case of this clause 6.01(a)(vi)(B), other than an order, decree or appointment entered with respect to the Issuer or a Significant Subsidiary on a solvent basis;

(vii) any Guarantee of a Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements of the Issuer for a fiscal quarter end required to be provided under Section 4.03) would constitute a Significant Subsidiary) ceases to be in full force and effect (other than in accordance with the terms of such Guarantee or this Indenture) or is declared invalid or unenforceable in a judicial proceeding or any Guarantor denies or disaffirms in writing its obligations under its Guarantee and any such Default continues for 10 days.

(b) Notwithstanding Section 6.01(a), a default under clauses (iii), (iv) or (v) of Section 6.01(a) will not constitute an Event of Default until the Trustee or the Holders of at least 30% in aggregate principal amount of the outstanding Notes notify the Issuer (and the Trustee if given by the Holders) in writing of the default and, with respect to clauses (iii), (iv) and (v) of Section 6.01(a), the Issuer does not cure such default (or arrange for such Default to be cured) within the time specified in clauses (iii), (iv) or (v) of Section 6.01(a), as applicable, after receipt of such notice.

Section 6.02 Acceleration.

If any Event of Default (other than an Event of Default set forth in Section 6.01(a)(vi) occurs and is continuing, the Trustee or the Holders of at least 30% in aggregate principal amount of the then total outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal of and premium, if any, and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under Section 6.01(a)(vi), all outstanding Notes will become due and payable without further action or notice. The Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest.

(a) Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes, waive any existing Default and its consequences under this Indenture (except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder unless waived by Holders of at least 90% in aggregate principal amount of outstanding Notes) and rescind any acceleration with respect to the Notes and its consequences (except if such rescission would conflict with any judgment of a court of competent jurisdiction). In the event of any Event of Default specified in Section 6.01(a)(iv), such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(i) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged;

(ii) the requisite number of holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(iii) the default that is the basis for such Event of Default has been cured.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, premium on, if any, interest or Additional Amounts, if any, on, the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

The Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes, waive any past Default and its consequences hereunder, except a continuing Default in the payment of principal of, premium on, if any, interest or Additional Amounts, if any, on, any Note held by a non-consenting Holder (which may be waived only as provided in Section 9.02 hereof); provided that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Limitation on Suits.

(a) Subject to the provisions of this Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, of which a responsible officer of the Trustee has received written notice, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee indemnity and/or security satisfactory to the Trustee against any loss, liability or expense (which includes the expense of the Trustee’s legal counsel). Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(i) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(ii) Holders of at least 30% in aggregate principal amount of the total outstanding Notes have requested in writing the Trustee to pursue the remedy;

(iii) Holders of the Notes have offered the Trustee security and/or indemnity reasonably satisfactory to it against any loss, liability or expense (which includes the expense of the Trustee’s legal counsel);

(iv) the Trustee has not complied with such request within 60 continuous days after the receipt thereof and the offer of security and/or indemnity; and

(v) Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such written request within such 60- day period.

Section 6.06 Control by Majority.

Subject to certain restrictions contained herein and, if applicable, any Intercreditor Agreement, the Holders of a majority in principal amount of the total outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or, if applicable, any Intercreditor Agreement or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

Section 6.07 Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment, or to bring suit for the enforcement of any payment, of principal of, premium on, if any, interest or Additional Amounts, if any, on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), shall not be impaired or affected without the consent of such Holder other than as provided in Section 9.02 hereof; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Indenture upon any property subject to such Lien.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(i) or Section 6.01(a)(ii) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium on, if any, interest and Additional Amounts, if any, remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, Additional Amounts, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer, a Guarantor or any other obligor upon the Notes, their creditors or property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

Subject to any Intercreditor Agreement, to the extent applicable, if the Trustee collects any money or property pursuant to this Article 6, it shall pay out money or property in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 7.06 hereof, including payment of all compensation, expenses, losses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Agents for amounts due under Section 7.06 hereof, including payment of all compensation, expenses, losses and liabilities incurred, and all advances made, by the Agents and the costs and expenses of collection;

Third: to Holders, for amounts due and unpaid on the Notes for principal, premium, if any, interest and Additional Amounts, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, interest and Additional Amounts, if any, respectively; and

Fourth: to the Issuer, any Guarantor or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defences made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

Section 6.12 Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined in a final judgment adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Issuer, any Guarantor, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 6.13 Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.14 Delay or Omission Not Waiver.

Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

ARTICLE 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing and a Responsible Officer of the Trustee has received a written notice of such an Event of Default, the Trustee will exercise the rights and powers vested to it under this Indenture, and use the same degree of care that a prudent Person would use in conducting its own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee and the Agents will be determined solely by the express provisions of this Indenture and the Trustee and the Agents need perform only those duties that are specifically set forth in this Indenture and any Intercreditor Agreement and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee or the Agents; and

(ii) the Trustee (acting in good faith) may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.

(c) The Trustee may not be relieved from liabilities for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph (c) does not limit the effect of paragraph (b) of this Section 7.01;

(ii) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(iii) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Sections 6.02, 6.04 or 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.

(e) No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee security and/or indemnity satisfactory to it against any loss, liability or expense.

(f) The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) The Trustee shall not be deemed to have notice or any knowledge of any matter (including without limitation Defaults or Events of Default) unless a Responsible Officer assigned to and working in the Trustee’s corporate trust and agency department has actual knowledge thereof or unless written notice thereof is received by the Trustee in accordance with the terms of this Indenture and such notice clearly references the Notes, the Issuer or this Indenture.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel, as the case may be. The Trustee may consult with counsel or other professional advisors and the written advice of such counsel, professional advisor or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer will be sufficient if signed by an Officer of the Issuer.

(f) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity and/or security satisfactory to it against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(g) The Trustee shall have no duty to inquire as to the performance of the covenants of the Issuer and/or its Restricted Subsidiaries. In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except any Default or Event of Default of which a Responsible Officer shall have received written notification. Delivery of reports, information and documents to the Trustee under Section 4.03 is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(h) The Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance with restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, of minimum denominations imposed under this Indenture or under applicable law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable, of any interest in any Notes.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified and/or secured, are extended to, and shall be enforceable by the Trustee in each of its capacities hereunder and by each agent (including the Agents), custodian and other person employed to act hereunder. Absent wilful misconduct or gross negligence, each Paying Agent, Registrar, Transfer Agent or other Agent shall not be liable for acting in good faith on instructions believed by it to be genuine and from the proper party.

(j) In the event the Trustee receives inconsistent or conflicting requests and indemnity from two or more groups of Holders, each representing less than a majority in aggregate principal amount of the Notes then outstanding, pursuant to the provisions of this Indenture, the Trustee, in its sole discretion, may determine what action, if any, will be taken and shall not incur any liability for its failure to act until such inconsistency or conflict is, in its reasonable opinion, resolved.

(k) In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by acts of war or terrorism involving the United States, the United Kingdom or any member state of the European Monetary Union or any other national or international calamity or emergency (including natural disasters or acts of God), it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(l) The Trustee is not required to give any bond or surety with respect to the performance or its duties or the exercise of its powers under this Indenture or the Notes.

(m) The permissive right of the Trustee to take the actions permitted by this Indenture shall not be construed as an obligation or duty to do so.

(n) The Trustee will not be liable to any person if prevented or delayed in performing any of its obligations or discretionary functions under this Indenture by reason of any present or future law applicable to it, by any governmental or regulatory authority or by any circumstances beyond its control.

(o) The Trustee shall not under any circumstances be liable for any punitive damages or consequential loss (being loss of business, goodwill, opportunity or profit of any kind) of the Issuer, any Restricted Subsidiary of the Issuer or any other Person (or, in each case, any successor thereto), even if advised of it in advance and even if foreseeable.

(p) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer personally or by agent or attorney.

(q) The Trustee may request that the Issuer delivers an Officer’s Certificate setting forth the names of the individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(r) No provision of this Indenture shall require the Trustee to do anything which, in its opinion, may be illegal or contrary to applicable law or regulation.

(s) The Trustee may refrain from taking any action in any jurisdiction if the taking of such action in that jurisdiction would, in its opinion, based upon legal advice in the relevant jurisdiction, be contrary to any law of that jurisdiction or, to the extent applicable, the State of New York.

(t) The Trustee may retain professional advisors and counsel to assist it in performing its duties under this Indenture. The Trustee may consult with such professional advisors or with counsel, and the advice or opinion of such professional advisors or counsel with respect to legal or other matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel or professional advisor.

(u) The Trustee may assume without inquiry in the absence of actual knowledge that the Issuer is duly complying with its obligations contained in this Indenture required to be performed and observed by it, and that no Default or Event of Default or other event which would require repayment of the Notes has occurred.

Section 7.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee has actual knowledge that it has acquired any conflicting interest it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.09 and 7.10 hereof.

Section 7.04 Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes or any Guarantee, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05 Notice of Defaults.

If a Default occurs and is continuing and is known to the Trustee, the Trustee shall deliver to each Holder notice of the Default within 90 days after the Trustee is notified of such Default or Event of Default. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as the Trustee in good faith determines that withholding notice is in the interests of the Holders.

Section 7.06 Compensation and Indemnity.

(a) The Issuer or, upon the failure of the Issuer to pay, each Guarantor, jointly and severally (and subject in all cases to the guarantee limitations set forth in Section 11.02), will pay to the Trustee from time to time compensation for its acceptance of this Indenture and services hereunder as shall be agreed from time to time between them. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Issuer, and each Guarantor, jointly and severally (and subject in all cases to the guarantee limitations set forth in Section 11.02), will reimburse the Trustee promptly upon request for all disbursements, advances and expenses properly incurred or made by it in addition to the compensation for its services. Such expenses will include the properly incurred compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b) The Issuer and the Guarantor(s), jointly and severally (and subject in all cases to the guarantee limitations set forth in Section 11.02), will indemnify the Trustee (which, for the purposes of this paragraph, include such Trustee’s affiliates, officers, directors, employees and agents) against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Issuer and the Guarantor(s) (including this Section 7.06) and defending itself against any claim (whether asserted by the Issuer, the Guarantor(s), any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its wilful misconduct, gross negligence or fraud. The Trustee will notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer will not relieve the Issuer or any Guarantor(s) of their obligations hereunder. At the Trustee’s and the Agents’ sole discretion, the Issuer or such Guarantor will defend the claim and the Trustee and the Agents will cooperate in the defence. The Trustee and the Agents may have separate counsel and the Issuer will pay the properly incurred fees and expenses of such counsel. Neither the Issuer nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c) The obligations of the Issuer and the Guarantor(s) under this Section 7.06 will survive the satisfaction and discharge of this Indenture.

(d) To secure the Issuer’s and each Guarantor’s payment obligations in this Section 7.06, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of, premium on, if any, interest or Additional Amounts, if any, on, particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(vi) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f) The indemnity contained in this Section 7.06 shall survive the discharge or termination of this Indenture and shall continue for the benefit of the Trustee or an Agent notwithstanding its resignation or retirement.

Section 7.07 Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07.

(b) The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(i) the Trustee fails to comply with Section 7.09 hereof;

(ii) the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(iii) a custodian or public officer takes charge of the Trustee or its property;

(iv) the Trustee becomes incapable of acting; or

(v) the Trustee has or acquires a conflict of interest that is not eliminated.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, (i) the retiring Trustee, the Issuer, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee or (ii) the retiring Trustee may appoint a successor Trustee at any time prior to the date on which a successor Trustee takes office, provided that such appointment shall be reasonably satisfactory to the Issuer.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.09 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.06 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Issuer’s obligations under Section 7.06 hereof will continue for the benefit of the retiring Trustee.

Section 7.08 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 7.09 Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of England and Wales, or the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, and which is generally recognized as a corporation which customarily performs such corporate trustee roles and provides such corporate trustee services in transactions similar in nature to the offering of the Notes as described in the Offering Memorandum.

Section 7.10 Agents.

(a) Resignation of Agents. Any Agent may resign and be discharged from its duties under this Indenture at any time by giving thirty (30) days’ prior written notice of such resignation to the Trustee and Issuer. The Trustee or Issuer may remove any Agent at any time by giving thirty (30) days’ prior written notice to any Agent. Upon such notice, a successor Agent shall be appointed by the Issuer, who shall provide written notice of such to the Trustee. Such successor Agent shall become the Agent hereunder upon the resignation or removal date specified in such notice. If the Issuer is unable to replace the resigning Agent within thirty (30) days after such notice, the Agent may, in its sole discretion, deliver any funds then held hereunder in its possession to the Trustee or may apply to a court of competent jurisdiction for the appointment of a successor Agent or for other appropriate relief. The costs and expenses (including its counsels’ fees and expenses) incurred by the Agent in connection with such proceeding shall be paid by the Issuer. Upon receipt of the identity of the successor Agent, the Agent shall deliver any funds then held hereunder to the successor Agent, less the Agent’s fees, costs and expenses or other obligations owed to the Agent. Upon its resignation and delivery any funds, the Agent shall be discharged of and from any and all further obligations arising in connection with this Indenture, but shall continue to enjoy the benefit of Section 7.06.

(b) The Agents shall act solely as agents of the Issuer and need have not concern for the interests of the Holders, except as expressly stated elsewhere in this Indenture.

Section 7.11 Patriot Act.

The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act, the Trustee and the Agents in order to help fight the funding of terrorism and money laundering, may be requested to obtain, verify and record information that identifies the Issuer and each Guarantor. The parties to this Indenture agree that they will provide the Trustee and any Agents with such information as it may request in order to satisfy the requirements of the USA Patriot Act.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may, at its option at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer and the Guarantor(s) will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Guarantee) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantor(s) will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Guarantee), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in Sections 8.02(a) and 8.02(b), and to have satisfied all their other obligations under such Notes, the Guarantee and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute such proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders of Notes to receive payments in respect of the principal of, premium on, if any, interest and Additional Amounts, if any, on the Notes when such payments are due solely out of the trust referred to in Section 8.04 hereof;

(b) the Issuer’s obligations with respect to the Notes under Article 2 and Section 4.02 hereof;

(c) the rights, powers, trusts, duties and immunities of the Trustee hereunder, and the Issuer’s and each Guarantor’s obligations in connection therewith; and

(d) this Article 8.

Subject to compliance with this Article 8, the Issuer may exercise its Legal Defeasance option under this Section 8.02 notwithstanding the prior exercise of its Covenant Defeasance option under Section 8.03.

Section 8.03 Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and each Guarantor will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under Article 4 (other than Sections 4.01 and 4.20) and Article 5 hereof (other than Section 5.01(a)(i) and 5.01(a)(iv) with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and the Guarantee(s), the Issuer and the Guarantor(s) may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Guarantee(s) will be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Section 5.01 (except for clauses (i) and (iv) of Section 5.01(a)) and Section 6.01 (except for clauses (i), (ii) and (vi) of Section 6.01(a)) (in the case of clause (iv) of Section 6.01(a), with regard to the Issuer only) will not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under Section 8.02 or 8.03 hereof:

(a) the Issuer must irrevocably deposit with the Trustee (or such other entity directed, designated or appointed by the Issuer and acceptable to the Trustee (acting reasonably), acting for the Trustee for this purpose) for the benefit of the Holders of the Notes, cash in euro, European Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the written opinion of a nationally recognized firm of independent public accountants to pay the principal of, premium, if any, and interest due on the Notes on the Stated Maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such Notes, and the Issuer must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(b) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions:

(i) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(ii) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders and the beneficial owners will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the holders and beneficial owners will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and, in each case, the granting of Liens in connection therewith);

(f) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(g) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Section 8.05 Deposited Money and Government Obligations to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable European Government Obligations (including the proceeds thereof) deposited with the Principal Paying Agent pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held and applied by the Principal Paying Agent, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Principal Paying Agent may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, interest and Additional Amounts, if any, but such money need not be segregated from other funds except to the extent required by law.

The Issuer will pay and indemnify the Principal Paying Agent against any tax, fee or other charge imposed on or assessed against the cash, the non-callable European Government Obligations deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Principal Paying Agent will deliver or pay to the Issuer from time to time upon the request of the Issuer any money, non-callable European Government Obligations held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Principal Paying Agent (which may be the opinion delivered under Section 8.04(b) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to Issuer.

Any money deposited with the Principal Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium on, if any, interest or Additional Amounts, if any, on, any Note and remaining unclaimed for two years after such principal, premium, if any, interest or Additional Amounts, if any, has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuer for payment thereof, and all liability of the Paying Agent with respect to such money, and all liability of the Issuer as trustee thereof, will thereupon cease; provided, however, that the Principal Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be made available to the newswire service of Bloomberg or, if Bloomberg does not operate, any similar agency or mail or otherwise provide to each Holder entitled to such money at such Holder’s address (as set forth in the register of Holders of Definitive Registered Notes maintained by the Registrar) notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

Section 8.07 Reinstatement.

If the Principal Paying Agent is unable to apply any euro or non-callable European Government Obligations in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantor’s obligations under this Indenture and the Notes and the Guarantee will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Principal Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium on, if any, interest or Additional Amounts, if any, on, any Note following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Principal Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of Notes.

Notwithstanding Section 9.02 hereof, the Issuer, any Guarantor (with respect to a Guarantee or this Indenture to which it is a party) and the Trustee may amend or supplement this Indenture and any Guarantee or Notes without the consent of any Holder:

(a) to cure any ambiguity, omission, mistake, defect or inconsistency;

(b) to provide for uncertificated Notes in addition to or in place of certificated Notes, provided that uncertificated Notes are properly treated as in registered form for U.S. federal income tax purposes;

(c) to comply with the covenant relating to mergers, amalgamations, consolidations and sales of assets;

(d) to provide for the assumption by a successor Person of the Issuer’s or any Guarantor’s obligations to the Holders;

(e) to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the legal rights under this Indenture of any such Holder;

(f) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(g) to provide for the issuance of Additional Notes in accordance with the terms of this Indenture;

(h) [Reserved];

(i) to evidence and provide for the acceptance and appointment under this Indenture or, if applicable, any Intercreditor Agreement of a successor Trustee or Paying Agent thereunder pursuant to the requirements thereof;

(j) to make any amendment to the provisions of this Indenture relating to the transfer or legending of the Notes or to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(k) to add a Guarantor under this Indenture or to release a Guarantor in accordance with the terms of this Indenture; or

(l) to conform the text of this Indenture, Guarantees, the Notes or, if applicable, any Intercreditor Agreement, to any provision of the “Description of the Notes” section of the Offering Memorandum to the extent that such provision in the “Description of the Notes” section of the Offering Memorandum was intended to be a verbatim recitation of a provision of this Indenture, any Guarantee, the Notes or any Intercreditor Agreement as provided in an Officer’s Certificate.

The Trustee shall be entitled to request and rely absolutely on an Opinion of Counsel and on an Officer’s Certificate with respect to the above matters.

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 13.02 hereof, the Trustee will join with the Issuer in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties, liabilities or immunities under this Indenture or otherwise.

Section 9.02 With Consent of Holders of Notes.

Except as provided in this Section 9.02, this Indenture (including, without limitation, Section 4.10 and Section 4.14 hereof), the Notes and the Guarantee(s) may be amended or supplemented with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding, including without limitation, Additional Notes, if any, and consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and, subject to Section 6.04 and Section 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, interest or Additional Amounts, if any, on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes or the Guarantee(s) may be waived with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding, other than Notes beneficially owned by the Issuer or its Affiliates (including, without limitation, Additional Notes, if any, and consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes). Section 2.08 hereof shall determine which Notes are considered “outstanding” for purposes of this Section 9.02.

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Issuer and the Guarantor(s) in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties, liabilities or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

The consent of the Holders is not necessary under this Indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver.

However, unless consented to by the Holders of at least 90% of the aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(a) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(b) reduce the stated rate of, or extend the stated time for, payment of interest or Additional Amounts on any such Notes;

(c) reduce the principal of or extend the Stated Maturity of any such Notes;

(d) reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed, in each case as described in Section 3.07 or Section 3.08;

(e) make any such Note payable in money other than that stated in such Note;

(f) amend the contractual right of any Holder to bring suit for the payment of principal, premium and Additional Amounts, if any, and interest on its Note, on or after the respective due dates expressed or provided for in such Note;

(g) make any change in the provision of this Indenture described under Section 4.20 that adversely affects the right of any Holder or beneficial owner of such Notes in any material respect or amend the terms of such Notes in a way that would result in a loss of an exemption from any of the taxes described thereunder or an exemption from any obligation to withhold or deduct taxes so described thereunder unless the Payor agrees to pay Additional Amounts, if any, in respect thereof;

(h) release any Guarantor from its Obligations under its Guarantee, other than pursuant to the terms of this Indenture and, if applicable, any Intercreditor Agreement;

(i) (a) release any security interests (if any) granted for the benefit of the Holders in the Shared Collateral other than in accordance with the terms of any applicable Intercreditor Agreement, this Indenture or the applicable security documents, or (b) amend the Fundamental Intercreditor Rights in any manner adverse to the Holders of the Notes;

(j) waive a Default or Event of Default with respect to the non-payment of principal, premium or interest (except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of such Notes and a waiver of the payment default that resulted from such acceleration); or

(k) make any change in the amendment or waiver provisions which require the Holders’ consent described in this sentence.

The Trustee shall be entitled to request and rely absolutely on an Opinion of Counsel and on an Officer’s Certificate with respect to the above matters.

Section 9.03 Revocation and Effect of Consents.

Until an amendment or waiver becomes effective, a consent to it by a Holder is a continuing consent by such Holder and every subsequent Holder of all or part of the related Note. Any such Holder or subsequent Holder may revoke such consent as to its Note by written notice to the Trustee or the Issuer, received thereby before the time at which the Issuer certifies to the Trustee that the Holders of the requisite principal amount of Notes have consented to such amendment or waiver. After an amendment or waiver under this Indenture becomes effective, the Issuer is required to deliver to Holders a notice briefly describing such amendment or waiver. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment or waiver. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.04 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Authenticating Agent shall, upon receipt of an Authentication Order, authenticate the new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05 Trustee to Sign Amendments, etc.

The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Issuer may not sign an amended or supplemental indenture until the Board of Directors of the Issuer approves it. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Section 7.01 hereof) will be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 10

[Reserved].

ARTICLE 11

GUARANTEE

Section 11.01 Guarantee.

(a) Subject to this Article 11, the Guarantor(s) hereby (and subject in all cases to the guarantee limitations set forth in Section 11.02), unconditionally guarantees to each Holder of a Note authenticated and delivered hereunder and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:

(i) the principal of, premium on, if any, interest and Additional Amounts, if any, on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium on, if any, interest and Additional Amounts, if any, on, the Notes, if lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantor(s) will be jointly and severally obligated to pay the same immediately. The Guarantor(s) agree that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantor(s) hereby agree that their obligations hereunder is unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defence of a guarantor. The Guarantor(s) hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenant that this Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantor(s) or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantor(s), any amount paid by either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantor(s), on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantor(s) for the purpose of this Guarantee.

Section 11.02 Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance, for purposes of Bankruptcy Law, the U.S. Uniform Fraudulent Conveyance Act, the U.S. Uniform Fraudulent Transfer Act or any similar national, federal, local or state law or voidable preference, financial assistance or improper corporate benefit, or violate the corporate purpose of the relevant Guarantor or any applicable capital maintenance or similar laws or regulations affecting the rights of creditors generally under any applicable law or regulation to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantor(s) hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, result in the obligations of the Guarantor under its Guarantee not constituting either a fraudulent transfer or conveyance or voidable preference, financial assistance or improper corporate benefit, or violating the corporate purpose of the Guarantor or any applicable capital maintenance or similar laws or regulations affecting the rights of creditors generally under any applicable law or regulation.

(a) Czech Republic.

(i) Obligations and liabilities of a Guarantor who is incorporated and established in the Czech Republic (a “Czech Guarantor”) under this Article 11 and under other provisions of this Indenture (the “Guarantee Obligations”) shall be limited to an amount equal to the limitation amount (the “Czech Limitation Amount”), being:

Czech Limitation Amount = G / O * A

where:

(ii) “A” means the total net book value of all assets of that Czech Guarantor recorded in its latest annual unconsolidated financial statements available to the Trustee or any Holder from the collection of deeds of the Czech Commercial Register (sbírka listin obchodního rejstříku) or otherwise or, if they are more up-to-date and supplied to the Trustee or any Holder within 15 Business Days of its request its latest interim unconsolidated financial statements;

(iii) “G” means the amount of all Guarantee Obligations of that Czech Guarantor had the Czech Limitation Amount not been applied, provided that where such amount is expressed in a currency other than Czech crowns, such amount shall be expressed in its equivalent in Czech crowns on the date falling one Business Day prior to the due date of the Guarantee under this Article 11 using the exchange rate published at the official website of the Czech National Bank (Česká národní banka) for that date;

(iv) “O” means all liabilities of that Czech Guarantor recorded in its latest annual unconsolidated financial statements available to the Trustee or any Holder from the collection of deeds of the Czech Commercial Register (sbírka listin obchodního rejstříku) or otherwise or, if they are more up-to-date and supplied to the Trustee or any Holder within 15 Business Days of its request, its latest interim unconsolidated financial statements. The term “liabilities” shall have the meaning attached to it under the accounting standards applicable to that Czech Guarantor but, notwithstanding the foregoing, shall at all times:

(A) exclude equity capital (vlastní kapitál); and

(B) include the “G” amount calculated using the definition set out above; and

(C) include all obligations guaranteed or secured by a Lien by that Czech Guarantor under any agreement or otherwise, provided that (i) such obligations shall only be included if the Lien and the guarantee therefore has been permitted under this Indenture, and (ii) any third party’s obligations secured by a permitted Lien shall only be included up to the amount equal to the net book value of the asset subject to such Lien.

(v) For the avoidance of doubt, any identical obligations of that Czech Guarantor determined in Section 11.02(a)(iv)(C) above will only be included in the “O” amount once. The term “net book value” used for the purpose of the calculation of the Czech Limitation Amount means the book value reduced by corrections and provisions (opravné položky a oprávky (korekce)) as set out in Czech decree no. 500/2002 Coll., as amended (the “Decree”), implementing Czech Act No. 563/1991 Coll., on Accountancy, as amended or in any other legislation which may supersede the Decree in the future.

Section 11.03 [Reserved].

Section 11.04 Successor Guarantor Substituted.

In case of any consolidation, merger, sale or conveyance in compliance with Section 5.01 and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Guarantee and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Issuer and delivered to the Registrar. All the Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Guarantee(s) had been issued at the date of the execution hereof.

Section 11.05 Releases.

The Guarantor will automatically and unconditionally be released from all obligations under its Guarantee, and such Guarantee shall thereupon terminate and be discharged and be of no further force or effect:

(i) upon the full and final payment of the Notes and performance of all Obligations of the Issuer and the Guarantor under this Indenture and the Notes;

(ii) upon the sale, disposition, exchange or other transfer (including through merger, consolidation, amalgamation or otherwise) of ownership interests of such Guarantor (directly or through a parent company) if after such sale, disposition or other transfer, such Guarantor is no longer a Restricted Subsidiary, or the sale, disposition or other transfer of all or substantially all the assets of such Guarantor, in each case, if such sale, disposition or other transfer is made in a manner not in violation of this Indenture;

(iii) the Issuer designating such Guarantor to be an Unrestricted Subsidiary in accordance with this Indenture;

(iv) upon the exercise of Legal Defeasance, Covenant Defeasance or the satisfaction and discharge of this Indenture as provided in Article 8 and Article 12;

(v) as described under Article 9;

(vi) with respect to an entity that is not a successor Guarantor, as a result of a transaction permitted by Section 5.01;

(vii) upon the release of the Guarantor’s Guarantee under any Indebtedness that triggered such Guarantor’s obligation to Guarantee the Notes under Section 4.15; or

(viii) if any Intercreditor Agreement is entered into in accordance with the provisions of this Indenture, in accordance with an enforcement action pursuant to any such Intercreditor Agreement.

(b) Upon any occurrence giving rise to a release of a Guarantee, as specified above, the Trustee, subject to receipt of an Officer’s Certificate and an Opinion of Counsel reasonably acceptable to the Trustee from the Issuer and/or Guarantor, will execute any documents reasonably required in order to evidence or effect such release, discharge and termination in respect of such Guarantee. Neither the Issuer, the Trustee nor any Guarantor will be required to make a notation on the Notes to reflect any such release, discharge or termination.

(c) Any Guarantor not released from its obligations under its Guarantee as provided in this Section 11.05 will remain liable for the full amount of principal of, premium on, if any, interest and Additional Amounts, if any, on, the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 11.

ARTICLE 12

SATISFACTION AND DISCHARGE

Section 12.01 Satisfaction and Discharge.

(a) This Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in this Indenture) as to all Notes, when either:

(i) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust with the Trustee (or such other entity directed, designated or appointed by the Issuer and reasonably acceptable to the Trustee, acting for the Trustee for this purpose), have been delivered to the Registrar or Paying Agent for cancellation; or

(ii)

(A) all Notes not theretofore delivered to the Registrar or Paying Agent for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee (or an agent appointed at the time) for the giving of notice of redemption and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee (or such other entity directed, designated or appointed by the Issuer and acceptable to the Trustee (acting reasonably), acting for the Trustee for this purpose) solely for the benefit of the Holders of the Notes, cash in euro, European Government Obligations, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Registrar or Paying Agent for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(B) no Event of Default (other than that resulting from borrowing funds to be applied to make such deposit or any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) with respect to this Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than resulting from any borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(C) the Issuer has paid or caused to be paid all sums payable by it under this Indenture; and

(D) the Issuer has delivered irrevocable written instructions to the Trustee (or such other entity directed, designated or appointed by the Issuer and acceptable to the Trustee (acting reasonably), acting for the Trustee for this purpose) (with a copy to the Paying Agent) to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

(b) In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge pursuant to Section 12.01(a) have been satisfied.

(c) If requested in writing by the Issuer to the Trustee and Principal Paying Agent (which request may be included in the applicable notice of redemption or pursuant to the above referenced Officer’s Certificate) no later than five (5) Business Days prior to such distribution, the Trustee (or such other entity directed, designated or appointed by the Issuer and acceptable to the Trustee (acting reasonably), acting for the Trustee for this purpose) shall distribute any amounts deposited to the Holders prior to the Stated Maturity or the redemption date, as the case may be. For the avoidance of doubt, the distribution and payment to holders prior to the maturity or redemption date as set forth above shall not include any negative interest, present value adjustment, break cost or any additional premium on such amounts. To the extent the Notes are represented by a global note deposited with a depositary for a clearing system, any payment to the beneficial holders holding interests as a participant of such clearing system shall be subject to the then applicable procedures of the clearing system.

(d) Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Principal Paying Agent pursuant to clause 12.01(a)(ii)(A) of this Section 12.01, the provisions of Sections 12.02 and 8.06 hereof will survive. In addition, nothing in this Section 12.01 will be deemed to discharge those provisions of Section 7.06 hereof that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 12.02 Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Principal Paying Agent pursuant to Section 12.01 hereof shall be held and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Principal Paying Agent may determine, to the Persons entitled thereto, of the principal of, premium on, if any, interest and Additional Amounts, if any, for whose payment such money has been deposited with the Principal Paying Agent; but such money need not be segregated from other funds except to the extent required by law.

If the Principal Paying Agent is unable to apply any money or European Government Obligations in accordance with Section 12.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01 hereof; provided that if the Issuer has made any payment of principal of, premium on, if any, interest and Additional Amounts, if any, on, the Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or European Government Obligations held by the Principal Paying Agent.

ARTICLE 13

MISCELLANEOUS

Section 13.01 Notices.

Any notice or communication by the Issuer, the Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer and/or the Guarantor:

SAZKA GROUP A.S.

Vinohradska 1511/230

100 00 Prague 10

Czech Republic

Attention: Chief Financial Officer

With a copy to:

Milbank LLP

10 Gresham Street

London EC2V 7JD

United Kingdom

Fax: +44.20.7615.3100

Attention: Apostolos Gkoutzinis

If to the Trustee:

Lucid Trustee Services Limited

6th Floor, No 1 Building

1-5 London Wall Buildings

London Wall

London EC2M 5PG

United Kingdom

Facsimile No.: +44 203 003 4691 / +44 844 507 0945

Attention: Transaction Management / Sand

If to the Principal Paying Agent:

The Bank of New York Mellon, London Branch

One Canada Square

London E14 5AL

United Kingdom

Fax: +44 207 964 2533

Attention: Corporate Trust Administration - Sazka / Project Sand

Copy to Fax: +44 1202 689660

CC: Conventional Debt EMEA - Team 2 corpsov2@bnymellon.com

If to the Transfer Agent and Resistrar:

The Bank of New York Mellon SA/NV, Luxembourg Branch

Vertigo Building - Polaris

2-4 rue Eugène Ruppert

L-2453 Luxembourg

Fax: +(352)24524204

E-Mail: Luxmb_SPS@bnymellon.com

Attention: Corporate Trust Administration - Sazka / Project Sand

CC: Conventional Debt EMEA - Team 2 corpsov2@bnymellon.com

The Issuer, the Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices to Holders of Notes will be validly given if mailed to them at their respective addresses in the register of the Holders of the Notes, if any, maintained by the Registrar. In addition, for so long as any of the Notes are listed on the Official List of the Exchange and the rules of the Authority so require, notices with respect to the Notes will be notified to the Authority. In addition, for so long as any Notes are represented by Global Notes, all notices to Holders of the Notes will be delivered to Euroclear and Clearstream, each of which will give such notices to the holders of Book- Entry Interests.

Each such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made; provided, that, if notices are mailed, such notice shall be deemed to have been given on the fifth day after being so mailed. Any notice or communication mailed to a Holder shall be mailed to such Person by first-class mail or other equivalent means and shall be sufficiently given to such Holder if so mailed within the time prescribed. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

If a notice or communication is mailed, provided or published in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer or any Guarantor mails a notice or communication to Holders or delivers a notice or communication to holders of Book-Entry Interests, it will mail a copy to the Trustee and each Agent at the same time.

All notices will be given in the English language.

Section 13.02 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Trustee to take any action under this Indenture, the Issuer shall furnish to the Trustee:

(a) an Officer’s Certificate (which must include the statements set forth in Section 13.03 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel (which must include the statements set forth in Section 13.03 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.03 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.04 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.05 No Personal Liability of Directors, Officers, Employees, Incorporators and Stockholders.

No past, present or future director, officer, employee, incorporator, member, partner or direct or indirect shareholder of the Issuer or of any Guarantor or any of their direct or indirect parent companies (other than the Issuer and any Guarantor) shall have any liability, for any obligations of the Issuer or any Guarantor under the Notes, the Guarantee(s) or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Section 13.06 Agent for Service; Submission to Jurisdiction; Waiver of Immunities.

Each of the parties hereto irrevocably agrees that any suit, action or proceeding arising out of, related to, or in connection with this Indenture, the Notes and the Guarantees or the transactions contemplated hereby, and any action arising under U.S. federal or state securities laws, may be instituted in any U.S. federal or state court located in the State and City of New York, Borough of Manhattan; irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding; and irrevocably submits to the jurisdiction of such courts in any such suit, action or proceeding. The Issuer and the Guarantor(s) have appointed Corporation Service Company, 1180 Avenue of the Americas, Suite 210, New York, NY 10036 8401, United States of America as its authorized agent upon whom process may be served in any such any suit, action or proceeding with respect to this Indenture, the Notes, the Guarantee or the transactions contemplated hereby or thereby brought in any U.S. federal or New York State court located in the State of New York, and any action brought under U.S. federal or state securities laws (the “Authorized Agent”). The Issuer and each Guarantor expressly and irrevocably submits to the non-exclusive jurisdiction of any such court in respect of any such action and waives any other requirements of or objections to personal jurisdiction with respect thereto and waives any right to trial by jury. Such appointment shall be irrevocable unless and until replaced by an agent reasonably acceptable to the Trustee. The Issuer and each Guarantor represents and warrants that the Authorized Agent has agreed to act as said agent for service of process, and the Issuer agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to the Issuer shall be deemed, in every respect, effective service of process upon the Issuer and any Guarantor.

Section 13.07 Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW.

Section 13.08 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer, any Guarantor or any of their respective Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.09 Successors.

All agreements of the Issuer in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 11.05 hereof.

Section 13.10 Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.11 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

Section 13.12 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.13 [Reserved].

Section 13.14 Prescription.

Claims against the Issuer or any Guarantor for the payment of principal, or premium, if any, on the Notes will be prescribed ten years after the applicable due date for payment thereof. Claims against the Issuer or the Guarantor for the payment of interest on the Notes will be prescribed six years after the applicable due date for payment of interest.

Section 13.15 Additional Information.

Upon written request by any Holder or holder of a Book-Entry Interest to the Issuer at the address set out in Section 13.01, the Issuer will deliver or cause to be delivered, by first class mail, to such Holder or holder (at the expense of the Issuer) a copy of this Indenture and the form of Note.

Section 13.16 Currency Indemnity and Calculation of Euro-Denominated Restrictions.

(a) The euro is the sole currency of account and payment for all sums payable by the Issuer and the Guarantors under or in connection with the Notes and the Guarantees, including damages. Any amount received or recovered in a currency other than euro, whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuer, any Guarantor or otherwise by any Holder or by the Trustee, in respect of any sum expressed to be due to it from the Issuer or a Guarantor will only constitute a discharge to the Issuer or such Guarantor, as applicable, to the extent of the euro amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

(b) If that euro amount is less than the euro amount expressed to be due to the recipient or the Trustee under any Note, the Issuer and the Guarantors will indemnify them against any loss sustained by such recipient or the Trustee as a result. In any event, the Issuer and the Guarantors will indemnify the recipient or the Trustee on a joint and several basis against the cost of making any such purchase. For the purposes of this currency indemnity provision, it will be prima facie evidence of the matter stated therein for the Holder of a Note or the Trustee to certify in a manner reasonably satisfactory to the Issuer (indicating the sources of information used) the loss it incurred in making any such purchase. These indemnities constitute a separate and independent obligation from the Issuer’s and the Guarantors’ other obligations, will give rise to a separate and independent cause of action, will apply irrespective of any waiver granted by any Holder of a Note or the Trustee (other than a waiver of the indemnities set out herein) and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note, any Guarantee or to the Trustee.

(c) Except as otherwise specifically set forth herein, for purposes of determining compliance with any euro-denominated restriction herein, the Euro Equivalent amount for purposes hereof that is denominated in a non-euro currency shall be calculated based on the relevant currency exchange rate in effect on the date such non-euro amount is incurred or made, as the case may be.

Section 13.17 Acknowledgment and Consent to Bail-In.

Under this Section 13.17:

“Bail-in Legislation” means, in relation to a member state of the European Economic Area which has implemented, or at any time implements, the BRRD, the relevant implementing law or regulation as described in the EU Bail-in Legislation Schedule from time to time.

“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“BRRD Liability” means a liability in respect of which the relevant write-down and conversion powers in the applicable Bail-in Legislation may be exercised.

“BRRD Party” means The Bank of New York Mellon SA/NV, Luxembourg Branch, as Registrar, Transfer Agent and Principal Paying Agent under this Indenture.

“Bail-in Powers” means any write-down and conversion powers as defined in relation to the relevant Bail-in Legislation.

“EU Bail-in Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to the relevant BRRD Party.

Notwithstanding and to the exclusion of any other term of this Indenture or any other agreements, arrangements, or understanding between the parties, each counterparty to a BRRD Party under this Indenture shall acknowledge and accept that a BRRD Liability arising under this Indenture may be subject to the exercise of Bail-in Powers by the Relevant Resolution Authority, and acknowledge, accept, and agree to be bound by:

(a) the effect of the exercise of Bail in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of any BRRD Party to it under this Indenture, that (without limitation) may include and result in any of the following, or some combination thereof:

(i) the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;

(ii) the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of the relevant BRRD Party or another person (and the issue to or conferral on it of such shares, securities or obligations);

(iii) the cancellation of the BRRD Liability; or

(iv) the amendment or alteration of the amounts due in relation to the BRRD Liability, including any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; and

(b) the variation of the terms of this Indenture, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority

Section 13.18 Compliance With Law, etc.

Notwithstanding anything else herein contained, the Agents may refrain without liability from doing anything that would or might in their opinion, based upon legal advice in the relevant state or jurisdiction, be contrary to any economic or financial sanctions law of any state or jurisdiction (including but not limited to Germany, the United States of America, or any jurisdiction forming a part of it, and England & Wales) or any economic or sanctions directive or regulation of any agency of any such state or jurisdiction, which is binding on it (a “Relevant Restriction”), and may without liability do anything which is, in their opinion, having taken legal advice in the relevant state or jurisdiction, necessary to comply with any such Relevant Restriction.

(Signatures on following pages)

IN WITNESS HEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

SAZKA GROUP A.S., as the Issuer

By:	/s/ Vladimír Rýlich
Name:	Vladimír Rýlich
Title:	based on power of attorney

[Signature Page - Project Sand Indenture]

SAZKA CZECH A.S., as the Guarantor

By:	/s/ Vladimír Rýlich
Name:	Vladimír Rýlich
Title:	based on power of attorney

[Signature Page - Project Sand Indenture]

LUCID TRUSTEE SERVICES LIMITED, as Trustee

By:	/s/ Kate Russell
Name:	Kate Russell
Title:	Authorised Signatory

[Signature Page - Project Sand Indenture]

THE BANK OF NEW YORK MELLON, LONDON BRANCH, as Principal Paying Agent

By:	/s/ Martin Olcese
Name:	Martin Olcese
Title:	Vice President

[Signature Page - Project Sand Indenture]

THE BANK OF NEW YORK MELLON SA/NV, LUXEMBOURG BRANCH, as Registrar and Transfer Agent

By:	/s/ Martin Olcese
Name:	Martin Olcese
Title:	Vice President

[Signature Page - Project Sand Indenture]

EXHIBIT A

[Form of Face of Note]

4 1⁄8% SENIOR NOTES DUE 2024

[THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”)) OR (B) IT IS ACQUIRING THIS SECURITY IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR FOR WHICH IT HAS PURCHASED SECURITIES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) WHICH IS [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY)] ONLY (A) TO THE ISSUER, THE GUARANTOR OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF ITS PROPERTY OR THE PROPERTY OF SUCH INVESTOR ACCOUNT OR ACCOUNTS BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL AND TO COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, AND ANY APPLICABLE LOCAL LAWS AND REGULATIONS AND FURTHER SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (I) PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM AND (II) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.]1

[THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE REGISTRAR MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE

[1]	Use the Private Placement Legend if required by Section 2.06(f)(i) of the Indenture.

INDENTURE, (2) THIS GLOBAL NOTE MAY BE TRANSFERRED OR EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, AND (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE REGISTRAR FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE.]2

[2]	Use the Global Note legend if the Note is in Global Form.

[Regulation S]/[Rule 144A]

ISIN:

COMMON CODE:

4 1⁄8% SENIOR NOTES DUE 2024

SAZKA GROUP A.S.

No.

€

SAZKA Group a.s., a joint stock company incorporated under the laws of the Czech Republic, for value received promises to pay to                                  or registered assigns, the principal sum of €                              [or such greater or lesser amount as indicated in the schedule of Increases, Decreases or Exchanges of Interests in the Global Note or adjustments made in accordance with the provisions of Euroclear or Clearstream (as applicable) in connection with transfers, exchanges, redemptions and repurchases of Notes]3 on November 20, 2024.

Interest Payment Dates: May 20 and November 20, commencing [                    ].

Record Dares: the Business Day immediately preceding the related interest payment date except in the case of Definitive Registered Notes, for which May 6 and November 6 of each year shall be the interest record dates.

Date:

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

[3]	Use the bracketed language if Notes are in Global Form.

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually or by facsimile by the duly authorized officer referred to below.

SAZKA GROUP A.S., as the Issuer

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

THE BANK OF NEW YORK MELLON, LONDON BRANCH, as Authenticating Agent

By:
Authorized Signatory

[Back of Note]

4 1⁄8% SENIOR NOTES DUE 2024

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.

Interest. SAZKA Group a.s., a joint-stock company incorporated and registered in the Czech Republic (the “Issuer”), promises to pay or cause to be paid interest on the principal amount of this Note at a rate of 4.125% per annum until maturity. The Issuer will pay interest semi-annually in arrears on May 20 and November 20 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that the first Interest Payment Date shall be                             . The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and interest at a rate that is 1.00% per annum higher than the then applicable interest rate on the Notes to the extent lawful. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2.

Method of Payment. The Issuer will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business one Business Day immediately preceding the next Interest Payment Date (or on May 6 and November 6 immediately preceding the relevant Interest Payment Date in the case of Definitive Registered Notes), even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, interest and Additional Amounts, if any, through the Paying Agent as provided in the Indenture or, at the option of the Issuer, payment of interest and Additional Amounts, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium and Additional Amounts, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Issuer or the Paying Agent. Such payment shall be made in euros.

3.

Paying Agent, Registrar and Transfer Agent. Initially, The Bank of New York Mellon, London Branch will act as Principal Paying Agent and The Bank of New York Mellon SA/NV, Luxembourg Branch will act as Registrar and Transfer Agent. Upon notice to the Trustee, the Issuer may change any Paying Agent, Registrar or Transfer Agent without prior notice to the Holders of such Notes. The Issuer or any of its Subsidiaries may act as Paying Agent or Registrar in respect of the Notes.

4.

Indenture. The Issuer issued the Notes under an Indenture dated as of November 15, 2019 (the “Indenture”), among, inter alios, the Issuer and Lucid Trustee Services Limited, as Trustee. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

To guarantee the due and punctual payment of the principal and interest on the Notes and all other amounts payable by the Issuer under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantor(s) have jointly and severally unconditionally guaranteed the obligations of the Issuer pursuant to the terms of the Indenture. The Guarantee(s) may become subject to the provisions of an Intercreditor Agreement. Reference is made to the Indenture for the terms of any such Guarantee(s), including the release, termination and discharge thereof. Neither the Issuer nor any Guarantor shall be required to make any notation on this Note to reflect any Guarantee or any such release, termination or discharge.

5.	Optional Redemption.

(a)	Except as set forth in this Section 3.07 and Section 3.08 of the Indenture, the Notes are not redeemable at the option of the Issuer.

(b)

At any time and from time to time prior to November 20, 2021, the Issuer may, on one or more occasions, redeem the Notes in whole or in part, at its option, upon not less than 10 nor more than 60 days’ prior written notice to the Holders as described in Section 3.03 at a redemption price equal to 100% of the principal amount of such Notes plus the Applicable Premium as of, and accrued and unpaid interest and Additional Amounts, if any, to the redemption date.

(c)

At any time and from time to time on or after November 20 , 2021, the Issuer may, on one or more occasions, redeem the Notes in whole or in part, at its option, upon not less than 10 nor more than 60 days’ prior written notice to the Holders as described in Section 3.03, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest and Additional Amounts, if any, to the redemption date, if redeemed during the twelve month period commencing on November 20 of the years indicated below:

Year	Redemption Price
2021	102.06250%
2022	101.03125%
2023 and thereafter	100.00000%

(d)

At any time and from time to time prior to November 20, 2021, the Issuer may, on one or more occasions, at its option, upon notice as described in Section 3.03, redeem up to 40% of the aggregate principal amount of Notes (including Additional Notes) issued under the Indenture at a redemption price equal to (i) 104.125% of the aggregate principal amount thereof, with an amount equal to or less than the net cash proceeds of one or more Equity Offerings to the extent such net cash proceeds are received by or contributed to the Issuer, plus (ii) accrued and unpaid interest and Additional Amounts, if any, thereon to, but excluding, the applicable redemption date, provided that:

(i)	in each case the redemption takes place not later than 120 days after the closing of the related Equity Offering; and

(ii)	not less than 50% of the principal amount of the Notes originally issued on the Issue Date (including the principal amount of any Additional Notes) remain outstanding immediately thereafter.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof.

(e)

Notwithstanding the foregoing, in connection with any tender offer for the Notes, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuer, or any third party making such a tender offer in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice to the Holders of the Notes, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a price equal to the price paid to each other Holder in such tender offer (other than any incentive payment for early tenders), plus, to the extent not included in the tender offer payment, accrued and unpaid interest and Additional Amounts, if any, thereon, to, but not including, the redemption date. In determining whether the Holders of at least 90% of the aggregate principal amount of the then outstanding Notes have validly tendered and not withdrawn Notes in a tender offer or other offer to purchase for all of the Notes, as applicable, Notes owned by an Affiliate of the Issuer or by funds controlled or managed by any Affiliate of the Issuer, or any successor thereof, shall be deemed to be outstanding for the purposes of such tender offer or other offer, as applicable.

(f)

Notwithstanding anything else in this Indenture or the Notes, redemption notices may be given more than 60 days prior to a redemption date if the notice is in connection with a defeasance of Notes or a satisfaction and discharge of the Indenture.

(g)

Any redemption and notice of redemption may, at the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice may state that, at the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed; provided that in no case shall the notice have been delivered less than 10 days or more than 60 days prior to the date on which such redemption (if any) occurs.

(h)

If the Issuer effects an optional redemption of the Notes, it will, for so long as the Notes are listed on the Official List of The International Stock Exchange (the “Exchange”) and the rules of The International Stock Exchange Authority Limited (the “Authority”) so require, inform the Authority of such optional redemption and confirm the aggregate principal amount of the Notes that will remain outstanding immediately after such redemption.

(i)

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest and Additional Amounts, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Issuer.

(j)

If a redemption date is not a Business Day, payment may be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such redemption date if it were a Business Day for the intervening period.

(k)	The Issuer and its Restricted Subsidiaries may repurchase Notes at any time and from time to time in the open market or otherwise.

(l)	Any redemption pursuant to Section 3.07 of the Indenture shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.

6.	Redemption for changes in taxes.

(a)

The Issuer may redeem the Notes in whole, but not in part, at any time upon giving not less than 30 nor more than 60 days’ notice to the Holders of the Notes (which notice will be irrevocable) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest and Additional Amounts, if any, to, but not including, the date fixed for redemption (a “Tax Redemption Date”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date occurring on or prior to the redemption date) and all Additional Amounts under Section 4.20 of the Indenture, if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if any, if the Issuer or any Guarantor determines in good faith that, as a result of:

(i)	any change in, or amendment to, the law or treaties (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction (as defined below) affecting taxation; or

(ii)

any change in, or amendment to, an official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including by virtue of a holding, judgment or order by a court of competent jurisdiction) of a Relevant Taxing Jurisdiction

(each of the foregoing in clauses (i) and (ii), a “Change in Tax Law”), the relevant Payor (as defined below) is, or on the next interest payment date in respect of the Notes would be, required to pay any Additional Amounts, and such obligation cannot be avoided by taking reasonable measures available to the relevant Payor (but, in the case of a Guarantor, only if the payment giving rise to such requirement cannot be made by the Issuer or another Guarantor without the obligation to pay Additional Amounts) including, for the avoidance of doubt, the appointment of a new Paying Agent where this would be reasonable but not including assignment of the obligation to make payment with respect to the Notes. In the case of redemption due to withholding as a result of a Change in Tax Law in a jurisdiction that is a Relevant Taxing Jurisdiction at the date of the Offering Memorandum, such Change in Tax Law must become effective after the date of the Offering Memorandum. In the case of redemption due to withholding as a result of a Change in Tax Law in a jurisdiction that becomes a Relevant Taxing Jurisdiction after the date of the Offering Memorandum, such Change in Tax Law must become effective after the date the jurisdiction becomes a Relevant Taxing Jurisdiction. Notice of redemption for taxation reasons will be published in accordance with the procedures described in Section 3.03 of the Indenture. Notwithstanding the foregoing, no such notice of redemption will be given earlier than 90 days prior to the earliest date on which such Payor would be obliged to make such payment of Additional Amounts were a payment then due.

(b)

Prior to the publication or mailing of any notice of redemption of the Notes pursuant to the foregoing, such Payor will deliver to the Trustee (a) an Officer’s Certificate stating that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right so to redeem have been satisfied and that it would not be able to avoid the obligation to pay Additional Amounts by taking reasonable measures available to it and (b) an opinion of an independent tax counsel of recognized standing to the effect that such Payor has or will become obligated to pay Additional Amounts as a result of a Change in Tax Law.

(c)

The Trustee will accept and shall be entitled to conclusively rely on such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, without further inquiry, in which event it will be conclusive and binding on the Holders.

(d)

The foregoing will apply mutatis mutandis to any successor to the Issuer and to any jurisdiction in which any successor to the Issuer is incorporated or organized, resident or engaged in business for tax purposes, or any political subdivision or taxing authority or agency thereof or therein..

7.	Mandatory Redemption.

The Issuer will not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

8.	Repurchase at the Option of Holder.

(a)

Upon the occurrence of a Change of Control (as defined in the Indenture), unless the Issuer has previously or concurrently sent a redemption notice with respect to all the outstanding Notes pursuant to Section 3.07 of the Indenture, the Issuer will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Amounts, if any, to, but excluding, the date of purchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date occurring on or prior to the purchase date. Within 60 days following any Change of Control, the Issuer will send notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of Euroclear and Clearstream as required by the Indenture.

(b)

Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in Section 4.10(b) will be deemed to constitute “Excess Proceeds.” On the 366th day from the later of (A) the date of such Asset Sale and (B) the receipt of such Net Proceeds in connection with the Asset Sale, or at such earlier date that the Issuer elects, if the aggregate amount of Excess Proceeds exceeds €30.0 million, the Issuer shall make an offer (an “Asset Sale Offer”) to all holders of Indebtedness that ranks pari passu with the Notes (“Pari passu Indebtedness”), to the extent required by the terms thereof to purchase the maximum aggregate principal amount of such Pari passu Indebtedness that, in the case of the Notes, is in an amount equal to at least €100,000, or an integral multiple of €1,000 thereafter, that may be purchased out of the Excess Proceeds at an offer price, in the case of the Notes, in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Amounts, if any, to the date fixed for the closing of such offer, and in the case of any other Pari passu Indebtedness at the offer price required by the terms thereof but not to exceed 100% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest and Additional Amounts, if any, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed €30.0 million by delivering the notice to Holders required pursuant to the terms of the Indenture, with a copy to the Trustee.

9.

Notice of Redemption. At least 10 days but not more than 60 days prior to the redemption date, the Issuer shall deliver, or at the expense of the Issuer, cause to be mailed, a notice of redemption with a copy to the Principal Paying Agent and Trustee to each Holder whose Notes are to be redeemed electronically or by first-class mail, postage prepaid, at their respective addresses as they appear on the register maintained by the Registrar. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed, in which case a portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. In the case of a Global Note, an appropriate notation will be made on such Global Note (or in accordance with the procedures of Clearstream or Euroclear, as applicable) to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. Subject to the terms of the applicable redemption notice (including any conditions contained therein), Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

10.

Denominations, Transfer, Exchange. The Global Notes are in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.

11.	Persons Deemed Owners. The registered Holder of a Note may be treated as the owner of it for all purposes.

12.	Amendment, Supplement and Waiver.

Subject to certain exceptions, the Indenture (including, without limitation, Section 4.10 and Section 4.14 thereof), the Notes and the Guarantee(s) may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, Additional Notes, if any), and consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and, subject to Section 6.04 and Section 6.07 of the Indenture, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, interest or Additional Amounts, if any, on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture, the Notes or the Guarantee(s) may be waived with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding (, other than Notes beneficially owned by the Issuer or its Affiliates (including, without limitation, Additional Notes, if any, and consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes). In certain circumstances, the Indenture, the Notes or the Guarantee(s) may be amended or supplemented without the consent of any Holder, including to cure any ambiguity, defect or inconsistency.

13.	Defaults and Remedies.

Events of Default include: (1) a default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes; (2) a default for 30 continuous days or more in the payment when due of interest or Additional Amounts on or with respect to the Notes; (3) the failure by the Issuer or any Restricted Subsidiary for 60 continuous days after receipt of written notice given by the Trustee or by the Holders of not less than 30% in principal amount of the then outstanding Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clause (1) or (2) above) contained in the Indenture or the Notes; (4) a default under any mortgage, indenture, credit facility or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries (other than Indebtedness owed to the Issuer or a Restricted Subsidiary) whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both (i) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in such Indebtedness becoming due prior to its stated maturity; and (ii) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregates to €50.0 million or more outstanding; (5) the failure by the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements of the Issuer for a fiscal quarter end required to be provided under Section 4.03 of the Indenture) would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of €50.0 million (net of amounts covered by insurance policies issued by reputable insurance companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 continuous days after such judgment becomes final and due, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed; (6) certain events of bankruptcy or insolvency with respect to the Issuer, any Guarantor or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements of the Issuer for a fiscal quarter end required to be provided under Section 4.03 of the Indenture) would constitute a Significant Subsidiary); and (7) any Guarantee of a Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements of the Issuer for a fiscal quarter end required to be provided under Section 4.03 of the Indenture) would constitute a Significant Subsidiary) ceases to be in full force and effect (other than in accordance with the terms of such Guarantee or the Indenture) or is declared invalid or unenforceable in a judicial proceeding or any Guarantor denies or disaffirms in writing its obligations under its Guarantee and any such Default continues for 10 days. The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee statement specifying such Default or Event of Default.

14.	Authentication. This Note will not be valid until authenticated by the manual signature of the authorized signatory of the Authenticating Agent.

15.

Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

16.

ISIN and Common Code Numbers. The Issuer has caused Common Code numbers to be printed on the Notes and the Trustee and Agents may use Common Code numbers in notices of redemption as a convenience to Holders. In addition, the Issuer has caused ISIN numbers to be printed on the Notes and the Trustee and Agents may use ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of any such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

17.

GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE GUARANTEE(S) WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture and the form of Note. Requests may be made to:

SAZKA GROUP A.S.

Vinohradska 1511/230

100 00 Prague 10

Czech Republic

Attention: Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                               to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE*

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below

☐ Section 4.10                ☐ Section 4.14

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased (in denominations of €100,000 or integral multiples of €1,000 in excess thereof):

€

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF INCREASES, DECREASES OR EXCHANGES OF INTERESTS IN THE GLOBAL NOTE *

The following (i) increase or decrease in this Global Note or (ii) exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Registered Note, or exchanges of a part of another Global Note or Definitive Registered Note for an interest in this Global Note, have been made:

Date of Increase / Decrease / Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Registrar or Principal Paying Agent

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

SAZKA GROUP A.S.

Vinohradska 1511/230

100 00 Prague 10

Czech Republic

Attention: Chief Financial Officer

[Registrar address block]

Re:	4 1⁄8% Senior Notes due 2024 of SAZKA Group a.s.

Reference is hereby made to the Indenture, dated as of November 25, 2019 (the “Indenture”), among, inter alios, SAZKA Group a.s., a joint stock company incorporated under the laws of the Czech Republic (the “Issuer”) and Lucid Trustee Services Limited, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                 , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of € in such Note[s] or interests (the “Transfer”), to (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.

☐ Check if Transferee will take delivery of a Book-Entry Interest in the 144A Global Note or a Definitive Registered Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or the Book-Entry Interest or Definitive Registered Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or the Book-Entry Interest or Definitive Registered Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A under the U.S. Securities Act in a transaction meeting the requirements of Rule 144A under the U.S. Securities Act and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or the Book-Entry Interest or Definitive Registered Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Definitive Registered Note and in the Indenture and the U.S. Securities Act.

2.

☐ Check if Transferee will take delivery of a Book-Entry Interest in the Regulation S Global Note or a Definitive Registered Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the U.S. Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market, (ii) such Transferor does not know that the transaction was prearranged with a buyer in the United States, (iii) no directed selling efforts have been made in connection with the Transfer in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the U.S. Securities Act, (iv) the transaction is not part of a plan or scheme to evade the registration requirements of the U.S. Securities Act and (v) if the proposed transfer is being effected prior to the expiration of a Restricted Period, the transferee is not a U.S. Person, as such term is defined pursuant to Regulation S of the Securities Act, and will take delivery only as a Book-Entry Interest so transferred through Euroclear or Clearstream. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred Book-Entry Interest or Definitive Registered Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Definitive Registered Note and in the Indenture and the U.S. Securities Act.

3.

☐ Check and complete if Transferee will take delivery of a Book-Entry Interest in a Global Note or a Definitive Registered Note pursuant to any provision of the U.S. Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to Book-Entry Interests in Global Notes and Definitive Registered Notes and pursuant to and in accordance with the U.S. Securities Act and any applicable blue sky securities laws of any state of the United States.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ACCEPTED:

[Insert Name]

By:
Name:
Title:

Dated:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE]

(a)	a Book-Entry Interest in the:

(i)	☐ 144A Global Note (ISIN ), or

(ii)	☐ Regulation S Global Note (ISIN ), or

(b)	☐ a Rule 144A Definitive Registered Note, or

(c)	☐ a Regulation S Definitive Registered Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	a Book-Entry Interest in the:

(i)	☐ 144A Global Note (ISIN] ), or

(ii)	☐ Regulation S Global Note (ISIN ), or

(b)	☐ a Rule 144A Definitive Registered Note, or

(c)	☐ a Regulation S Definitive Registered Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

SAZKA GROUP A.S. Vinohradska 1511/230

100 00 Prague 10

Czech Republic

Attention: Chief Financial Officer

[Registrar address block]

Re:	4 1⁄8% Senior Notes due 2024 of SAZKA Group a.s.

(ISIN                     ; Common Code                     )

Reference is hereby made to the Indenture, dated as of November 15, 2019 (the “Indenture”), among, inter alios, SAZKA Group a.s., a joint stock company incorporated under the laws of the Czech Republic (the “Issuer”) and Lucid Trustee Services Limited, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                             , (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of €                          in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. ☐ Check if Exchange is from Book-Entry Interest in a Global Note for Definitive Registered Notes. In connection with the Exchange of the Owner’s Book-Entry Interest in a Global Note for Definitive Registered Notes in an equal amount, the Owner hereby certifies that such Definitive Registered Notes are being acquired for the Owner’s own account without transfer. The Definitive Registered Notes issued pursuant to the Exchange will bear the Private Placement Legend and will be subject to restrictions on transfer enumerated in the Indenture and the U.S. Securities Act.

2. ☐ Check if Exchange is from Definitive Registered Notes for Book-Entry Interest in a Global Note. In connection with the Exchange of the Owner’s Definitive Registered Notes for Book- Entry Interest in a Global Note in an equal amount, the Owner hereby certifies that such Book-Entry Interest in a Global Note are being acquired for the Owner’s own account without transfer. The Book- Entry Interests transferred in exchange will be subject to restrictions on transfer enumerated in the Indenture and the U.S. Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF EXCHANGE

1.	The Owner owns and proposes to exchange the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a Book-Entry Interest held through Euroclear/Clearstream Account No. in the:

(i)	☐ 144A Global Note (ISIN ), or

(ii)	☐ Regulation S Global Note (ISIN ), or

(b)	☐ a Definitive Registered Note.

2.	After the Exchange the Owner will hold:

[CHECK ONE]

(a)	☐ a Book-Entry Interest held through Euroclear/Clearstream Account No. in the:

(i)	☐144A Global Note (ISIN ), or

(ii)	☐ Regulation S Global Note (ISIN ), or

(b)	☐ a Definitive Registered Note.

in accordance with the terms of the Indenture.

EXHIBIT D

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of                             , among                             , a company organized and existing under the laws of                              (the “Subsequent Guarantor”), SAZKA Group a.s. (or its permitted successor), a joint stock company incorporated under the laws of the Czech Republic (the “Issuer”) and Lucid Trustee Services Limited, as Trustee.

W I T N E S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of November 15, 2019, providing for the issuance of 4 1⁄8% Senior Notes due 2024 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Subsequent Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Subsequent Guarantor shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Issuer, the Guarantors and the Trustee are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Subsequent Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.	CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.

AGREEMENT TO GUARANTEE. The Subsequent Guarantor hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Guarantee and in the Indenture including but not limited to Article 11 thereof.

(a)	The Subsequent Guarantor hereby agrees that its Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

(b)

If an Officer or duly authorized signatory pursuant to a board resolution or power of attorney whose signature is on this Supplemental Indenture or on the Guarantee no longer holds that office at the time the Trustee or Authenticating Agent procures the authentication of the Note on which a Guarantee is endorsed, the Guarantee shall be valid nevertheless.

(c)

Upon execution of this Supplemental Indenture, the delivery of any Note by the Trustee or the Authenticating Agent, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Supplemental Indenture on behalf of the Subsequent Guarantor.

3.

NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder or agent of any Subsequent Guarantor, as such, shall have any liability for any obligations of the Issuer or any Subsequent Guarantor under the Notes, the Indenture, the Guarantee or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

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4.	INCORPORATION BY REFERENCE. Section 13.06 of the Indenture is incorporated by reference to this Supplemental Indenture as if more fully set out herein.

5.	NEW YORK LAW TO GOVERN. THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES AND THE GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

6.	COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7.	EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

8.

THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Subsequent Guarantor and the Issuer.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

[Subsequent Guarantors]

By:
Name:
Title:

SAZKA Group a.s.,
as the Issuer

By:
Name:
Title:

Lucid Trustee Services Limited,
as the Trustee

By:
Name:
Title:

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